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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report 18 June 2004

MARCONI CORPORATION PLC
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation)	33-12430 (Commission File Number)	xxxxx (I.R.S. Employer Identification No.)

New Century Park, PO Box 53,
Coventry, CV3 1HJ

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(Former name or former address, if changed since last report)

Item No. 12—included in this report is the annual report and accounts 2003-04 in respect of Marconi Corporation plc.

Contents

1	Key financials
2	Chairman's statement
4	Chief Executive's review
6	Operating and financial review
22	Marconi people
24	Technology overview
27	Directors
28	Corporate governance
32	Directors' report
35	Report to shareholders by the Board on directors' remuneration
44	Corporate social responsibility
46	Statement of directors' responsibilities
47	Independent auditors' report
48	Consolidated profit and loss account
49	Balance sheets
50	Consolidated cash flow statement
50	Reconciliation of net cash flow movements in net monetary funds/(debt)
51	Consolidated statement of total recognised gains and losses
51	Reconciliation of movements in equity shareholders' interests
52	Notes to the accounts
87	Statistical information 2000 to 2004
88	Information for shareholders
90	Shareholder services
91	Notice of meeting
94	Glossary of terms

KEY FINANCIALS

	Year ended 31 March
Group key figures
	2004	2003
	(in £ millions)
Group sales*	1,558	2,002
Group operating loss*
before exceptional items and goodwill amortisation	(62)	(308)
after exceptional items and goodwill amortisation	(241)	(729)
Pre-tax loss	(171)	(1,328)
Loss per share (pence)	(61.4)	(199.6)

*
Excludes the Group's share of joint ventures and associates.

CHAIRMAN'S STATEMENT

The first year since the completion of the Group's financial restructuring has been a year of progress.

A year of progress

        In the last year we have continued to reduce our overheads, improve our gross margin and reduce our debts. We have invested in new product development and enhanced our existing product portfolio. We have completed the sale of further non-core assets. We ended the financial year a much stronger company than twelve months ago.

        Marconi Corporation plc, which started its new life with its re-listing on 19 May 2003, recorded its first operating profit (before goodwill amortisation and exceptional items)(1) in the last quarter of the financial year. In the year under review, the Group generated significant levels of operating cash flow before exceptional items(2) and raised further monies from the sale of further non-core businesses. These factors combined with the financial restructuring to ensure that the Group's balance sheet continued to strengthen, and we ended the year with £214 million more cash than debt.

        Our markets are still difficult, but the steep decline the industry experienced in the previous two years has slowed over the last 12 months. We saw our first quarter-on-quarter improvement in sales from Continuing Operations in the second quarter of the year under review and continued to see modest quarter-on-quarter growth for the remainder of the year. The world markets for our products and services have stabilised as many of the telecommunications operators have strengthened their own financial positions.

Our products and services

        As telecommunications operators look to establish new revenue streams by adding more features delivered through broadband, there is a compelling case for them to invest in next-generation networks. Marconi is well placed to benefit from this as we continue to develop and bring to market leading-edge products.

        Sales of our multifunctional Access Hub have helped us gain a rapidly growing market share in the European Access market. Our continued investment in our SoftSwitch product line, which helps operators evolve their circuit-based networks into Internet Protocol networks, also strengthens our presence in the next-generation network space. Our US based broadband business has continued to develop its very high capacity equipment for mission critical networks. We have also made further progress within our traditional area of strength in high capacity optical transmission technology, where we have enhanced our product line with increased data carrying capabilities.

        Marconi also has an important services business that, as in previous years, accounted for close to 40% of revenues in 2003-04. As our customers put increased emphasis on operating cost efficiencies, we are able to offer them services beyond the traditional installation, commissioning and maintenance. During the year we won significant services contracts from both telecommunications operators and business customers. As a proportion of our overall business, our services offering is larger and better established than many of our competitors, we will continue to leverage this advantage.

(1)
see page 14.

(2)
see page 50.

Board changes

        There have been three changes to the composition of your Board since the completion of the financial restructuring. In July 2003, we announced that Pavi Binning was joining us as Chief Financial Officer taking over from Chris Holden who had held the position on an interim basis. Pavi joined the Board in October 2003 from Diageo plc where he had worked since 1986.

        In August last year we announced that Douglas McWilliams, the founder and Chief Executive of the Centre for Economics and Business Research (cebr), would be joining the Board as a non-executive director following the annual general meeting in September 2003. Prior to founding cebr in 1993, Douglas spent four years as chief economic adviser to the Confederation of British Industry.

        In January this year, we announced that Ian Clubb, who had joined the Board at the time of the completion of the restructuring, was stepping down for personal reasons. We conducted a search for a new non-executive director to replace Ian and on 6 May 2004 announced that Peter Hickson was joining the Board. A former Group Finance Director of both Powergen plc and MAI plc, and currently Chairman of AWG plc, Peter has over thirty years of industrial experience and will be a great asset to our Board.

        During the last year Kent Atkinson was appointed Senior Independent Director in compliance with the Combined Code on Corporate Governance.

        I am delighted with the way that the new Board is working. In the year since the completion of the financial restructuring we have been able to focus on the operational performance of the Group. Each of the non-executive directors has devoted time and effort to acquaint themselves with the Group's technology, supply chain and customers. Our regular monthly Board meetings are structured around a comprehensive review of all aspects of the business presented by the Chief Executive. Through an Operations Committee of the Board we have been able to give greater focus to the Group's supply chain strategy and gross margin improvement programmes.

Senior executive remuneration

        In my statement in last year's annual report, I referred to the long-term incentive arrangements that had been put in place for senior executives. I pointed out that executives were in line to earn significant rewards for above average performance. I also made the case that we would not reward for failure, and that the senior executives had been given higher risk remuneration packages than before the restructuring.

        The performance of the Company since the restructuring has enabled us to meet the first four targets under the performance conditions of the incentive plans. To achieve these targets, the Company had fully repaid, by 31 March 2004, the US$487 million Junior Notes issued as part of the restructuring and achieved a market capitalisation of over £1 billion.

        The incentive plans that were put in place as part of our restructuring were not those that you would typically expect to see in a more stable company. The plans were put in place in consultation with our creditors to incentivise management against the objectives of our creditors who were at that time about to become 99.5% shareholders in the Company. The plans were designed to avoid being a cash drain on the Company and to be paid for by shareholders through a dilution effect as options vested over the life of the plans.

        Looking forward, we will seek to provide reward packages that are in line with normal practice for companies of our size and international spread, taking account of our market sector. The current Management Plan covering approximately fifty senior managers, including the executive directors, cannot fully mature until August 2006 at the earliest. We will therefore not be proposing a new plan for senior management until next year's annual general meeting.

        At the time of our re-listing in May 2003 we indicated our intention to establish an all employee option plan which would take the form of an Inland Revenue approved SAYE plan in the UK, with variations for different regional market practices and legislation. Such plans would allow employees to save a regular amount each month and benefit from any growth in the future equity value of the Company. At the AGM in September shareholders will be asked to approve the establishment of such plans, it is our intention that they will comply with all aspects of current best practice. More details can be found in the circular to shareholders accompanying this Annual Report.

Shareholder communications

        During the last year we have continued to focus on improving the information that is available to shareholders. We now publish full financial statements and an operating and financial review within 40 days of the end of each quarter. Executive management hold regular meetings with investors after each set of results and we have attended a number of investor conferences during the year to present our strategy and technology offering.

        A comprehensive investors section on our website (www.marconi.com) gives access to all of our published statements and presentations as well as a calendar of anticipated future release dates.

In conclusion

        The progress Marconi has made in the last year is a result of the real dedication, commitment and hard work of our employees at all levels of the organisation. On behalf of the Board, I would like to express my thanks to all of them. The last three years have been difficult for the business, I am proud that we have risen to the challenges that we have faced.

        We face the future with the confidence that comes from knowing that we have an excellent set of products, a loyal and satisfied customer base, people who are dedicated to putting our customers at the forefront of everything that they do and the financial strength to enable us to grow our business.

John Devaney
Chairman

CHIEF EXECUTIVE'S REVIEW

In the last 12 months, we have made significant progress across all aspects of our operational performance and have taken some significant steps towards stability and future growth.

Significant progress since completion of financial restructuring

        We completed our financial restructuring and re-listing in May 2003 and this has provided Marconi with a solid foundation from which to develop our ongoing business. We have emerged as a sustainable, focused company built around our strengths: leading-edge products and services, loyal customers who see us as partners who add value, and a proud team of people who are results driven and prepared to go the extra mile to achieve success. In the last 12 months, we have made significant progress across all aspects of our operational performance and have taken some significant steps towards stability and future growth.

Next-generation networks

        Whilst our major telecommunications customers continue to exercise tight control over capital expenditure on network equipment and services, we have experienced increasing stability in demand throughout the course of the year. This translated to three quarters of modest sequential sales growth from Continuing Operations to £378 million in the final quarter of the year from the seasonally low first quarter of £342 million.

        More importantly, we have observed a marked increase in tender activity and product trials across most geographic areas, with customers particularly focused on the deployment of access networks to deliver new broadband services and 3G for mobile operators.

        We have been talking to network operators for some time now about next-generation networks and are encouraged to see a common view emerging in the industry. This centres on the provision of voice, data and video services across single product platforms. We believe that this is a clear endorsement of our next-generation network vision and we have strong products today and innovative product developments planned, which position us well to compete in this space.

Strong execution against product roadmaps

        Over 50% of our research & development investment is focused on next-generation products, which are yet to be launched or have been commercially available for less than two years. During the last 12 months, in particular, we have:

  •
  Launched a complete new range of next-generation SDH and DWDM optical transmission products with enhanced data functionality, which will optimise network efficiency and lower operating costs;

  •
  Increased the range of services that operators can offer across our leading-edge Access Hub platform, with the launch of VDSL and Ethernet line cards that allow operators to achieve significant cost savings and create new revenue opportunities by combining voice and data services across a common platform; and

  •
  Launched the second release of our BXR-48000 multi-service switch router that incorporates enhanced Internet Protocol capabilities, allowing carriers to support their existing telephony services and revenue streams while introducing new broadband services and applying traditional service guarantees across them.

        More information on these and other product developments can be found in the Technology overview on page 24.

Significant contract renewals and new business wins

        We have dedicated resources focused on customer satisfaction and aim to continuously improve the quality of service we provide to our customers. We believe that this, combined with our strong product offering is key to our continued success in our competitive marketplace.

        During the year we signed frame contract renewals for optical transmission equipment with Belgacom and Telecom Italia and recorded new optical business wins with Telstra (Australia) and TeliaSonera (Scandinavia). We continued to build on our initial achievements in broadband access. In particular, in August 2003, we became the first strategic supplier to be selected to participate in BT's 21st Century Network project, with the award of a three-year frame contract for the supply of our Access Hub and associated services. We are seeing an increasing level of interest for carrier-grade softswitching from many customers in Europe and Asia Pacific. This will be an important component of next-generation networks. We have initial network deployments with Jersey Telecom and Kingston Communications and have been selected to support BT in its next-generation Public Switched Telephone Networks (PSTN) transformation trial. We believe that this is a terrific endorsement of the capabilities of our products and are increasingly confident that we have a strong differentiated softswitch. In the US, we continue to benefit from increased sales to the Federal Government, who awarded us a new $33 million order for additional units of the BXR-48000 in the final quarter. In addition, we have signed a number of major long-term service contracts in the UK, Germany and the Middle East.

All operational targets delivered

        At the time of our re-listing, we committed to three main operational targets and have devoted time and resource to focus the organisation on their successful delivery through a series of cost reduction and cash generation initiatives. We reviewed progress throughout the year on a regular basis at both Executive Committee and Board meetings.

        We increased adjusted gross margin (before exceptional items) from 22.5% in the first quarter to 31.5% in the fourth quarter from our Continuing Operations. Even when excluding the one percentage point benefit of a non-recurring high margin software sale in the final quarter of the year, we exceeded our target range of 28% to 30%.

        Similarly, at £387 million(1), we were slightly ahead of our £390 million target exit rate for operating costs (before share options, goodwill amortisation and exceptional items) by 31 March 2004.

        As a result, as shown in more detail on page 14, we were able to record our first operating profit (before goodwill amortisation and exceptional items) in the last quarter.

        In addition, we generated positive operating cash flow (before exceptional items), as targeted, in each of the four quarters of the financial year, recording a total operating cash inflow of £151 million for the year as a whole (before exceptional cash costs of £166 million relating to our operational and financial restructuring).

        A discussion of the main drivers contributing to these positive trends as well as reconciliation to UK GAAP measures can be found in the Operating and financial review on pages 6 to 21.

Substantial progress on Notes reduction

        Overall, we exceeded our cash generation plans during the year. This was mainly a result of successful business disposals from which we generated cash proceeds of £228 million and strong operating cash inflows(2).

        Through a series of mandatory redemptions and market repurchases, we made substantial progress towards the paydown of the new Junior and Senior Notes issued at the time of our financial restructuring. Indeed, by 31 March 2004, we had paid down the Junior Notes in full and reduced the amount of Senior Notes outstanding to £265 million. With over £500 million of cash in the bank, this gives us a solid net cash balance of over £200 million, compared to £25 million pro forma net debt at 31 March 2003(3).

        Since joining Marconi in October 2003 as Chief Financial Officer, one of Pavi Binning's first priorities has been to oversee a detailed review of our capital structure, which was completed in May 2004. This resulted in the Board's decision to confirm our strategy to continue to focus on the paydown of our Senior Notes in order to eliminate the associated interest charge. To this end, we continue to manage our US-based Outside Plant & Power business for value and to pursue further releases of performance bond cash collateral.

FY05 outlook and business priorities

        Focusing now on the financial year ahead, we continue to see stability in market conditions and based on our view of activity under existing frame contracts and our order pipeline, we see potential for low single digit percentage growth in sales compared to the £1,453 million for Continuing Operations recorded in the year ended 31 March 2004 (at constant currency)(4). We expect this to be driven mainly by incremental sales of our Access Hub product as BT begins to deploy its next-generation network.

        We have three main operational priorities:

        To capture market share today through next-generation contract wins that will translate to growth opportunities for the business in the medium-term.

        In particular, we aim to defend our leading position in European optical networks, while aggressively growing our share of the broadband access market in Europe and selected territories in Asia Pacific. We will exploit opportunities for growth in the field of value-added services as well as in broadband routing & switching where we are particularly focused on government, security and surveillance activities.

        To further improve our adjusted gross margin (before exceptional items) and maintain our tight control on operating costs.

        We are targeting a four percentage point improvement in adjusted gross margin for the year as a whole which we expect to achieve mainly through further benefits from our outsourced manufacturing arrangements and product cost reductions. In addition, we will benefit from a further two percentage point increase resulting from a cost reclassification effective from 1 April 2004 (see page 12).

        In the first quarter of the year, we expect a combination of lower sales volumes and less favourable business mix to lead to a slight reduction in adjusted gross margin. By the final quarter, we expect our planned cost savings to enable us to generate an adjusted gross margin in the mid-thirties. This phasing translates to a full year target margin in the region of 33%.

        To maximise conversion of our operating result into positive operating cash flow (before exceptional items)

        We will continue to focus on operating cash generation through improved operational performance and continued tight management of working capital.

        Finally, I would like to extend my thanks to all our shareholders, customers, supply partners and last but definitely not least everyone who works for Marconi for their continued support and for their contribution to making the last year one of real achievement. With your continued support Marconi will deliver another strong year of progress.

        In summary, our fourth quarter results, with the achievement of all of our operational targets represent a significant milestone in our recovery. We delivered profit, our sales have stabilised and we have cash in the bank. All of our energy is now turned to delivering profitable growth.

Mike Parton
Chief Executive

(1)
calculated as Q4 operating costs (before share option costs, goodwill amortisation, non-recurring costs, exceptional items and after further savings that would have been acheived in the quarter, if all cost savings had occurred at the beginning of the quarter) multiplied by four.

(2)
before exceptional items—see page 50.

(3)
as reported in note 1 of the 2002-03 Annual Report.

(4)
see page 8 for average rates applied.

OPERATING AND FINANCIAL REVIEW

The business, its objectives and strategy

        Marconi is a multi-regional provider of telecommunications equipment and services. Our customers include a number of the leading telecommunications operators throughout the world, with whom we have a large base of installed equipment.

        Our continuing businesses include the provision of optical networks, broadband routing and switching, broadband access, outside plant and power, other network equipment and associated installation, maintenance and other value-added services. Our customer base includes telecommunications companies and providers of internet services for their public networks, and some large corporations, government departments and agencies, utilities and educational institutions for their private networks. We divide our activities into two main business types, Network Equipment and Network Services.

        Network Equipment generally comprises the designing and supplying of communications systems that transmit and switch voice, data and video traffic predominantly in public networks. Our Network Equipment operations consist of:

  •
  Optical Networks;

  •
  Broadband Routing and Switching;

  •
  Access Networks;

  •
  Outside Plant and Power; and

  •
  Other Network Equipment.

        Network Services generally comprises activities that supply a broad range of support services to telecommunications operators as well as selected large enterprises and government agencies. Our Network Services operations consists of:

  •
  Installation, Commissioning and Maintenance, or IC&M; and

  •
  Value Added Services, or VAS.

        From 1 April 2003, as a result of the Group's Restructuring, Marconi has adopted an additional organisational structure, segmenting its business along geographic lines. Our new structure separates the group of businesses we refer to as our North American Ring Fence (NARF) from the rest of the group, which, for reporting purposes, we refer to as our Non-Ring Fenced businesses (Non-NARF).

        NARF mainly comprises the equipment and services activities of three US-based businesses: Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) until the date of its disposal on 20 February 2004.

        Non-NARF mainly comprises our European and Rest of the World based businesses: Optical Networks, Access Networks, Other Network Equipment and Network Services and includes central costs.

        Over the last two financial years, we have increased the focus of our business to concentrate on those areas of the telecommunications market, where we are well positioned and have a strong product and service offering and established customer relationships. As a result, we have disposed of a number of non-core businesses.

        The sales and operating results of North American Access and Strategic Communications, which we disposed of in February 2004 and August 2002 respectively, are reported under Discontinued Operations. We report the sales and operating results generated by smaller businesses prior to disposal (eg Tetra, UMTS) under "Other" within Continuing Operations. Also, during 2003–04, we disposed of our interest in Easynet Group plc (Easynet), which was treated as an associate.

        In addition, as we have previously disclosed, we are managing OPP for value and, ultimately, upon disposal, will use the proceeds to fund a further paydown of our Senior Notes. OPP continues to be reported within our Continuing Operations.

Market environment

        In the period prior to 2001 there was unprecedented growth in capital expenditure on telecommunications equipment as established and new operators invested in increased capacity to meet expected growth in both data and mobile traffic. Although data and mobile traffic has grown, it has not grown as strongly as expected and operators' turnover has not matched the investment in capacity. Both new and incumbent carriers became overextended financially and capital spending was dramatically curtailed. In this environment, telecommunications equipment vendors, like us, experienced substantial declines in turnover. The speed of this decline was far greater than anticipated. In this environment, we, along with our major competitors, were unable to reduce the cost base of the business at the same rate. Consequently, we have experienced a significant decline in business performance over the past three years.

        We believe that the slowdown in network equipment sales was driven primarily by oversupply rather than reduced demand in the end-user telecommunications services markets. Underlying data and mobile traffic growth, driven by broadband, data and mobile services, remains quite strong. At the same time, total operator revenues have continued to rise at modest rates. We believe that there is increasing confidence amongst operators to invest in infrastructure to provide new services to their customers or to reduce their operating costs and in some cases to begin to provide additional network capacity. This has led to a more stable outlook for the levels of capital spending by our customers which has lead to a progressive stabilisation of our own sales. This is broadly in line with the trend experienced by our international competitors.

Our strategy

        As a provider of networking technology and services that enable telecommunications operators to evolve narrowband networks to next-generation broadband and mobile networks, we are now focusing our strategy around:

  •
  nurturing pre-existing relationships with our customers in current generation technologies and then evolving these to next-generation technologies;

  •
  development and effective marketing of genuine "best in class" products to existing and new customers; and

  •
  developing and enhancing the network and product related services we offer to existing and new customers.

        We have taken extensive action to reduce the scope of our activities and to rationalise or curtail non-essential areas. Our near-term objective is to improve the operating profitability of our Network Equipment and Network Services businesses. In the longer term, we aim to develop and expand our product portfolio and markets on a basis that is consistent with our focused business strategy. We believe that partnerships, where research and development and routes to market are shared for mutual benefit, will be an increasingly important factor in the industry and we expect to be an active participant.

Business positioning

        Development of our Optical Networks business is one of our strategic priorities. Our objective is to maintain a leading position in the European optical networking markets and to build market share in selected territories in Central and Latin America as well as the Asia Pacific region. In addition, we believe we can develop our broadband access business and build market share in Europe and Asia Pacific through increasing sales of our "best in class" Access Hub multi-service access node. Development of our Network Services businesses is our other key strategic objective, with the aim of increasing our turnover derived from such services activities.

        We are also seeking to increase market share in selected product and geographic markets where we have strong customer relationships. Accordingly, we will deploy resources in developing our portfolio of fixed wireless transmission and access products. We are also developing the market for our leading edge range of multi-service switches, with particular focus on Federal, State and Local Government markets in North America.

        We believe that we have a number of developing or newly developed products that are potentially "best in class" where we have just started to penetrate new telecommunications company customers. In particular, we are focused on developing the UK market for our PSTN replacement and multimedia SoftSwitch solution and have been awarded initial contracts with Kingston Communications and Jersey Telecom.

        We are managing our OPP business for value and ultimately for disposal.

Organisational efficiency and effectiveness

        Since September 2001, we have embarked on a series of substantial cost reduction programmes in order to build a sustainable business in the face of the industry-wide downturn in demand for telecommunications equipment and services.

        During the financial years ended 31 March 2003 and 2004, we focused equally on gross margin improvement and operating cost reduction and achieved all of our stated operational targets.

        As we enter the current financial year ending 31 March 2005, our primary focus is on continued improvement in adjusted gross margin (before exceptional items), whilst maintaining tight control of operating expenditure. We expect the following factors to contribute to our underlying gross margin improvement during the year:

  •
  further efficiency gains and the benefit of further transfers of our outsourced manufacturing operations to low cost locations in Eastern Europe and Asia Pacific;

  •
  increased sourcing of components from low cost locations, particularly in Asia Pacific; and

  •
  further benefit of product cost reductions through increased sales of new, cost reduced products and additional planned product re-design and re-engineering initiatives.

The Restructuring

        On 19 May 2003, the financial restructuring of the Group was completed (the Restructuring) and the Schemes of Arrangement for Marconi Corporation plc (the Company) and M (2003) plc (formerly known as Marconi plc) became effective.

        As a result of the Company's Scheme of Arrangement specific borrowings and creditors amounting to £4,816 million were cancelled, comprising bank loans (£2.1 billion), bonds and balances with Ancrane, a subsidiary of M (2003) plc (£2.5 billion), accrued interest (£113 million) and other creditors (£13 million). In consideration for the cancelled claims, we paid £340 million of cash, issued new Notes of £756 million and issued 1 billion of new shares with a nominal value of 5p per share or £50 million in total. Share premium of £3,670 million arose on the issue of the new shares representing the difference between the balances schemed and the consideration.

        In addition to the cancellation of these balances, a surplus of £2 million was recorded in the profit and loss account, comprising capitalised net losses on interest rate swaps hedging the debt previously unwound in prior periods and now written off (£46 million) (see notes to the accounts; note 7, page 60), a balance waived by a subsidiary of M (2003) plc in favour of Marconi Corporation plc (£25 million) (see note 5e, page 59), the release of certain tax provisions no longer required (£20 million) (see note 8, page 61) and accrued interest no longer payable (£3 million) (see note 6, page 60).

        In addition, a foreign exchange gain of £8 million arose between 31 March 2003 and the date on which the balances were schemed.

        On 19 May 2003, the ESOP derivative banks settlement became effective and £35 million was paid to the Employee Share Option Plan (ESOP) derivative banks (see note 5f, page 60).

        On 21 May 2003, a capital reduction occurred which reduced share premium to £nil and credited other reserves (see note 22, page 71).

        On 9 September 2003, following shareholder approval, we undertook a share consolidation whereby the number of Marconi Corporation plc shares outstanding was reduced from around 1 billion shares with nominal value of 5p each to approximately 200 million shares with nominal value of 25p each. Every five shares of 5p each were consolidated into one new share of 25p with entitlements to fractions of new shares aggregated and sold in the market for the benefit of the related shareholders.

Restructuring provisions and exceptional cash costs

        During the financial year ended 31 March 2004, we incurred cash costs of £97 million in relation to our operational restructuring efforts. A number of specific initiatives, namely headcount reductions in Germany and Italy and early settlement of onerous leases, are ongoing and we therefore expect to incur further exceptional cash costs during the financial year. We estimate that these will be in the region of £35 million.

        Approximately two-thirds of these cash costs will be paid out of our existing exceptional provisions for restructuring (£41 million at 31 March 2004) and supplier liabilities (£6 million at 31 March 2004), with the balance being recorded as an exceptional charge to the profit and loss account during the year as the costs are incurred.

        We will continue to target the early settlement of onerous leases where this represents an economic benefit for the Group.

        In addition to the above, as disclosed in note 5a to the accounts, we have agreed to pay $23.5 million (approximately £13 million) to Telcordia, in exchange for a licence to its ATM patent portfolio and in full and final settlement of a previously disclosed lawsuit. We are in the process of negotiating formal definitive agreements and currently expect to make payments over the next three years. These costs were fully provided for at 31 March 2004 and will be reported as exceptional operating cash outflows in our financial statements as and when the amounts are paid.

OPERATING REVIEW

Basis of preparation

        Throughout the period of the Restructuring, which spanned the three financial years ended 31 March 2002 to 2004, the Group incurred significant exceptional items and recorded a significant impairment of goodwill. In order to present more clearly the underlying business in this Operating and financial review, management also presents and focuses its commentary on adjusted gross margins, operating losses and cash flows after removing the impact of these material items. These items are discussed under Other financial items on page 15.

Group key figures

        The adjacent table sets forth the key figures relating to the operating performance of our Continuing Operations for the years ended 31 March 2004 and 2003. This Operating and financial review includes no new material information from that published in our Preliminary Accounts on 18 May 2004.

Foreign exchange impact

        We have significant translation exposure to foreign exchange movements as approximately 26% of our sales are derived in US dollars and 31% in euros. Exchange rates applied during the period are shown in the adjacent table.

        In the year ended 31 March 2004 as compared to the year ended 31 March 2003 the net impact of the cumulative exchange rate movements was to decrease sales by approximately £5 million, as the strengthening average euro rate partially offset the weakening average US dollar rate. As the US businesses have higher average margins than euro and sterling businesses, the impact was to depress the gross profit by approximately £7 million. The strengthening euro offset the weakening US dollar impact within operating expenses, which led to the adjusted operating profit (before exceptional items) being decreased by approximately £7 million.

Continuing Operations

	Q1	Q2	Q3	Q4	2004 FY	2003 FY
	(in £ millions)
Sales	342	359	374	378	1,453	1,819
Adjusted cost of sales	(265)	(264)	(270)	(259)	(1,058)	(1,445)

Adjusted gross margin	77	95	104	119	395	374
Adjusted gross margin	22.5%	26.5%	27.8%	31.5%	27.2%	20.6%
Exceptional credit/(charge) to cost of sales	5	1	3	—	9	(21)
Gross margin	82	96	107	119	404	353
Gross margin %	24.0%	26.7%	28.6%	31.5%	27.8%	19.4%
Research and Development	52	47	44	42	185	300
Sales and Marketing	49	49	43	39	180	258
General and Administration	22	19	17	18	76	106
Other operating (expense)/income	(3)	(2)	—	—	(5)	1

Adjusted operating expenses	120	113	104	99	436	665

Adjusted operating profit/(loss)	(43)	(18)	—	20	(41)	(291)
Exceptional charge to operating expenses	24	15	39	12	90	270
Goodwill amortisation	24	23	23	23	93	96
Share option costs	1	8	10	12	31	—

Operating loss	(87)	(63)	(69)	(27)	(246)	(678)

Foreign exchange impact

	Year-end rates		Average rates
	2004	2003	2004	2003
US dollar	1.8379	1.5807	1.7023	1.5538
Euro	1.4956	1.4486	1.4435	1.5499

The impact of these rate changes on our results is set out below:

FY 2004
(in £ millions)
Sales	(5)

Gross margin	(7)
Operating expenses	—
Operating profit	(7)

REVIEW OF CONTINUING OPERATIONS

Sales

        Overall during the year ended 31 March 2004, our major telecommunications customers have invested a lower level of capital expenditure in their networks than in the previous 12-month period and this has been a significant contributing factor to the overall £366 million or 20% year-on-year decline in sales from £1,819 million to £1,453 million.

        We have however seen increasing stabilisation of demand throughout the course of the year. This was evidenced by three quarters of modest sequential sales growth from the second to fourth quarters of the financial year, as well as a marked reduction in the quarterly decline in sales compared to the corresponding quarters of the previous year, with a 7% decline in the fourth quarter ended 31 March 2004 (vs. the fourth quarter ended 31 March 2003) compared to a 33% decline in the first quarter ended 30 June 2003 (vs. the first quarter ended 30 June 2002).

        Within EMEA, which accounted for almost half of the overall reduction (£181 million or 16%), sales fell to £937 million (2003: £1,118 million). Network Equipment sales showed a decline as a result of lower level of equipment sales to BT as our major customer has minimised spend on its optical transmission network, where we remain BT's main supplier, in favour of its broadband access deployment. We were not a supplier of access equipment in BT's initial broadband deployment plans but have been selected to participate as a key supplier in BT's 21st Century Network project. The improvement in sales performance in Germany was driven by an increase in sales of fixed wireless access equipment to mobile operators as these customers rolled out 3G mobile networks. Sales of Network Services declined due to the completion of a long-term service contract in the Middle East. This was further compounded by the winding down of service activities towards completion of a wireless consultancy contract in the region.

        Sales from Continuing Operations in North America fell by £79 million or 18% on a reported basis compared to the previous year (2003: £444 million). In local currency (US dollars), the sales decline was approximately 10%. The main cause of the decline was a reduction in sales of wireless software and services due to weaker market conditions. Sales in US dollars of BBRS equipment were higher than the previous year, however, this increase was more than offset by the unfavourable foreign exchange impact as well as a reduced level of services activity year-on-year as contracts with legacy enterprise customers came to completion and were not renewed. Sales of OPP equipment were higher than the previous year but this was more than offset by the decline in OPP services sales.

        In APAC, sales decreased by £46 million or 30% to £107 million (2003: £153 million). Major factors contributing to the decline in our ongoing business in the region included: the renewal at lower contractual volumes of our optical networks frame contract in Malaysia, reduced sales from our Hong Kong based legacy infrastructure operations, the completion of the North West Ring optical transmission project in China in the previous financial year and a lower level of sales in Australia as a result of an alternative carrier entering financial receivership.

        In CALA sales decreased by £20 million or 31% to £44 million (2003: £64 million) primarily as a result of the very low level of sales recorded in the three months ended 30 June 2003 as political, regulatory and economic issues led network operators to freeze capital expenditure. Levels of spend amongst major operators in the region have remained at very low levels throughout the remainder of the financial year.

        £40 million of the overall reduction of sales from Continuing Operations during the year related to sales from our two mobile communications businesses, Tetra and UMTS, recorded during the year ended 31 March 2003 prior to their disposal.

Sales—analysis by geographic destination

	Q1	Q2	Q3	Q4	2004 FY	2003 FY
	(in £ millions)
EMEA	220	223	241	253	937	1,118
NA	86	101	88	90	365	444
CALA	9	12	13	10	44	64
APAC	27	23	32	25	107	153

	342	359	374	378	1,453	1,779
Other	—	—	—	—	—	40

Continuing Operations	342	359	374	378	1,453	1,819
Discontinued Operations	25	30	34	16	105	183

Group	367	389	408	394	1,558	2,002

Key customers

        We serve a customer base of predominantly incumbent operators and government agencies. For the year ended 31 March 2004, our 10 largest customers were (in alphabetical order): AT&T, BT, E-Plus, Metro City Carriers (Germany), O2, Sprint, Telecom Italia, US Federal Government, Verizon and Vodafone. In aggregate, these customers accounted for 50% of sales from Continuing Operations (ten largest customers in the year ended 31 March 2003: 48% of sales from Continuing Operations). BT remains our largest customer and accounted for 21% of sales from Continuing Operations in the year ended 31 March 2004 compared to 19% in the year ended 31 March 2003.

Pricing environment

        A large proportion of our sales, particularly in Europe, are derived from existing frame contracts where price reductions on Network Equipment sales run at high single digit percentage declines year-on-year. We continue to introduce new and cost reduced products, which are designed to more than offset this adverse price erosion. Network Services sales are more resilient to price erosion and we are currently experiencing less price pressure. Outside of these frame contracts, when we are competing for new business with existing customers or with new customers, pricing pressure tends to be more aggressive but varies by region and product. Conditions remain very competitive and we have continued to adopt a cautious approach, particularly in APAC, when bidding for contracts in these very competitive conditions and maintain our focus on the margin and cash flow contributions of potential business wins.

Sales—analysis by product area

	Q1	Q2	Q3	Q4	2004 FY	2003 FY
	(in £ millions)
Optical Networks	85	80	81	84	330	439
Access Networks	44	48	62	73	227	258
BBRS	28	38	30	34	130	142
Outside Plant & Power	35	39	43	38	155	140
Other Network Equipment	12	16	17	10	55	57

Network Equipment	204	221	233	239	897	1,036
IC&M	74	77	73	67	291	368
VAS	64	61	68	72	265	375

Network Services	138	138	141	139	556	743
Other	—	—	—	—	—	40

Continuing Operations	342	359	374	378	1,453	1,819
Discontinued Operations	25	30	34	16	105	183

Group	367	389	408	394	1,558	2,002

NARF—Continuing Operations	96	109	101	93	399
NARF—Discontinued Operations	25	30	34	16	105

NARF	121	139	135	109	504
Non-NARF	246	250	273	285	1,054

Group	367	389	408	394	1,558

Sales analysis by product area

Network Equipment

        Sales of Network Equipment amounted to £897 million, a decrease of £139 million or 13%. Network Equipment represented 62% of Continuing Operations during the year.

Optical Networks (23% of 2004 sales from Continuing Operations)

        Optical Networks comprises Marconi's range of SDH and DWDM transmission equipment as well as its network management systems. Sales of Optical Networks amounted to £330 million, a decline of £109 million or 25% compared to the previous year (2003: £439 million). During the year, 76% of Optical Network sales were generated in EMEA, 20% in APAC and 4% in CALA.

        The decrease in sales of Optical Networks was primarily due to the general decline in demand for optical equipment from our main customers as they focus reduced capital expenditure budgets on broadband access rollouts. In the UK, sales to BT declined as the customer minimised spend on its optical transmission network in favour of its broadband access deployment. Initial network build-outs completed for Italian operators in the previous financial year also contributed to the sales decline.

Broadband Routing and Switching (BBRS) (9% of 2004 sales from Continuing Operations)

        BBRS mainly comprises sales of multi-service switches including our BXR-48000 480 Gbp multi-service switch router. BBRS service revenues are included in Network Services.

        Sales of BBRS equipment for the year ended 31 March 2004 were £130 million, down by £12 million or 8% as compared with the previous year (2003: £142 million). During the year, 79% of BBRS equipment sales were made in the United States, 15% in EMEA, 5% in APAC and 1% in CALA.

        Sales to the US Federal Government, BBRS' single largest customer, increased compared to the previous year, however this was not sufficient to offset the decline in rest of world sales and the impact of the declining value of the US dollar. In US dollars, BBRS equipment sales were flat year-on-year.

Access Networks (16% of 2004 sales from Continuing Operations)

        Access Networks comprises three main sub-groupings: fixed wireless access (36% of 2004 Access Networks sales), Access Hub (20%) and narrowband access products (44%). EMEA accounted for 93% of Access Networks sales with APAC and CALA representing the balance of sales.

        Access Network sales for the year as a whole decreased by £31 million or 12% to £227 million (2003: £258 million). This was mainly due to a very low level of sales in Germany during the first quarter of the financial year pending volume deployments of fixed wireless access equipment by mobile operators from the second quarter onwards. We also experienced a reduced level of sales of narrowband access equipment due to software upgrades completed in the previous financial year but not repeated in the year ended 31 March 2004. These negative trends were partially offset by a significant increase in sales of our Access Hub to Telecom Italia in Italy.

Outside Plant & Power (OPP) (10% of 2004 sales from Continuing Operations)

        OPP comprises sales of connection, protection and enclosure products for the outside portion of access networks as well as sales of power equipment to telecoms service providers and original equipment manufacturers (OEMs). OPP service revenues are included in Network Services.

        Sales of OPP equipment for the year ended 31 March 2004 amounted to £155 million, a £15 million or 11% increase compared with the previous year (2003: £140 million). During the year, 90% of OPP equipment sales were made in the United States with the balance generated in CALA.

        The growth in sales was driven by increased demand for power systems by US wireless operators as they have undertaken significant new mobile network build projects during the year. In US dollars, OPP equipment sales increased by 21%.

Other Network Equipment (4% of 2004 sales from Continuing Operations)

        Other Network Equipment comprises mainly sales of the Group's Interactive Systems activity as well as legacy operations in APAC and EMEA.

        Sales for the year were £55 million, a decline of £2 million or 4% compared to the previous year (2003: £57 million). The phasing of long-term legacy infrastructure projects in Hong Kong was the main cause of this decline.

Network Services

        Network Services sales amounted to £556 million having declined by £187 million or 25% (2003: £743 million) representing 38% of Continuing Operations during the year.

        EMEA accounted for 75% of Network Services sales, the United States represented a further 23% with the balance split between APAC and CALA.

Installation, Commissioning & Maintenance (IC&M) (20% of 2004 sales from Continuing Operations)

        IC&M sales are directly related to the installation, commissioning and maintenance of Marconi's Network Equipment products.

        Sales of IC&M for the year ended 31 March 2004 were £291 million, a decline of £77 million or 21% compared to the previous year (2003: £368 million). This includes sales of BBRS and OPP services. The main driver of this decline was the fall in sales of installation and commissioning services following the downturn in Network Equipment sales.

Value Added Services (VAS) (18% of 2004 sales from Continuing Operations)

        VAS sales comprise two main activities:

  (i)
  integrated systems which provides integrated network solutions to non-telecom customers including government, transport and utility organisations; and

  (ii)
  wireless services which, for reporting purposes consolidates the Group's wireless network planning activities worldwide.

        Sales of VAS were £265 million for the year ended 31 March 2004, a decline of £110 million or 29% from the previous year (2003: £375 million). Most of the reduction in sales occurred in Europe/RoW where sales decreased as a result of the significantly reduced level of sales in the Middle East. A reduction in the level of sales of wireless software and services, particularly in the US and the disposal of our SMS subsidiary also contributed to the decline in sales.

Adjusted gross profit/margin %

	Q1	Q2	Q3	Q4	2004 FY	2003 FY
	(in £ millions)
Adjusted gross profit by business
Network Equipment	48	59	67	76	250	212
	23.5%	26.7%	28.8%	31.8%	27.9%	20.5%
Network Services	29	36	37	43	145	152
	21.0%	26.1%	26.2%	30.9%	26.1%	20.5%
Other	—	—	—	—	—	10

Continuing Operations	77	95	104	119	395	374
Adjusted gross margin %	22.5%	26.5%	27.8%	31.5%	27.2%	20.6%

Operating exceptional credit/(charge) to cost of sales
Network Equipment/Non-NARF	5	1	3	—	9	(21)

Gross profit by business
Network Equipment	53	60	70	76	259	191
	26.0%	27.1%	30.0%	31.8%	28.9%	18.4%
Network Services	29	36	37	43	145	152
	21.0%	26.1%	26.2%	30.9%	26.1%	20.5%
Other	—	—	—	—	—	10

Continuing Operations	82	96	107	119	404	353
Gross margin %	24.0%	26.7%	28.6%	31.5%	27.8%	19.4%

Gross profit
NARF	35	46	39	39	159
	36.5%	42.2%	38.6%	41.9%	39.8%
Non-NARF	47	50	68	80	245
	19.1%	20.0%	24.9%	28.1%	23.2%

Adjusted gross profit/margin %

        The table above sets forth our gross margin and adjusted gross margin (before operating exceptional items) from Continuing Operations for the years ended 31 March 2003 and 2004. In addition, the adjusted gross margin data is split between NARF and Non-NARF with respect to the quarters within and for the year ended 31 March 2004.

        Adjusted cost of sales is defined as the direct costs from Continuing Operations (before exceptional items) incurred to enable the completion of delivery of the Group's Network Equipment and Network Services to its customers. The vast majority of cost of sales is generated from the Group's European and US operations.

        In Network Equipment, approximately 80% of the cost of sales are material costs; around two-thirds of which relates to outsourced printed circuit board (PCB) assemblies. The remaining 20% are represented by in-house direct labour and overhead costs.

        In Network Services over 60% of cost of sales relates to the cost of in-house labour. The balance relates to the cost of subcontract labour, materials and other direct overheads.

        Adjusted cost of sales for the year ended 31 March 2004 were £1,058 million a reduction of £387 million or 27% compared to the previous year (2003: £1,445 million).

        Marconi made solid progress during the year as it improved gross margins despite the lower sales volumes. The Group adjusted gross margin rose from 22.5% of sales in the first quarter to 31.5% of sales in the final quarter of the year. This was achieved as a result of direct cost savings and initiatives to focus on higher margin product sales.

        In Network Equipment, the increase in gross profit was largely driven by significant benefits from rationalisation and procurement initiatives in our European and North American supply chain and manufacturing operations which were more than sufficient to offset the lower sales volumes and price erosion.

        In Network Services, the improvement in gross margin per cent was largely achieved through headcount reductions as we continued to right size our services organisation and increase its efficiency and improved profitability of long-term service contracts.

        Adjusted gross profit for the year ended 31 March 2004 was £395 million, an improvement of £21 million or 6% compared to the previous year (2003: £374 million). Adjusted gross margin for the same period was 27.2%, which was an improvement of 6.6 percentage points compared to the previous year (2003: 20.6%).

        The £21 million operating exceptional charge incurred in the year ended 31 March 2003 related to provisions created to cover costs incurred under our outsourcing agreement with Jabil. The exceptional operating item of £9 million credited to cost of sales during the year ended 31 March 2004 related mainly to the release of legacy provisions which we no longer deem to be required following a reassessment of our outsourcing arrangements.

        This led to gross profit from Continuing Operations for the year ended 31 March 2004 being £404 million, an improvement of £51 million or 14% compared to the previous year (2003: £353 million). Gross margin from Continuing Operations for the same period was 27.8%, which was an improvement of 8.4 percentage points compared to the previous year (2003: 19.4%).

Cost reclassification

        Effective 1 April 2004, we have reclassified certain costs, which were previously accounted for within cost of sales and are now treated as R&D expenses. These reallocations result mainly from a change in the way in which we organise our new product introduction activities in light of our continued move towards an outsourced supply chain model. They do not represent changes of accounting policy but are viewed by management as a more appropriate allocation of costs in order to increase control and accountability within the context of our increasingly outsourced manufacturing and supply chain activities. If this new organisation had been in place from 1 April 2003, our reported adjusted gross margin for the financial year ended 31 March 2004 would have been approximately 29.2% or approximately 2 percentage points higher than the actual reported adjusted gross margin of 27.2%. Similarly, R&D expenses in the same period would have been approximately £215 million or £30 million higher than the actual reported R&D expenses.

Operating expenses

        The table below provides an analysis of operating expenses incurred by our Continuing Operations.

        Operating expenses from Continuing Operations include operating exceptional costs relating mainly to the operational and financial restructuring, charges relating to the amortisation of goodwill and costs relating to our share option plans.

        The share option costs are analysed separately as they are predominantly non-cash items. The options were granted after the start of our financial year and were not included in management targets for the current financial year. Details of the Company's share option schemes are set out in the Notes to the Financial Statements; note 12, page 63.

        The £381 million reduction in operating expenses from Continuing Operations to £650 million compared with last year consists of a reduction in operating exceptional costs of £180 million and cost savings achieved in all categories of operating expenditure (see R&D, Sales and Marketing and General and Administrative costs below) which amounted to £229 million. These benefits were partially offset by the impact of share option costs, which amounted to £31 million (including £6 million payroll tax accrual) in the year ended 31 March 2004 compared to £nil in the year ended 31 March 2003. Total operating expenses in the year ended 31 March 2004 included operating expenses of £5 million incurred by the now disposed non-core businesses compared to £51 million in year ended 31 March 2003.

Operating expenses

	Q1	Q2	Q3	Q4	2004 FY	2003 FY
	(in £ million)
Research and Development (before share option costs)	52	47	44	42	185	300
Sales and Marketing (before share option costs)	49	49	43	39	180	258
General and Administration (before share option costs and exceptional items)	22	19	17	18	76	106
Net other operating (income)/expense	(3)	(2)	—	—	(5)	1

Adjusted operating expenses	120	113	104	99	436	665
Exceptional charge to operating expenses	24	15	39	12	90	270
Share options	1	8	10	12	31	—
Goodwill amortisation	24	23	23	23	93	96

Operating expenses	169	159	176	146	650	1,031

Operating expenses—Research and Development (R&D)

        R&D expenditure in our Continuing Operations (before goodwill, exceptionals and share options) in the year ended 31 March 2004 of £185 million, decreased by £115 million or 38% as compared to £300 million for the year ended 31 March 2003. £27 million of this reduction resulted from the disposal of non-core businesses.

        In addition to the £185 million, share option costs attributable to R&D amounted to £2 million in the year ended 31 March 2004.

        Cost savings have been made throughout the year and were achieved mainly through headcount reductions and initiatives to significantly improve efficiency of our R&D by rationalising, consolidating and closing research and development centres around the world. Other factors contributing to the overall reduction in R&D expenditure included lower levels of spend on third party subcontractors and a reduced level of depreciation due to lower levels of capital expenditure and the write down of development and test models.

        We have continued to focus the majority of our R&D investment in three main product areas: Optical Networks, Access Networks and BBRS and in aggregate, spend in these three areas accounted for over 80% of our adjusted R&D expenditure during the year ended 31 March 2004. During the year, an increasing proportion of R&D expenditure has been directed towards Access Networks.

        Investment in Optical Networks has focused primarily on broadening our Metro portfolio, an area of increased focus by telecoms operators. Marconi's already comprehensive range of next-generation SDH products has been further extended with the launch of the SMA1/4UC, a cost-effective and highly compact addition to our next-generation SDH product family, and by the introduction of a new optical multi-service product in our PacketSpan range, the OMS840, designed specifically for simultaneously handling a wide range of data and TDM services in the Edge network. Aside from new platforms, existing SDH equipment can now be data-enabled with the development of a new range of PacketSpan plug-in data cards, enabling existing networks to deliver data services alongside traditional TDM services.

        Our increased focus in Access Networks has been concentrated on three main product platforms: 1) our multi-service access node solution, the Access Hub with the launch of new functionality enhancements including the launch of two new line-cards, the VDSL-combo card and a new fibre-to-the-home card over Ethernet—both new cards offer operators significant cost saving and potential new revenue opportunities by combining voice and data services, as well as handling high definition video streams considerably faster than traditional networks; 2) further enhancements to our carrier-grade SoftSwitch platform which has recently undergone successful pilot tests with both Jersey Telecom and Kingston Communications in the UK and which we plan to further strengthen through our new partnership with IP communications specialists, Mitel; and 3) fixed wireless access with the planned launch of the AXR, digital multi-point radio transmission platform.

        In BBRS, we have achieved significant cost savings mainly as a result of realignment of core programmes to meet specific customer demand. Almost half of the spend in the year ended 31 March 2004 related to further enhancements to our BXR-48000. The second release of this multi-service switch-router incorporates enhanced IP functionality and improved ATM capability. Other programmes are focused on adding Transparent LAN Service, LAN Emulation Service, MPLS and IP VPN services to multi-service switches, the release of Virtual Presence (Vipr) products, and maintenance activities throughout the product portfolio.

R&D by product area

        As % of adjusted R&D expenditure of Continuing Operations (excluding other)

	2004%	2003%
Optical Networks	40	42
Access Networks	23	19
BBRS	19	23
OPP	6	5
Other Network Equipment	8	5
Network Services	4	6

	100	100

	(in £ million)
Continuing adjusted R&D expenditure (excluding share options)	185	300

Operating expenses—Sales and Marketing (S&M)

        S&M spend in our Continuing Operations (before goodwill, exceptionals and share options) during the year ended 31 March 2004 of £180 million, decreased by £78 million or 30% as compared to £258 million in the year ended 31 March 2003. £11 million of this reduction resulted from the disposal of non-core businesses.

        Significant savings have been achieved through a programme of focused headcount reductions, organisational consolidation and rationalisation and closure of sales offices worldwide.

        The proportion of share option costs allocated to S&M is £7 million in the year ended 31 March 2004.

Operating expenses—General and Administrative (G&A)

        Adjusted G&A expenditure for our Continuing Operations (before goodwill, exceptionals and share options) during the year ended 31 March 2004 of £76 million, decreased by £30 million or 28% as compared to £106 million in the year ended 31 March 2003. £8 million of this reduction resulted from the disposal of non-core businesses.

        Savings were achieved through headcount reductions, site rationalisation (including the relocation of our UK head office) and reduced spend on professional fees incurred in the normal course of business. The headcount reductions announced in the UK, Germany and Italy have also continued to reduce costs.

        The proportion of share option costs allocated to G&A is £22 million in the year ended 31 March 2004.

Operating expenses—net other operating (expense)/income

        We generated net other operating income of £5 million during the year ended 31 March 2004 as compared to an expense of £1 million in the year ended 31 March 2003. This mainly comprises foreign exchange translation movements, patents and royalty fees.

Operating loss

        Central costs include all central function costs, for example the Board of directors, executive management team, legal, finance, strategy, IT and communications.

        The adjusted operating loss from Continuing Operations of £41 million in the year ended 31 March 2004 compared to an adjusted operating loss of £291 million from Continuing Operations in the year ended 31 March 2003. This improvement of £250 million was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs which more than offset reductions in sales.

        After total Group operating exceptional charges of £81 million (2003: £291 million), share option costs of £31 million (2003: £nil) and goodwill amortisation of £93 million (2003: £96 million), we recorded an operating loss of £246 million in the year ended 31 March 2004, a substantial improvement compared to the £678 million loss in the previous year.

        In Network Equipment, we recorded an adjusted operating loss of £55 million in the year ended 31 March 2004 as compared to £244 million in the year ended 31 March 2003. The £189 million or 77% improvement was largely driven by the continued cost reductions in our supply chain together with savings across all areas of operating expense. These savings more than offset the impact of supply chain under-recoveries arising from the 13% decline in Network Equipment sales.

        In Network Services, the adjusted operating profit of £54 million in the year ended 31 March 2004 improved by £2 million as compared to adjusted operating profit of £52 million in the year ended 31 March 2003 despite the lower sales volumes. This increase was driven mainly by improved utilisation of resources in this labour intensive activity and savings in operating expenses.

        Central costs of £35 million in the year ended 31 March 2004, decreased by £21 million as compared to the £56 million incurred in the year ended 31 March 2003. This decrease arose as a result of the reduction of corporate overhead costs mainly through headcount reductions including initiatives to reduce the number of management levels within the Group and site rationalisation, as well as the relocation of certain head office functions from London to Coventry where the costs are lower.

        In the year ended 31 March 2003, we charged £291 million of operating exceptional costs, of which £21 million was charged to gross margin and £270 million was charged to administrative expenses. Of the £270 million, approximately £36 million related to the impairment of tangible fixed assets, approximately £148 million related to our operational restructuring (including redundancy payments and site rationalisation costs) and approximately £103 million to the financial restructuring process. In addition £7 million of accrued costs relating to a planned IT system implementation, subsequently terminated, was released, and a reassessment of provisions to cover bad debts led to a release of £10 million.

        As a consequence of the above, operating loss reduced from £678 million to £246 million.

Operating loss

	Q1	Q2	Q3	Q4	2004 FY	2003 FY
	(in £ millions)
Network Equipment	(33)	(21)	(7)	6	(55)	(244)
Network Services	5	12	15	22	54	52
Central costs	(10)	(9)	(8)	(8)	(35)	(56)
Other	(5)	—	—	—	(5)	(43)

Adjusted operating profit/(loss)	(43)	(18)	—	20	(41)	(291)
Group operating exceptional items	(19)	(14)	(36)	(12)	(81)	(291)
Share option costs	(1)	(8)	(10)	(12)	(31)	—
Goodwill amortisation	(24)	(23)	(23)	(23)	(93)	(96)

Operating loss	(87)	(63)	(69)	(27)	(246)	(678)

NARF/Non-NARF

        Our operating loss analysed by NARF and Non-NARF is set out below:

        NARF/Non-NARF Operating profit (loss)

	NARF	Non-NARF	FY 2004 Total
	(in £ millions)
Adjusted operating profit/(loss)	49	(55)	(6)
Share option costs	(2)	(29)	(31)
Operating exceptionals	(5)	(76)	(81)
Central costs	—	(35)	(35)
Goodwill amortisation	(6)	(87)	(93)

Operating profit/(loss)	36	(282)	(246)

        Our Group operating loss of £246 million in the year ended 31 March 2004 comprised an adjusted operating loss of £55 million in Non-NARF businesses and central costs of £35 million, share option costs of £31 million and £93 million of goodwill amortisation, which was partially offset by an adjusted operating profit of £49 million in NARF businesses.

        Our two segments NARF and Non-NARF have very different operating profiles. The main differences can be characterised as follows:

  (i)
  Gross margin: NARF benefits from a higher adjusted gross margin (before exceptional items) than Non-NARF. This is driven by our BBRS business, which has a higher gross margin than our Group average. This is partially offset within NARF by lower gross margins in OPP, a business which we are managing for value. In the year ended 31 March 2004, NARF recorded gross profit of £159 million on sales of £399 million, leading to a gross margin of 39.8%. This compared to a gross profit of £245 million in Non-NARF on sales of £1,054 million, leading to a gross margin of 23.2%.

  (ii)
  R&D investment: in aggregate, our NARF businesses spend a lower percentage of sales on R&D than our Non-NARF businesses. For the year ended 31 March 2004, NARF invested £46 million in R&D, which accounted for 25% of our total expenditure and represented 12% of NARF sales. This compared to £139 million invested within our Non-NARF businesses, accounting for 75% of our total expenditure and representing 13% of Non-NARF sales.

    R&D in our NARF businesses is mainly focused on BBRS (76% of total NARF R&D spend and 27% of BBRS equipment sales in the year ended 31 March 2004). We have realised significant savings in R&D in our BBRS business in the first half of our financial year mainly as a result of headcount reductions in order to align our costs to the current level of sales in the business. Due to the nature of the business, OPP is a relatively low consumer of R&D expenditure (24% of total NARF R&D spend and 7% of OPP equipment sales in the year ended 31 March 2004). 7% of sales in Non-NARF covered investment in Optical Networks, our largest product area where we launched a complete new next-generation product range during the year and also Access Networks. In Access Networks, we are in the early stages of the sales cycle for key new next-generation products such as our Access Hub and SoftSwitch and therefore have a lower revenue base over which to spread these R&D costs.

  (iii)
  Sales and Marketing costs: our NARF businesses tend to incur a lower level of sales and marketing costs both in absolute terms and as a percentage of sales than our Non-NARF businesses. This is partly because they benefit from a higher customer concentration.

  (iv)
  Central costs: the Non-NARF operating results include central costs that relate mainly to the cost of our executive management and corporate functions such as finance, human resources, legal, strategy, communications and IT. Excluding share option costs these amounted to £35 million in the year ended 31 March 2004.

  (v)
  Goodwill amortisation: of the £93 million charge for amortisation of goodwill in the year ended 31 March 2004, £87 million related to our previous acquisitions of GPT and certain activities from Nokia and Bosch within Non-NARF and £6 million related to the continuing element of our previous acquisition of Reltec held within NARF.

  (vi)
  Share option costs: the £29 million of share option costs were charged to the Non-NARF profit and loss account as the majority of participants in the nil cost share option plan are employed by Non-NARF businesses at corporate level.

        In addition to the factors listed above, it should be noted that we have been able to complete the operational restructuring of our NARF businesses in a significantly shorter period of time than within our Non-NARF businesses and this has been a major driver in returning our NARF businesses to operating profitability (before exceptional items).

Review of Discontinued Operations

        Discontinued Operations comprise our North American Access (NAA) business sold in February 2004 and our Italian-based Strategic Communications business, the disposal of which was completed in August 2002.

        We sold NAA for £121 million cash proceeds net of costs, disposing of net assets of £9 million and related goodwill of £46 million. This led to a profit of £66 million, recognised within non-operating exceptional items in the profit and loss account. In addition, we incurred tax cash costs on the disposal amounting to £8 million.

OTHER FINANCIAL ITEMS—GROUP BASIS ONLY

Operating exceptional items

        Exceptional items charged to Group operating loss in the year totalled £81 million; a significant reduction from £317 million charged in the year ended 31 March 2003. Of this amount £90 million was included in administrative expenses and a £9 million credit in cost of sales. In the year ended 31 March 2003, £296 million was included in administrative expenses and £21 million in cost of sales.

        Details of our operating exceptional items are disclosed in note 5a on page 58.

Non-operating exceptional items

        In the year, non-operating exceptional items of £177 million were credited to the profit and loss account arising from: £66 million for the sale of our NAA business, deferred consideration of £9 million from the disposal of Strategic Communications, £76 million on the disposal of Easynet and £1 million for Confirmant, £31 million on the disposal of fixed assets and investments and a £6 million pension settlement loss on the disposal of GDA. Details of non-operating exceptional items included in the profit and loss account in the year ended 31 March 2003 and 2004 are set out in note 5c on page 59.

Goodwill amortisation

        Goodwill amortisation in the year ended 31 March 2004 was £98 million, compared to £104 million in the year ended 31 March 2003. The £6 million decrease related primarily to the disposal of Strategic Communications and the write-down of goodwill relating to our former SMS subsidiary.

Interest and finance expenditure/(income)

        In the year ended 31 March 2004, our net interest expense was £35 million and consisted of: £48 million accrued on our Junior and Senior Loan Notes (from 1 May 2003), £7 million on other debt, £3 million accrual release made at the time of the Restructuring, and £17 million earned on cash deposits. Net interest expense in the year ended 31 March 2003 was £242 million reflecting the higher level of debt prior to the Restructuring.

        Net finance expenditure for the year ended 31 March 2004 amounted to £82 million and consisted of: £41 million for redemption premia on our Junior and Senior Loan Notes, £7 million net interest on pension scheme liabilities and expected return on pension assets, £4 million foreign exchange loss on our euro-denominated cash deposits, £16 million gain on unhedged foreign exchange borrowings arising in the three months ended 30 June 2003, and £46 million write off of capitalised losses relating to the restructuring on interest swap arrangements. In the year ended 31 March 2003, net finance charges amounted to £14 million, including net pension charges of £6 million and a loss on unhedged foreign exchange borrowings of £11 million.

Taxation

        In the year to 31 March 2004, the Group's tax credit on ordinary activities to the profit and loss account was £19 million (2003: £185 million credit). The net tax credit was mainly due to the release of tax provisions of £20 million in respect of prior years following the Marconi Corporation plc Scheme of Arrangement, the release of deferred tax provisions of £6 million, and current tax provisions and refunds of £5 million (including joint ventures and associates). These were offset by a tax charge of £8 million on the disposal of the North American Access business and tax charges for those territories incurring tax payments.

        Although the Group has significant tax losses as at 31 March 2004, we will incur ongoing tax cash costs where losses are unavailable to cover any historic tax audit adjustments and/or future taxable profits.

        At 31 March 2004, we had unrecognised deferred tax assets of £659 million. These assets have not been recognised in respect of operating losses, pension scheme deficits and exceptional items as we are not sufficiently certain that the Group will be able to recover those assets within a relatively short period of time.

        Based on our long-term financial modelling and taking into account local tax regulations and restrictions currently in force, we estimate that we should be able to utilise approximately £200 million of these deferred tax assets over an approximate time period of 10 years.

Joint ventures and associates

        During the year ended 31 March 2004, operating losses in respect of joint ventures were £2 million, relating primarily to our share of operating losses of Confirmant Limited prior to its disposal. In the year ended 31 March 2003 operating losses in respect of joint ventures amounted to £40 million including £32 million operating exceptional items, mainly relating to Ultramast Limited.

        Operating losses before goodwill amortisation in respect of associates for the year ended 31 March 2004 were £6 million. This mainly comprised our share of the operating losses of Easynet prior to disposal. Operating losses before goodwill amortisation in respect of associates for the year ended 31 March 2003 were £27 million. Again, this mainly comprised our share of the operating losses of Easynet.

        In the year ended 31 March 2003, goodwill amortisation amounted to £10 million. Goodwill impairment charges relating to associates for the year ended 31 March 2004 were £nil (£27 million in the year ended 31 March 2003).

RETURNS TO SHAREHOLDERS

Loss per share

        The basic and diluted loss per share, which includes goodwill amortisation and exceptional items, was 61.4p (2003: 199.6p). The loss per share excluding goodwill amortisation and exceptional items was 54.2p (2003: 86.0p).

Dividend

        As previously disclosed, as a result of our Restructuring, there are certain significant restrictions related to the payment of dividends under the terms of the indentures governing the Senior Notes. Accordingly, the directors do not expect to declare a dividend for the foreseeable future.

FINANCIAL REVIEW

Balance sheet

Net assets

        At 31 March 2004, we had net assets of £352 million compared to net liabilities of £3,332 million at 31 March 2003 or pro forma net assets of £400 million, which assumed that our Restructuring on 19 May 2003 was effective at 31 March 2003. Other than the impact of our Restructuring, our net assets have been impacted by an operating loss and interest and finance charges which were partially offset by non operating profits of £177 million on the disposal of businesses and investments and an actuarial gain of £96 million arising on our pension schemes.

Goodwill

        At 31 March 2004, the net book value of Group goodwill amounted to £436 million compared to a net book value at 31 March 2003 of £597 million. The reduction in the year comprised amortisation of £98 million, goodwill disposed upon the sale of NAA of £46 million and foreign exchange movements of £17 million. The goodwill balance at 31 March 2004 related mainly to GPT, Reltec (OPP) and businesses acquired from Nokia (Optical Networks) and Bosch (mainly fixed wireless access). Goodwill is being written off over an average remaining life of five years.

Fixed assets

        As at 31 March 2004, we had tangible assets of £148 million compared to £243 million at 31 March 2003.

        The reduction during the year was mainly due to depreciation of £73 million, the disposal of IT assets as a result of the completion of our outsourcing agreement with CSC and the effect of foreign exchange movements. Gross capital expenditure in the year amounted to £29 million.

Investments

        As at 31 March 2004, we had fixed asset investments, including our share of interests in joint ventures and associates of £9 million compared to £63 million at 31 March 2003. The reduction in the year ended 31 March 2004 was largely due to the sale of our investments in Easynet and Bookham Technology plc. The remaining £9 million relates primarily to our investments in associated companies.

        We retain an investment in a joint venture, Plessey Holdings Limited. This entity no longer trades but contains a number of environmental exposures in North America. Plessey Holdings is taking remedial action against these exposures, which are funded from its own cash balances. We consolidate our share of its assets and liabilities, being £10 million each.

Stock

Working capital ratios

Ratio	31 March 2003	30 June 2003	30 Sept 2003	31 Dec 2003	31 March 2004
Stock turns—Group	5.6	5.3	5.7	6.0	6.1
Debtor days—Group	92	90	75	64	60
Creditor days—Group	55	61	60	48	53

        Net stocks and contracts in progress reduced to £174 million at 31 March 2004 compared to £234 million at 31 March 2003.

        A number of factors have contributed to the decrease in stock levels throughout the year: we have continued to tightly manage our supply chain in-feed against sales forecast and we have disposed of our NAA business and transferred stock when we outsourced our German manufacturing operations. In addition, we sold circuits deployed over the ultra-broadband optical equipment already installed in BT's transmission network under our "Pay as You Grow" contract. As a result, our net stock turns have increased to 6.1.

        Stock provisions decreased to £248 million at 31 March 2004 compared to £406 million at 31 March 2003. This reduction mainly resulted from the utilisation of provisions on scrapping of obsolete stock (which we have not been able to sell) and the disposal of our NAA business.

Debtors

        Net debtors amounted to £393 million at 31 March 2004, a reduction from £613 million at 31 March 2003.

        We have reduced net trade debtor days throughout the year from 92 at 31 March 2003 to 60 at 31 March 2004. The improvement has been driven by our continued focus on cash collections and successful renegotiation of improved payment terms with a number of key customers in Northern Europe. In the three months ended 31 March 2004 we achieved a further improvement despite the sale of NAA that had lower than average debtor days (increase of approximately two days) and we benefitted from early receipts from a European customer (reduction of two days).

Other debtors and prepayments amounted to £63 million at 31 March 2004 compared to £117 million at 31 March 2003. The reduction in the year is due largely to the settlement of a vendor finance arrangement (£10 million), the disposal of NAA and the reduced size of the business.

Creditors

        Trade creditors, other creditors, accruals and payments received in advance (excluding current taxation) amounted to £453 million at 31 March 2004 compared to £675 million at 31 March 2003.

        Trade creditors for the year have reduced from £174 million at 31 March 2003 to £155 million at 31 March 2004 as a result of our continued tight control of stock in-feed to forecast sales demand and the disposal of our NAA business.

        Other creditors, accruals and payments received in advance amounted to £298 million at 31 March 2004, reduced from £501 million at 31 March 2003. The reduction in the year is due to a number of reasons, including: the settlement of accruals and the trading out of contract cost accruals, particularly a long-term service contract in the Middle East. In addition, other factors contributing to the reductions in the year ended 31 March 2004 largely related to the non-cash settlement of amounts owed to an associate on its winding up and the final settlement of advisor fee obligations following completion of our financial restructuring, partially offset by the previously disclosed write-off of capitalised losses relating to swaps.

Provisions

        Provisions for liabilities and charges stood at £219 million at 31 March 2004, including £41 million of restructuring provisions, compared to £300 million at 31 March 2003.

        The reduction in the year included the settlement of a £35 million share option liability to the ESOP derivative banks on 19 May 2003 as part of the Restructuring, release of deferred tax provision and the net utilisation of provisions established for operational and financial restructuring.

        Restructuring provisions amounted to £41 million at 31 March 2004, a decrease of £23 million from £64 million at 31 March 2003. The Group has continued to restructure its operations throughout the year and utilise existing provisions. We have provided for the costs of previously announced redundancies and property closure costs and will continue to incur cash costs going forward. We expect that these cash costs will amount to around £35 million during the current financial year ending 31 March 2005.

        Warranty and contracts mainly comprise expected costs of maintenance under guarantees, other work in respect of products delivered and losses on contract work in progress. Other provisions include balances for employee industrial injury related claims, indemnities relating to previous business disposals, other litigation, environmental liabilities and insurance balances.

Pensions and other retirement benefits

        Our pension scheme deficit at 31 March 2004 amounted to £246 million compared to £353 million at 31 March 2003. The majority of the reduction is due to the impact of our two actuarial reviews undertaken in the year, which led to a reduction of £96 million.

        The balance of the total reduction of £107 million since 31 March 2003 is principally due to the impact of foreign exchange, contribution and benefit payments, service cost, net finance charges and a settlement loss of £8 million.

        The actuarial gain of £96 million is accounted for in the consolidated statement of total recognised gains and losses (STRGL). The key elements of this gain are shown opposite.

        The actuarial assumptions are set out in note 26 on page 74. In the UK and US, the plan assets had a higher return than assumed which led to a gain.

        At 30 September 2003, an actuarial review of our assumptions led to an increase in our UK inflation assumption from 2.5% to 2.75%. This increased the value of our pension liability and created a loss of £79 million.

        At 31 March 2004, a further actuarial assessment was performed. Due to the movement in AA corporate bond rates in the UK and US, we increased the UK discount rates from 5.25% to 5.5% leading to a gain, and decreased the US discount rate from 6.25% to 5.75% leading to a loss.

        In addition, in the UK Plan, the trustees have discretion to credit interest (bonuses) to pension awards. We have reduced this from 4% to 3% to align with actual expected awards, providing a further gain. Partially offsetting these gains, is a loss arising on mortality assumptions. We have observed an increase in life expectancy since the last funding valuation and consequently have increased the expected costs to pay pensions. Experience gains and losses arise where plan experience differs to membership and demographic assumptions included in the liability calculation.

        No significant changes in assumptions were made to schemes in the rest of the world.

        The actuarial revisions do not impact the contributions payable into the plans. A UK funding valuation is planned as at 31 March 2005.

STRGL movements	FY 2004
	(in £ millions)
UK
Gain on plan assets	115
Gain from increase in discount rate	79
Gain from reduction in credited interest rate	33
Loss from increase in inflation rate	(79)
Loss from change in mortality assumption	(66)
Experience gains arising on scheme liabilities	9

		91
US
Gain on plan assets	15
Loss from decrease in discount rate	(10)
Experience gains arising on scheme liabilities	2

		7
Rest of World
Loss from changes in assumptions	(1)
Experience losses arising on scheme liabilities	(1)

		(2)

Total STRGL movement for the year		96

LIQUIDITY AND CAPITAL RESOURCES

        On 19 May 2003, we completed our Restructuring as a result of which £4,723 million of financial indebtedness was cancelled and new Junior and Senior Notes amounting to £756 million were issued. Our pro forma net debt includes the impact of Restructuring as at 31 March 2003.

        During the year, we have reduced our US dollar denominated Junior and Senior Notes through a series of mandatory redemptions and market repurchases, totalling £410 million. The mandatory redemptions were funded through business disposals and releases of performance bonding collateral while we used our cash reserves to fund market repurchases. In addition, we benefited from the weakening US dollar/sterling exchange rate, which further reduced the sterling equivalent amount of the Notes outstanding during the year by £81 million. At 31 March 2004, we had repaid the Junior Notes in full and had reduced the amount of Senior Notes outstanding to US$555 million (of which approximately US$68 million was owned by Marconi Corporation plc as a result of market purchases) or approximately £265 million.

        Our other bilateral and bank debt balances of £40 million reduced from £52 million through repayments and foreign exchange movements.

        Following the end of the financial year, we have made further progress in reducing the amount of Senior Notes outstanding with the completion of a fourth partial mandatory redemption of US$27 million (or approximately £16 million), which we funded mainly through the further release of performance bonding cash collateral.

        On 2 April, we completed the repurchases of US$15 million (or approximately £8 million) of Senior Notes, which were transacted prior to the financial year-end and subsequently, on 12 May 2004, we announced the cancellation of all of the Senior Notes that we had previously repurchased.

        This cancellation has resulted in a reduction of the original issue amount of Senior Notes from US$717 million to US$609 million. When taking into account the impact of the four completed mandatory partial redemptions, as at 22 April 2004, the total principal amount of Senior Notes outstanding had been reduced to approximately US$445 million (or £242 million).

        At 31 March 2004, the Group's cash and liquid resources totalled £519 million, a reduction from £1,158 million at 31 March 2003. Upon our Restructuring, we paid £340 million in scheme consideration and £35 million in settlement to the ESOP creditors.

Net cash/(financial indebtedness)

	2004	2003 Pro forma	2003
	(in £ millions)
Restructured debt	—	—	(4,723)
US$ denominated Senior Notes	(265)	(450)	—
US$ denominated Junior Notes	—	(306)	—
Other bilateral and bank debt	(40)	(52)	(52)

Gross financial indebtedness	(305)	(808)	(4,775)
Restricted cash	124	208	964
Cash at subsidiaries and in transit	74	89	89
Available deposits	321	486	105

	519	783	1,158

Net cash/(financial indebtedness)	214	(25)	(3,617)

Cash flow

	FY 2004	FY 2003
	(in £ millions)
Group operating cash flow before exceptional items	151	8
Exceptional operating cash flow (before financial restructuring payments)	(131)	(329)

Group operating cash flow (after exceptional items and before financial restructuring payments)	20	(321)
Returns on investments and servicing of finance	(72)	(164)
Tax	(4)	31
Capital expenditure and financial investment	36	(30)
Acquisition and disposals	222	433

Group cash flow before financial restructuring, use of liquid resources, and financing	202	(51)
Exceptionals—payment to ESOP creditors	(35)	—

Group cash flow before use of liquid resources, and financing	167	(51)
Management of liquid resources	103	(159)
Cash element of scheme consideration	(340)	—
Other net cash outflow from financing	(416)	(40)

Decrease in cash and net bank balances repayable on demand	(486)	(250)

Cash flow

        We generated a positive cash flow before the use of liquid resources and financing of £167 million in the year. Our operating cash inflow before exceptional items more than offset our exceptional cash flows incurred in our operational and financial restructuring. In addition, cash generated from the disposal of businesses and investments more than funded our interest and finance costs.

        After our settlement of scheme consideration of £340 million and repayment of debt, we have seen a decrease in cash and net bank balances of £486 million in the year.

Group operating cash flow before exceptional items

        In the year ended 31 March 2004, operating losses before exceptional items of £160 million were offset by depreciation and amortisation of £171 million, non-cash costs relating to share options of £25 million and a £115 million improvement in working capital. This improvement was due largely to tight control of cash receipts from trade debtors and the successful renegotiation of shorter payment terms with key customers in Northern Europe. In addition to this, cash was generated through the one time sale of stock to Elcoteq, our outsourcing manufacturer in Germany.

Exceptional cash flows (before payment of ESOP settlement and scheme consideration)

        In the year ended 31 March 2004, we incurred £131 million of operating exceptional cash costs due mainly to redundancy, onerous lease commitments and operational restructuring payments of £97 million, and obligations associated with our financial restructuring of £34 million. In addition to the headcount reductions, the redundancy payments also included our share of costs incurred to close one of our previously outsourced plants in the UK and transfer manufacturing to lower cost locations. The lease commitments and other obligations related mainly to vacant properties and other assets, which we no longer need to support our downsized and restructured business, and for which we have provided in previous periods.

Returns on investments and servicing of finance

        In the year ended 31 March 2004, we paid interest of £43 million on our Junior and Senior Loan Notes and an additional £41 million of financing charges on their redemption. Other net interest received on our cash balances and paid on our bank loans amounted to £12 million.

        At 31 March 2004, we had Senior Notes outstanding of £265 million that bear interest at the rate of 8% per annum and other bilateral bank debt of £40 million that bears interest at an average rate of 5% per annum.

Tax paid

        We paid £4 million net tax in the 12 months ended 31 March 2004 in territories not covered by tax losses. The tax paid on the disposal of NAA was £8 million and is included in acquisitions and disposals.

Capital expenditure and financial investment

        Net capital expenditure and financial investment amounted to a £36 million inflow in the year ended 31 March 2004.

        Gross capital expenditure of £29 million in the year was mainly focused on test equipment and development models for Optical Networks and BBRS products. Offsetting this amount, we generated £26 million from the sale of our IT assets to CSC as part of our outsourcing agreement and £24 million on the disposal of our stakes in financial investments, primarily Bookham Technology plc, Gamma Telecom Holdings Ltd and Oxford GlycoSciences plc. We received proceeds of a further £15 million on the sale of fixed assets including £2 million from the German manufacturing outsourcing.

Cash flows from acquisitions and disposals

        We generated a net total of £222 million as a result of business disposals during the year ended 31 March 2004. This mainly related to the disposal of our North American Access business (£113 million net cash inflow after costs and £8 million tax), our remaining stake in Easynet (£94 million), cash released from an escrow account following the disposal of Marconi Mobile Access S.p.A. (£9 million) and proceeds from other smaller disposals (including deferred considerations received on disposals completed in prior years—GDA, SMS and Marconi Applied Technologies) (£12 million). These were partially offset by deferred consideration of approximately £6 million that was paid as a result of our acquisition of Northwood Technologies in May 2001.

Cash flow for the year ended 31 March 2003

        During the year ended 31 March 2003, we incurred a £51 million cash outflow before use of liquid resources and financing. The main components of this were:

  (i)
  a net inflow from operating activities before capital expenditure and exceptional items of £8 million driven by operating losses being more than offset by a reduction in working capital,

  (ii)
  an exceptional cash outflow from operating activities of £329 million relating mainly to our operational restructuring,

  (iii)
  an outflow from returns on investments and servicing of finance of £164 million relating mainly to interest payments on our higher bank and bond debt balances prior to completion of the financial restructuring, and

  (iv)
  an inflow from acquisitions and disposals of £433 million largely relating to the disposal of the Strategic Communications and Marconi Applied Technologies businesses.

        Other cash flows related to net tax repaid of £31 million, and cash outflows from capital expenditure and financial investment of £30 million.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

        Marconi's financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom. The preparation of the financial statements requires the Group to make estimates, judgements, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The directors base their estimates on historical experience and various other assumptions that they believe are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Group believes that the following are some of the more critical judgement areas in the application of its accounting policies that affect the Group's financial position and results of operations.

        The development and selection of these critical accounting estimates has been discussed with the Audit Committee and the Audit Committee has reviewed the Group's disclosure relating to it in this Operating and financial review.

Going concern

        As a result of the completion of the Restructuring on 19 May 2003 described above, the directors have a reasonable expectation that the Group will continue in operational existence for the foreseeable future and have therefore used the going concern basis to prepare the statutory accounts.

Revenue recognition

        Revenue is recognised when all of the following conditions are satisfied: 1) there is persuasive evidence that an arrangement exists; 2) delivery has occurred or services have been rendered; 3) the fee is fixed or determinable; and 4) it is probable that the debtor will be converted into cash.

        It is common for Marconi's sales agreements to cover the delivery of several products and/or services. These range from arrangements where a contract covers the delivery and installation of equipment to more complex arrangements, which also include training of customer personnel, sale of software and other support services. Revenue from contracts with multiple element arrangements, such as those including installation and commissioning services, is recognised as each element is earned based on objective evidence of the relative fair values of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements.

        Revenues and estimated profits on long-term contracts are recognised under the percentage-of-completion method of accounting using a cost-to-complete methodology. Significant judgement is required in determining progress toward completion and in estimating revenues and costs. Profit estimates are revised periodically based on changes in facts in the underlying contract. When estimates of total contract revenues and costs indicate a loss, a provision for the entire amount of the contract loss is recognised in the period in which the loss becomes foreseeable. Advance payments received from contracts are recorded as a liability unless there is a right of set-off against the value of work undertaken.

Impairment of long-lived assets

        The Group reviews the carrying value of other fixed assets and assets to be disposed of, including other intangible assets, whenever indicators of impairment exist. Indicators of impairment include (but are not limited to):

  •
  a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;

  •
  a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; and

  •
  a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

        These tests for impairment require significant judgements in determining estimates of future cash flows and the resulting value in use of the relevant fixed asset. Estimations of the present value of future cash flows contain inherent uncertainty and include estimates of market size and market share information, growth rates, product demand and technological development, costs of labour and supplier purchases, working capital requirements, and discount rates to be applied to future cash flows.

        If the carrying value of a fixed asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the fixed asset exceeds the higher of its net realisable value or its value-in-use. In the year ended 31 March 2004 and 2003, Marconi recorded impairment charges in relation to tangible fixed assets of £nil and £74 million, respectively. The Group believes that its estimates of future cash flows are reasonable and no goodwill impairments have been made in the year ended 31 March 2004.

Contingent liabilities

        Marconi is subject to legal proceedings and other claims arising in the ordinary course of business. Various claims and proceedings have been or may be instituted or asserted against Marconi relating to class shareholder actions and the conduct of its business, including those pertaining to patents, environmental, safety and health, employment and contractual matters. The Group is required to assess the likelihood of any adverse judgements or outcomes to these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is based on a careful analysis of each individual issue with the assistance of outside legal counsel. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavourably to Marconi, the Group believes that the ultimate outcome of these matters will not have a material adverse effect on the results of operations or financial position or cash flows of Marconi, except as discussed in note 27a on page 79.

Pension and other post retirement benefits

        Pension and other post retirement benefits costs and obligations are dependent on actuarial assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on plan assets, mortality rates, and other factors. While the Group believes that the assumptions used are appropriate, the assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact on the amount of future pension or post-retirement benefits expense and the resulting liability. Holding all other assumptions constant, a one-half percent increase in the discount rate would have increased the net loss for the year ended 31 March 2004 by approximately £nil. Likewise, a one-half percent increase or decrease in the expected return on plan assets would have increased or decreased pre-tax loss for the year ended 31 March 2004 by approximately £12 million.

        In the year ended 31 March 2004, the Group charged the profit and loss account with £22 million of service cost (2003: £33 million), settlement and curtailment losses of £8 million, all of which were charged to non-operating exceptional items (2003: settlement and curtailment gains of £54 million, of which £57 million was credited to non-operating exceptional items and £3 million was charged to operating loss), and £7 million of net notional interest (2003: £6 million) in respect of defined benefit schemes. As a result of an actuarial assessment at 30 September 2003 and at 31 March 2004, net actuarial gains and losses arising on pension assets and liabilities in the balance sheet of £96 million were credited to the statement of total recognised gains and losses for the year ended 31 March 2004 and £269 million was charged for the year ended 31 March 2003. The Group pension liability recorded at 31 March 2004 was based on actuarial reviews carried out at 31 March 2004.

Product warranties

        Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency, and average cost of warranty claims. The Group actively studies trends of warranty claims and takes action to improve equipment quality and minimise warranty claims. The Group believes that the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserve. If the Group were to experience an increase in warranty claims compared with its historical experience, or if costs of servicing warranty claims were greater than the expectations on which the accrual had been based, the Group's gross margins could be adversely affected.

GROUP FINANCIAL MANAGEMENT

        Details of our risk policies and organisation are set out in note 28 on pages 81 to 86.

STATEMENT OF COMPLIANCE

        The directors have adopted where practicable the principles of the Operating and Financial Review Statement issued by the Accounting Standards Board in January 2003.

MARCONI PEOPLE

Marconi and its people will always have to cope with continuous and far-reaching change in the telecommunications market and prepare for the future.

        This exceptional challenge requires nothing less than an exceptional team. That is why in a tough economic environment and against the background of delivering key business targets we are dedicated to helping our people achieve the best through a process of communication, learning support, timely availability of information, personal development and regular reviews of objectives.

Communicating the vision

        During the year a major emphasis was placed on developing our internal communications strategy to ensure timely and accurate information was provided to employees as we moved through the financial restructuring process and beyond. This was aimed at addressing the personal uncertainties that our financial restructuring brought to employees and our ongoing rationalisation to shape the organisation for the future.

        To ensure our employees are well informed we continue to:

  •
  Ensure all employees know what is expected of them and how they can contribute to the achievement of our strategic and operational goals;

  •
  Provide an open and accessible organisation with easy access to management to ask questions, receive answers quickly and use our intranet to provide open access to management information. All parts of our business have a direct communication link between employees and senior management;

  •
  Ensure that team briefing information has been cascaded on a monthly basis; business performance information has been provided quarterly and on an annual basis all employees will have the opportunity to attend a local "Town Hall" meeting to ask questions of members of the Executive Team; and

  •
  Provide employees with a twice monthly, "Mike's View", through our intranet, which provides information of importance for all employees from the CEO.

        For rapid access to information through our intranet we have developed a people portal called "MyHR", for employees to access HR and policy information, and a travel portal called "MyTravel", for employees to arrange business travel and remain up to date on the travel, safety and health requirements associated with their travel plans. In January 2004 we also launched a learning portal, "MyLearning", which has over 1,000 on-line courses and e-books to assist with employees' development needs and to provide employees with the tools to ensure they continuously improve their competencies. As a result, we continue to provide the best and most innovative contribution to our customers.

Evolving our organisation

        Evolving the organisation to fit the needs of the business and the market in which we operate has been achieved through a number of key initiatives:

  •
  Business rationalisations;

  •
  Business disposals;

  •
  Outsource & partnering solutions; and

  •
  Driving organisation effectiveness through regionalisation.

        The rationalisation of our businesses, through the closure of sites and business disposals, is now reaching a level of stability. Our organisation's shape and size will continue to develop to fit our evolving business model and during 2004-05 we will strengthen the regional nature of our organisation's structure and provide resources on a regional basis to deliver customer and supplier solutions.

        Though we have been through a difficult and, at times, uncertain year we have maintained a commitment to sensitivity and attention to detail for every individual employee. We achieve these challenges united behind a commitment to our customers and our people; to treat those who are leaving us with fairness and dignity and those who remain with respect and support, while at the same time staying focused on the things that matter. For those leaving us this includes providing comprehensive outplacement support and redeployment/retraining opportunities in all our major territories. For those staying with us it means clear communication and direction going forward. This simple ethic ensures that through all of the change process both our customers and our employees remain our highest focus of attention.

Developing our people

        We are dedicated to supporting the long-term stability and growth of the business by driving organisation effectiveness and delivering focused learning, education and support to each of our employees. In the UK for example, Marconi is recognised as an Investor in People and received re-accreditation in April 2004, for a further three-year period.

        In providing comprehensive on-line learning and information to help employees deliver improved performance, we continue to maintain a commitment to employee development whilst at the same time reducing the cost of learning and building the basis for improving the effectiveness of our learning provision. Our learning resources combine technical education with leadership and professional development by adopting a blended learning approach that includes easy access to sophisticated on-line learning solutions. The recently launched "MyLearning" portal offers access to a number of acclaimed external learning providers, including Business Pro and IT Pro. This global, state-of-the-art e-learning capability has been enthusiastically received throughout the business. Over 3,000 courses and 6,000 text books, in a number of languages, are available to employees to help them perform their jobs better with no need to book or join long waiting lists. In the first quarter of 2004, 2,253 employees accessed 2,569 technical or business courses with 1,294 employees accessing 2,127 technical and business textbooks. The system is a valuable and cost-effective learning support tool for all our people. We continue to support young people development programmes in our major locations and will relaunch our Modern Apprenticeship Scheme in the UK in 2004.

Listening to our employees—The "Pulse" and "Your Opinion" surveys

        Throughout the year, we regularly survey around one sixth of our employees to help us understand their views. The opinions of our employees matter to us and the reports produced from these surveys are communicated through our intranet site, Momentum, and are discussed by the Executive Team and the Board. Actions generated from the results are key to improving productivity and support to our customers, as it is our firm view that a motivated and committed workforce is a major asset in meeting the needs of our customers and therefore our shareholders. The Pulse survey, for example, specifically highlighted the strong causal link between having an effective annual performance review and development discussion between employees and their managers and employee morale, motivation and commitment. This data reinforced our commitment to this process as a means of achieving customer satisfaction through well motivated, informed and committed employees.

        The Pulse survey also provides demographic data by business, location and function to permit focused action planning to address areas where groups of employees are responding with a low rating. We will continue to run these surveys on a regular basis in 2004-05. In addition, in May 2004, we completed an all employee survey, "Your Opinion", across all of the Marconi businesses, in multiple languages, on-line, or on paper for those employees who did not have access to a PC. As well as providing business and functional information, Your Opinion will also provide local information to individual managers where eight or more members of a team have responded. Managers will use this data for action planning and the development of local improvement plans. At the corporate level, the data will be benchmarked against similar business in the telecommunications industry to provide further data to support improvement action plans.

Employment policies

        The Marconi group operates in many countries under various legal systems; nevertheless we are committed to ensuring, through the implementation of a Marconi Human Rights Code, that we operate to the highest levels of integrity and ethical conduct, across all of our businesses. This Code was communicated to all employees in May 2004 and is available on our intranet and can be accessed on our website (www.marconi.com). The Code and associated policies ensure that:

  •
  We act within the law, and the spirit of the law in all territories in which we operate;

  •
  We act with honesty and integrity at all times;

  •
  We protect the confidentiality of information associated with our employees;

  •
  All employees receive fair and equal treatment irrespective of gender, ethnic origin, age, nationality, marital status, religion, sexuality or disability;

  •
  The working environment of our employees is conducive to achievement and free from harassment and intimidation;

  •
  Disabled persons have equal opportunity, are fairly treated, and that their training and career development needs are carefully managed;

  •
  All employees can expect to hold an annual review meeting to discuss their objectives and career plans with their manager;

  •
  All employees can expect to be consulted on matters of importance to them. This will include formal meetings with employee representatives, Trades Unions where applicable, and other employee forums; and

  •
  Where employees have any concerns about their treatment at work, or the conduct of their management, there are channels for raising the matter at the highest levels in the Company.

        The Marconi Human Rights Code is also promoted to our major suppliers as an expectation when they are contracting with our businesses.

        During 2003-04 the Group continued to develop its communication portal, MyHR, to improve the awareness of employees to employment policies with access available through our intranet to all employees on a global basis.

        During 2003-04 many policies were communicated to employees, but of particular note was the global implementation of policies covering Ethical Conduct, a Financial Code of Ethics and a Whistle Blowing process. All of these were issued to employees in local languages. The Whistle Blowing process includes reference to Public Concern at Work, should employees wish to seek 24-hour, confidential advice from an external organisation.

Marconi people providing support to their communities

        Marconi and its employees have a long established and well-respected record of supporting charities and educational programmes in their local communities. During 2003-04 this support included:

  •
  Charity support for the NSPCC Full Stop Campaign and Youth At Risk in the UK;

  •
  Support to North Allegheny Senior High School Communications Technology Curriculum in the USA;

  •
  The British Malaysia School Link Programme; and

  •
  Business in the Community in the UK.

        In addition to the support noted above, the Group also provided assistance, time and resources to the many employees engaged in charitable and community activities.

        Marconi continues to be supportive of its employees in their drive to give something back to our and their communities.

TECHNOLOGY OVERVIEW

Introduction

        Marconi's core business is the provision of equipment and services to telecommunications service providers and other telecommunication network operators. Marconi sells to its customers the infrastructure, or hardware, and the programs, or software, to enable them to increase the capacity, predictability and reliability of voice, video and data communications carried over their networks. Through its services business Marconi provides services throughout the network lifecycle from design and implementation through to ongoing continuous support and operation.

        The following section gives further detail on the technologies the Group offers its customers broken down by technology area and giving examples of specific customers in each main area. Readers may find it useful to refer to the glossary on page 94.

        For 2003-04, adjusted Group research and development (R&D) expenditure on continuing operations (before goodwill, exceptionals and share options) was £185 million (2003: £300 million—see page 13). The core of this R&D spend was focused on Optical Networks, Broadband Routing & Switching and Access Networks, which together accounted for over 80% of adjusted R&D spend during the year.

Optical Networks

        Marconi continues to invest in optical technology, which allows operators to transport communications traffic around their networks along optical fibres. Marconi's next-generation optical range is more effective for carrying the new and rapidly growing internet and broadband services.

        As a leading optical vendor in Europe, Marconi is well positioned to evolve customers towards data-intensive, optical networking. For the challenging Edge and Metropolitan Area Networks, we offer a range of new optical multiservice platforms that are highly flexible in terms of service type, volume and mix. The platforms are modular and scalable, significantly reducing the total cost of ownership. Marconi's OMS1664, formerly SMA16-64, a high-capacity, multiservice platform launched last year, designed specifically for simultaneously handling and provisioning of a wide range of data and TDM services has now gained significant market traction and has been shipped to over 20 customers. Investment continues in our next-generation Synchronous Digital Hierarchy (SDH) products with the launch of the SMA1/4UC providing a cost-effective and compact addition. Additionally, plug-in data cards are available as a low-risk, low-cost solution for upgrading our significant SDH installed base with advanced data functionality, where there is available capacity.

        Marconi has also announced a partnership with RBN to provide customers with a Coarse Wave Division Multiplexing (CWDM) platform for more cost-effective, low-density wavelength service delivery than traditional DWDM.

        Marconi has recognised the need for operators to lower the total cost of ownership of the Core network and move to an increased multiservice environment. Our world leading integrated SDH/ODU/WDM solutions with ASTN control plane architecture have enabled major customers such as Telecom Italia to realise significant cost savings with a future-proof scalable network. The combination of intelligence and flexibility has allowed Marconi to achieve a 12% European market share within a year of entering the Optical Core Switch (OCS) market. The new OMS32xx family of scalable, optical core switches is unique in its ability to support an unrestricted mix of SDH and OTN multiplexing and switching in a single switch fabric, enabling optical equipment to interwork with other network elements.

        Marconi also unveiled the Multihaul 3000 this year, a highly cost-effective DWDM platform that has multiple span options from a single box, which means it can be applied to Metro, Regional and Core networks. The Multihaul 3000 also acts as an integrated module for Marconi's multiservice platforms, allowing the service provider to construct flexible solutions to best meet the needs of varying parts of the network. The platform has already been deployed in a number of leading operators throughout Europe and Asia Pacific and has contributed to a significant improvement in the Group's market share of the European long haul DWDM market.

        Optical Networks has focused on maintaining its core customer base by continuing to evolve existing products while at the same time developing new class-leading products that enable operators to evolve to the next-generation networks today.

Focus on Telecom Italia

        February 2003 saw Marconi announce that it would supply Telecom Italia with next-generation network equipment capable of optimising the transmission of data over SDH. Under the frame agreement, Telecom Italia will be able to further optimise its optical network infrastructure allowing it to respond to the growing demand for broadband services from its customers. By integrating network layers, Telecom Italia will be able to make innovative data services available to a wider audience with the aim of providing a further boost to the broadband market in Italy.

Focus on Telstra

        Marconi has been selected as a preferred supplier of next-generation 10 Gigabits per second (Gbps) DWDM and SDH products for the Inter-capital, Metropolitan and Regional networks of Telstra in Australia. Under the frame agreement, Marconi is positioned to supply hardware as well as commissioning and support services to Telstra when the carrier upgrades its transmission network to 10 Gbps capacity.

Access Networks

        Driven by end user demand for greater services and bandwidth, the Access market is one of the key areas in which the Group's customers have increased their capital expenditure. This market is characterised by rapid growth in the number of lines deployed by operators coupled with aggressive price competition between suppliers. The Marconi Access Hub platform combines flexibility, scalability and intelligence; it is a true broadband, multiservice, multimedia platform that takes broadband well beyond fast internet connectivity with high-speed data (Ethernet and ATM), it gives end-users access to data, video and broadcast/multicast TV services and, of course, voice telephony.

        As a next-generation Multiservice Access Node (MSAN), it can address multiple access market segments from the same platform, such as xDSL broadband for both ATM and IP centric networks, Fibre to the Home (FTTH), Fibre to the Curb (FTTC), aggregation and PSTN replacement. By migrating all these services onto one platform, operators can achieve a substantial reduction in their operating expenditure, in excess of 50% in some cases.

Focus on BT

        In August 2003 Marconi announced, it had signed a three-year frame contract with BT for the provision of its Access Hub platform. The contract is an early first step towards BT's 21st Century next-generation network project.

Fixed Wireless

        Marconi is synonymous with radio and remains at the forefront with its MDRS and MDMS ranges of microwave systems.

        MDRS (Marconi Digital Radio System) is a range of cost-effective, point-to-point SDH microwave radio systems, delivering reliable bandwidth to the Metro and Core in short-haul or long-haul applications, particularly mobile backhaul.

        MDMS (Marconi Digital Multipoint System) delivers toll-quality voice and high-speed data, multimedia and leased-line services to both business and multi-dwelling residential customers. It offers high reliability and exceptional bandwidth efficiency for the spectrum used.

        2003-04 has been a productive year for roll-outs in the 3G mobile systems sector with continued GSM/CDMA system expansions and basic connectivity projects. Marconi provides connectivity with microwave radio in high speed point-to-point SDH spans up to 100km and in lower speed access radio networks in either point-to-point or point-to-multipoint formats over a few kilometres reach.

        This year will see a major R&D programme deliver a new Access Radio (AXR) that, through innovative design, changes the economics of fixed wireless access and complies with two major international standards for radio access—ETSI HiperAccess and WiMAX.

Broadband Routing & Switching

        Marconi's broadband routing and switching multiservice platforms, including the BXR-48000, combine the scalability and reliability to protect existing revenue streams with the flexibility to offer profitable, carrier-class, next-generation IP, Ethernet, 3G and packetised voice services.

        Designed for Core and Edge networks, Marconi switch routers support the exceptionally high quality of service needed for today's real-time, mission-critical, IP-based applications.

        The ASX-4000 can switch at transmission speeds ranging from 10 Gbps to 40 Gbps and can be positioned either within the Core or at the Edge of service provider networks or high-capacity private networks. The platform allows service providers to transport voice traffic over packet switched infrastructures such as ATM (VTOA) or IP (VoIP).

        The BXR-48000, the industry's highest-capacity switch router, can operate at transmission speeds ranging from 40 Gbps to 480 Gbps. It can be configured as a very high capacity router or a very high capacity switch. Routers function in the IP (packet) networking domain, while switches typically operate in the traditional voice, frame relay and ATM domains. The military-grade capabilities demonstrated by the BXR-48000 are equally applicable for the voice, video, data and multiservice networks of service providers and large non-military organisations.

SoftSwitch

        The comprehensive feature set and software architecture of the Marconi SoftSwitch XCD5000 enable carriers to replace traditional, voice-only networks with new multimedia access and switching technologies. It provides a seamless integration with customers' existing voice networks whilst providing an opportunity for them to increase revenues and save costs. The SoftSwitch supports traditional Class 4 and Class 5 PSTN services, advanced business services and next-generation multimedia services, all from one platform.

        Development investment in the SoftSwitch XCD5000 continues to add additional revenue-generating and cost-saving functionality to the product. This functionality includes new revenue-generating Session Initiation Protocol (SIP) based next-generation services. SIP is an open standard for establishing and managing multiparty, mixed-media communications sessions over converged networks. There are also new features to allow operators to easily migrate their existing TDM networks to an IP-based network, thus making significant operational cost savings whilst continuing to support the traditional revenue-earning services. For teleworkers, the SoftSwitch enables broadband services for the home with options for multiple phones, voice, video and data services, such as videoconferencing, to enhance the experience of employees migrating to remote working.

        Marconi has also announced a new partnership with Mitel, a leading global provider of business communications solutions, to provide feature-rich, highly scalable IP communications solutions to enterprises. This partnership utilises the SIP protocol for internetworking and integration of the highly scalable SoftSwitch with the rich features of Mitel's IP PBX to deliver a wide range of IP telephony features and innovative IP applications. This solution redefines how communications solutions can be deployed efficiently and effectively to large enterprises.

Focus on Kingston Communications

        Marconi signed a frame contract with UK service provider, Kingston Communications, in June 2003 for the supply of its next-generation switching product, SoftSwitch. SoftSwitch will make it easier for the operator to scale up services for both business and residential customers. It offers the potential for a managed centrex capability that will reduce operational expenditure for Kingston's customers.

Network Management

        With constant changes and upgrades to equipment and network infrastructure, ease of provisioning and migration are paramount. The introduction of carrier-class network management systems have revolutionised network operations; helping operators better control their network assets, optimise the efficiency of their networks, increase their competitiveness and improve customer satisfaction. Marconi's ServiceOn portfolio of carrier-class, open-standard network management products, not only supports all of the Group's access, data, optical and switching solutions but also supports selected third-party products in order to provide end-to-end network management solutions for operators.

STATUTORY AND FINANCIAL CONTENTS

27	Directors
28	Corporate governance
32	Directors' report
35	Report to shareholders by the Board on directors' remuneration
44	Corporate social responsibility
46	Statement of directors' responsibilities
47	Independent auditors' report
48	Consolidated profit and loss account
49	Balance sheets
50	Consolidated cash flow statement
50	Reconciliation of net cash flow movements in net monetary funds/(debt)
51	Consolidated statement of total recognised gains and losses
51	Reconciliation of movements in equity shareholders' interests
52	Notes to the accounts
87	Statistical information 2000 to 2004
88	Information for shareholders
90	Shareholder services
91	Notice of meeting
94	Glossary of terms

DIRECTORS

J F Devaney Chairman; Chairman of the Nomination Committee (b)

Aged 57. Appointed Chairman of the Board of directors of Marconi Corporation plc in December 2002, he is also Chairman of the Nomination Committee. Mr Devaney is founder and chairman of BizzEnergy Group Limited and chairman of Ergo Finance LLP. He was a director of EA Technology Limited until May 2003 and chairman of Liberata plc until November 2002. He stepped down in September 2002 as chairman of EXEL plc and was a non-executive director of HSBC Bank plc from 1994 to 2000 and British Steel Limited (now known as Corus UK Limited) from 1998 to 1999. He was executive chairman of Eastern Electricity Limited until 1998 and prior to that executive chairman of Kelsey-Hayes Corporation.

M K Atkinson Senior Independent Director; Chairman of the Audit Committee (a)(b)(c)

Aged 59. Appointed non-executive director of Marconi Corporation plc in December 2002, he is also Chairman of the Audit Committee and was designated Senior Independent Director in March 2004. He is also the senior non-executive director of Coca-Cola HBC S.A. (Athens) and chairman of its audit committee. In addition, he is the senior independent director of Cookson Group plc and chairman of its audit committee. Previously he served as group finance director at Lloyds TSB Group plc between 1994 and 2002 and remained on that board as a non-executive director until April 2003. Mr Atkinson spent his early career in Latin America and the Middle East and held various senior management roles internationally and in the UK for 24 years before becoming Lloyds TSB Group plc's finance director.

P S Binning Chief Financial Officer

Aged 44. Appointed to the Board of directors of Marconi Corporation plc in October 2003. He previously held a number of senior corporate and operational finance roles at Diageo Plc from 1986, most recently as corporate finance director, group financial controller, CFO Europe and CFO Americas. Prior to joining Diageo, Mr Binning worked for Solex Plc and Electrolux Ltd.

M J Donovan Chief Operating Officer

Aged 51. Appointed to the Board of directors of M (2003) plc in January 2000 and became a director of Marconi Corporation plc in November 2001. He resigned as a director of M (2003) plc following the restructuring of the Marconi group in 2003. Mr Donovan became Chief Executive Officer of GEC's industrial electronics group in 1998, subsequently Chief Executive of Marconi Systems and Marconi Capital, and in September 2001 was appointed Chief Operating Officer of the Marconi group. He previously held a number of executive management positions in British Aerospace Plc, between 1994 and 1998, Vickers plc, between 1991 and 1994, and the Rover Group, between 1976 and 1991. Mr Donovan is based in the US.

K R Flaherty Non-executive director (b)(c)

Aged 53. Appointed non-executive director of Marconi Corporation plc in May 2003. Ms Flaherty is currently chief marketing officer of AT&T and a director of GenTek, Inc. She is a US based global telecommunications executive with over 20 years' experience in the communications industry. She spent 17 years with MCI Communications Corporation, latterly as senior vice president, global product architecture and engineering. Between 1995 and 1997, she spent two years on secondment from MCI to BT, during which time she was BT's marketing director for National Business Communications and between 1998 and 2001, she was in Brussels and New York as president and chief operating officer of Winstar International, a fixed wireless communications company.

P C F Hickson Non-executive director; Chairman of the Remuneration Committee (a)(b)(c)

Aged 59. Appointed non-executive director of Marconi Corporation plc in May 2004, he is also Chairman of the Remuneration Committee. Mr Hickson has been chairman of AWG plc since January 2003 having been a non-executive director of the company since May 2002. He was group finance director of Powergen plc from 1996 to 2002 and of MAI plc from 1991 to 1996. He was also a non-executive director of RAC Plc from 1994 to 2002.

W K Koepf Non-executive director (a)(b)(c)

Aged 62. Appointed non-executive director of Marconi Corporation plc in December 2002. Mr Koepf is a director of PXP Software AG (formerly Pixel Park CEE Holdings AG), Aldata Solutions Oyj and Gemplus International SA as well as an adviser to venture capital company Techno Venture Management GmbH. Previously he was chief executive officer of Compaq Computer Corporation for the EMEA region until 2002. Prior to joining Compaq he held a range of senior management positions with some of the world's leading technology companies, including Texas Instruments, Siemens and European Silicon Structures S.A.

D F McWilliams Non-executive director (a)(b)

Aged 52. Appointed non-executive director of Marconi Corporation plc in September 2003. He is founder and chief executive of the Centre for Economics and Business Research (cebr); an independent consultancy providing analysis, forecasting and strategic advice to major UK and multinational corporations, financial institutions, government departments and agencies as well as the European Commission. He is an economics adviser to the Chartered Institute of Marketing. Prior to founding cebr in 1993, Mr McWilliams spent four years as chief economic adviser to the CBI. He is also a former chief economist with IBM United Kingdom Ltd.

M W J Parton Chief Executive Officer

Aged 49. Appointed to the Board of directors of M (2003) plc in January 2000 and became a director of Marconi Corporation plc in November 2001. He resigned as a director of M (2003) plc following the restructuring of the Marconi group in 2003. Mr Parton was appointed Chief Executive Officer of the Marconi group in September 2001. He joined GEC in 1991 as Finance Director of GPT, GEC's telecommunications joint venture with Siemens, and was appointed Managing Director of GPT's public networks group in 1995, Managing Director of GEC's industrial group in 1997 and Chief Executive Officer of Marconi Communications in July 1998. Previously he held a number of finance appointments in STC Telecommunications Limited, between 1986 and 1991, GEC-Marconi Limited, between 1980 and 1986, and ICL plc, between 1977 and 1980.

Company Secretary
M A Skelly, 34 Grosvenor Square, London W1K 2HD

Registered Office
New Century Park, PO Box 53, Coventry CV3 1HJ

Denotes membership of:

(a)
Audit Committee

(b)
Nomination Committee

(c)
Remuneration Committee

CORPORATE GOVERNANCE

        From 1 April 2003 until 19 May 2003, Marconi Corporation plc (the Company) was an intermediate holding company, which owned the majority of the Marconi group.

        On 19 May 2003, the effective date of the Group's restructuring (the Restructuring), Marconi Corporation plc was separately listed on the London Stock Exchange and, as the ultimate parent company, became responsible for reporting on corporate governance for the Marconi group. In respect of the period prior to 19 May 2003, the Board of M (2003) plc (previously known as Marconi plc), the former ultimate parent company, was responsible for corporate governance matters.

        In this report, the Company is reporting on its corporate governance for the whole of the financial year to 31 March 2004 and will therefore include the arrangements for the period between 1 April 2003 and 19 May 2003.

        The principal corporate governance guidance that applies to UK companies listed with the United Kingdom Listing Authority is contained in the Combined Code, which was introduced in 1988. During 2003, proposals for change were made by the Higgs Review and additional guidance on audit committees was provided in the Smith Report.

        In light of these, a revised version of the Combined Code (the Revised Code) was issued in July 2003, which applies to reporting years beginning on or after 1 November 2003.

        The Company's formal obligation on this occasion is therefore to report on compliance with the original Combined Code, which is done formally at the end of this statement. However, as the Revised Code builds upon the Combined Code's approach, much of this statement is also written in the context of the Revised Code.

        As the Company's American depositary receipts are listed on Nasdaq, it must also comply with the Nasdaq Marketplace Rules including the recently introduced rules on corporate governance, as they currently apply.

The Board

        The Company is controlled through the Board of directors which currently comprises the Chairman, three executive directors and five non-executive directors who, with their different backgrounds, bring with them a wide range of expertise and experience to the Company. The Board considers all five of the non-executive directors to be independent both in relation to the criteria set out in the Revised Code and the Nasdaq rules on corporate governance.

        The names and biographical details of the directors, together with the membership of the principal Board committees are set out on page 27.

        There is a clear division of responsibility between the Chairman and Chief Executive Officer with no single individual having unfettered powers of decision. The Chairman is responsible for running the Board and ensures that all directors receive sufficient accurate, clear and relevant information on financial, business and corporate matters, in a timely manner, to enable them to participate effectively in Board decisions. The Chairman's other significant business commitments are his non-executive chairmanships of BizzEnergy Group Limited and Ergo Finance LLP.

        The Chief Executive Officer's primary role is the effective management and proper control of the Company's businesses with the objective of achieving the delivery of the strategic and financial objectives approved by the Board from time to time.

        The Revised Code continues with the recommendation to appoint a senior independent director. However, as all of the non-executive directors, except Mr P C F Hickson, were newly appointed between December 2002 and September 2003, it was not felt appropriate to designate this role until the Restructuring had been completed and the new non-executive directors had become more familiar with the Group and their fellow directors. On 22 October 2003 Mr I M Clubb was designated Senior Independent Director but resigned his directorship on 26 January 2004 for personal reasons. On 25 March 2004 Mr M K Atkinson was designated Senior Independent Director.

        The Board ordinarily meets at least 10 times a year but holds additional meetings when circumstances require. Between meetings, the Chairman and Chief Executive Officer update the non-executive directors on current matters. In addition, the Chairman holds meetings with the non-executive directors, without the executive directors present, and the Senior Independent Director will be holding meetings with the non-executive directors, without the Chairman present.

        The Board, which has reserved certain specific matters to itself, is responsible for overall Group strategy, acquisition and divestment policy, consideration of significant financial matters, review of the financial performance and strategic direction of the operating businesses and establishing appropriate levels of delegated authority.

        Directors receive appropriate training on appointment and as necessary thereafter. They attend an induction programme which aims to provide an understanding of the Company, its strategy, structure, geographical spread of operations, financial position, the markets in which it operates, its products and technologies, its people and, where appropriate, their legal responsibilities as a director. The directors have access to the advice and services of the Company Secretary and there is an approved procedure by which all directors can obtain independent professional advice at the Company's expense in furtherance of their duties, if required.

        The Company has engaged the services of an external consultancy to assist with Board performance evaluation, which will be undertaken during the year commencing 1 April 2004.

Board committees

        Terms of reference of the Audit, Nomination, Operations and Remuneration Committees of the Board are published on the Company's website (www.marconi.com) and are available on request from the Company Secretary. The principal committees and a description of their terms of reference, are as follows:

Audit Committee

        Mr M K Atkinson chairs the committee. All the members of the committee are independent non-executive directors. The committee meets formally at least four times a year with the Chairman, Chief Financial Officer and other executive directors attending by invitation.

        The committee's principal activities relate to (1) the engagement of external auditors and the monitoring of their effectiveness and independence, (2) considering the effectiveness of the internal audit function, (3) reviewing the Group's accounting and financial reporting procedures and systems of internal control, and (4) reviewing formal announcements relating to the Company's financial performance, including UK and US quarterly and annual results announcements and annual financial statements. The Company's internal and external auditors attend committee meetings by invitation and have the opportunity to raise matters or concerns in the absence of executive directors.

        To fulfil its responsibility for ensuring auditor objectivity and independence, the committee receives regular reports from the Company's external auditors in relation to any non-audit services provided, proposed or contemplated and is required to pre-approve the provision of such services and take whatever actions or make whatever recommendations it feels are appropriate to maintain the objectivity and independence of the external auditors.

        The committee is also responsible for the arrangements in relation to the Company's Financial Code of Ethics and its "Speak up" policy, which provides a facility for employees to raise concerns, in confidence, about possible accounting irregularities, failures of internal controls or other similar matters. The Code and policy are published on the Company's website.

Nomination Committee

        This committee is chaired by Mr J F Devaney. The committee reviews the balance of skills, knowledge and experience represented on the Board and makes recommendations to the Board concerning any adjustments deemed to be necessary.

        After following a process, which involves the preparation of a job specification and assessment of the capabilities required to fulfil it, briefing an external executive search consultancy and interviewing any candidates that the committee feels are appropriate from those identified by the search consultancy, the committee makes recommendations to the Board on all proposed new appointments of directors.

        In accordance with the Company's Articles of Association, all directors are subject to reappointment at the first annual general meeting following their appointment and to reappointment thereafter at intervals of no more than three years.

Operations Committee

        This committee meets at least twice a year. Its current membership comprises Ms K R Flaherty, who chairs the committee, Mr M J Donovan and Mr W K Koepf. The Committee's main functions include the review of the Group's manufacturing strategy, product cycle management, sales and marketing strategy, delivery performance, quality performance and customer satisfaction.

Remuneration Committee

        The Report to shareholders by the Board on directors' remuneration, on pages 35 to 43, describes the membership and terms of reference of the Committee. It also sets out the Company's remuneration policy, practice and details of the remuneration of individual directors. Approval of this report will be sought at the forthcoming Annual General Meeting.

Executive Committee

        This committee, which normally meets monthly, comprises the executive directors and seven nominated senior executives. The quorum (of three) requires the presence of at least two executive directors. Mr M W J Parton chairs the committee. The committee's main functions include approval of the Group's business plan and budget, the review of performance against plan, the Group's strategies in areas including technology, people, information technology, corporate communications and change programmes, all subject to approval by the Board. This committee also deals with day-to-day matters of a routine nature (for which the quorum is two, one of whom must be an executive director). The committee also fulfils the role of a business risk committee.

Attendance at meetings

        The following table indicates the number of Board meetings and meetings of the Audit, Nomination and Remuneration Committees held in the year to 31 March 2004 and attendance at those meetings.

	Board	Audit	Nomination	Remuneration
Number held	15	6	2	4

Number attended (number eligible to attend):
J F Devaney	15 (15)	N/A	2 (2)	N/A
M K Atkinson	14 (15)	6 (6)	2 (2)	3 (4)
P S Binning	6 (6)	N/A	N/A	N/A
I M Clubb	8 (9)	5 (5)	1 (1)	4 (4)
M J Donovan	14 (15)	N/A	N/A	N/A
K R Flaherty	9 (11)	N/A	2 (2)	3 (4)
C C Holden	9 (9)	N/A	N/A	N/A
W K Koepf	15 (15)	6 (6)	2 (2)	4 (4)
D F McWilliams	7 (7)	3 (3)	1 (1)	N/A
M W J Parton	15 (15)	N/A	N/A	N/A

        All directors in office at the commencement of the annual general meeting held on 8 September 2003 were in attendance for the meeting.

Relations with shareholders

        The Company gives a high priority to communication with shareholders. The announcement of interim and final results provide opportunities for the Company to answer questions from institutional investors covering a broad range of issues. In addition, there is regular dialogue with institutional investors to ensure a mutual understanding of objectives.

        The Company's website (www.marconi.com) provides access for all shareholders to information about the Company including the annual report and quarterly financial reports, details of recent announcements, investor presentations and share price information. Shareholders are able to put questions to the Company through its website.

        The Chief Executive Officer and Chief Financial Officer maintain a regular dialogue with the Company's major institutional investors and brief the other members of the Board on the views expressed by those investors. In addition all directors receive analysts' briefing notes on the Company. The Chairman and Senior Independent Director are available to institutional investors to discuss corporate governance matters, as and when required, and the Chairman invites major institutional investors, should they wish, to meet with newly appointed non-executive directors.

        The Company aims to deal expeditiously with all enquiries from individual shareholders. Individual shareholders also have the opportunity of attending annual general meetings, to put questions to the Chairman and the other directors. Directors also meet informally with shareholders after these meetings. The Company keeps under review ways in which it can communicate more effectively with its shareholders throughout the year as well as at annual general meetings.

        It is the Company's practice to send the Notice of the Annual General Meeting and related papers to shareholders at least 20 working days before the meeting and to propose separate resolutions on each substantially separate issue. Votes will be taken by poll at the forthcoming Annual General Meeting and the results, including any votes withheld, will be published as soon as possible after the conclusion of the meeting. All directors are expecting to attend this year's Annual General Meeting.

Financial reporting

        The Board includes a detailed review of the performance and financial position of the Group's businesses on pages 6 to 21. In making this available alongside the Chairman's statement, the Chief Executive's review and the Directors' report, the Board seeks to present a balanced and understandable assessment of the Company's position and progress. Furthermore, the Company publishes quarterly results announcements, which provide a regular update on the Company's performance throughout the year.

Internal control

        The Board has established procedures that enable the Group to comply with the guidance on internal controls issued by the Turnbull Committee and that included in the Revised Code. In addition, the Group intends to comply fully with the Nasdaq Marketplace Rules on corporate governance, as they come into force.

Responsibility

        The directors have overall responsibility for the Group's system of internal control and for reviewing its effectiveness. Any system of internal control can only manage and not eliminate the risk of failing to achieve business objectives and can only provide reasonable and not absolute assurance against material misstatement or loss.

Risk and the control structure

        A framework for managing risk exists within the Group and the Board oversees an ongoing process for identifying, evaluating and managing the significant risks faced by the Group. These risks include strategic, operational, commercial and financial matters.

        Terms of reference clearly define responsibilities of the Board, the Executive Committee and the Audit Committee and written policies establish levels of delegated authority throughout the Group's businesses.

        A formal business risk management process, in accordance with Turnbull guidance, has been followed during the year and up to the date of this report from which the Audit Committee has established a comprehensive internal audit plan. The risk process identifies, evaluates and manages significant risks faced by the Group. Risks are identified through a bottom up process whereby each management unit map risks they face, evaluate the likelihood of the risk occurring and the impact if they do occur. The Executive Committee has assessed and prioritised the management unit risks, identified potential Group risks and developed action plans to mitigate these risks to a desired level. Progress is reviewed quarterly against these plans.

        The Group's outsourced internal audit function follows a plan which is approved by the Audit Committee, developed from the Group risk assessment process and designed to review internal controls, IT systems and other ad hoc projects. The Audit Committee and key members of the Executive Team receive and assess reports on any identified weaknesses with the system of internal control and recommendations to address these.

Developments in control processes

        The most significant element of risk management undertaken by the Group during the year has been to complete its financial restructuring in May 2003. The subsequent management of cash and debt has been achieved through reducing working capital, delivering on a programme of disposals and improving the business profitability through gross margin improvement and cost reduction.

        The Chief Financial Officer intends to establish a Finance Committee that will report to the Board on the management of financial risks and policy, including compliance with debt covenants, funding and capital structure, budgets and cash forecasts, and tax and treasury policy. A new treasury policy has been approved and adopted during the year to address the Group's new capital structure.

        A requirement of the Group's Notes, which were issued as a result of the financial restructuring, is to file quarterly reports with the SEC under US GAAP. The Group has therefore increased the capacity and capability of its central finance function, is implementing a new consolidation and reporting IT system, and has established improved disclosure controls over its financial reports.

        A Financial Code of Ethics has been adopted for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and senior finance team, which is published on the Company's website. The Code deals with honest and ethical conduct, disclosure in reports and accounts and compliance with laws and regulations. A wider code of conduct for all employees has additionally been adopted, which is also published on the Company's website, this includes a "Speak up" policy which provides the means of communication to enable employees to raise concerns about the Group's financial conduct.

        In 2004–05, the directors are committed to developing further the internal control framework. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 will require the Chief Executive Officer and Chief Financial Officer to certify at 31 March 2005 the effectiveness of the design and operation of internal financial controls and requires the Group's external auditors to issue an opinion on the validity of this certification. The Group is currently developing appropriate documentation and designing tests to demonstrate compliance with this requirement.

Control environment

        A comprehensive system exists for controlling the business and risks, ensuring adequate stewardship of assets, reporting accurate and timely financial information and maintaining proper accounting records.

        Financial results and key operating statistics are prepared and reported in accordance with Group policies and procedures. Forecasts are prepared each month and actual results are compared with forecasts and budgets and reviewed each month by the Board.

        Budgets are prepared by management units, reviewed by the Executive Committee and approved by the Board. Management units have also prepared comprehensive assessments and evaluation of business risks that are reviewed by the Executive Committee.

        Corporate reviews and approval procedures are in place to cover investments, disposals, strategy, capital expenditure, contract tenders, research and development investment, litigation, industrial relations, treasury management, insurance, taxation, outsourcing, pensions and environmental issues.

Monitoring of internal controls

        Clear processes exist for monitoring internal controls and reporting any significant control weaknesses and mitigation plans. These are co-ordinated by the Audit Committee, which has met six times during the year.

        Business units and the Executive Team certify quarterly to the Chief Executive Officer and Chief Financial Officer, through a letter of assurance, compliance with internal policies and procedures, including balance sheet reviews and revenue recognition, ethics and fraud, loan note covenants, local laws and regulations, delegated authorities, related party transactions, IT policy and reporting internal control weaknesses. The Chief Executive Officer and Chief Financial Officer consider the letters of assurance, interview those who have prepared them and monitor actions taken to address any significant issues. Summaries of these certifications are presented to the Audit Committee quarterly. In addition, the Audit Committee reviews relevant disclosures of the Group's quarterly financial reports filed in the UK and US.

        The Executive Team also reviews and approves the information disclosed in the Group's quarterly financial reports filed in the UK and US.

        The Audit Committee reviews, on behalf of the Board, the effectiveness of the system of internal control and carried out the following during the year:

  •
  a review of the external audit plan, scope and materiality of audit work, key judgements, management representations, audit issues and resolution and compliance with accounting policies;

  •
  a review of internal audit plans and linkage to the risk maps;

  •
  consideration of management reports on financial results and key judgements, external management letters and internal audit reports and recommendations on internal control systems and any significant weaknesses; and

  •
  a review of actions being taken to address control weaknesses in a timely manner.

        Reports from the Group's external auditors are presented quarterly to the Audit Committee prior to filing of the Group's quarterly financial reports in the UK and US. They discuss any internal control issues and financial reporting matters.

        Recently an issue indicating deficiencies in certain operational practices at one of the Group's smaller subsidiaries has arisen and action has been taken and further action is planned, which the Board believe will enhance the controls and procedures at this subsidiary. It is not currently believed that this issue has had or will have a material impact on the Group's results or financial condition.

Review of effectiveness

        The directors confirm that the Audit Committee has considered, within the past 90 days, the adequacy of internal controls and that they have reviewed the effectiveness of the system of internal controls described above, for the year ended 31 March 2004 and for the period to the date of approval of the financial statements.

        There were no significant changes in the design of the internal controls subsequent to the most recent evaluation.

        The directors have also concluded that the disclosure controls and procedures are effective for the year under review and to the date of the approval of the financial statements.

Compliance statement

        The Listing Rules of the United Kingdom Listing Authority require the Board to report on compliance with the provisions contained in Section 1 of the Combined Code throughout the accounting period and up to the date of approval of the financial statements. Throughout, and since, the year ended 31 March 2004, the Company (and previously M (2003) plc, as the former ultimate parent company of the Marconi group) has been in compliance with the provisions set out in Section 1 of the Combined Code, except for A2.1, in that from the beginning of the year until 22 October 2003 and from 26 January 2004 until 25 March 2004 no senior independent director had been designated for the reasons explained above.

DIRECTORS' REPORT

Profits and dividends

        The loss for the year to 31 March 2004 on ordinary activities after taxation and minority interests amounted to £153 million (2003: £1,144 million).

        The Board has determined that, taking into account the terms of the Company's Senior Loan Notes, no dividend will be declared in respect of the year to 31 March 2004.

Review of the Group

        An analysis of results and net assets for the Group and its share of joint ventures and associates is shown in note 3 to the accounts. A commentary on the activities of the Group and outlook is given in the Chief Executive's review on pages 4 and 5 and the Operating and financial review on pages 6 to 21. A review of the Group's research and development activities can be found in the Technology overview on pages 24 and 25.

        The Company acts as a holding company; its subsidiaries and associated companies are principally engaged in the provision of telecommunications equipment and services together with associated support applications. Further details of the principal subsidiaries, joint ventures and associates are shown in note 15 to the accounts.

Restructuring of the Group

        Pursuant to Schemes of Arrangement of M (2003) plc (previously known as Marconi plc) and the Company under Section 425 of the Companies Act 1985 (the Restructuring), the Company became the new ultimate parent company of the Marconi group on 19 May 2003, on which day the Company's shares, notes and warrants were admitted to the official list of the London Stock Exchange; its ADRs subsequently being listed on Nasdaq from 2 October 2003.

        The remaining assets of M (2003) plc, which is no longer a member of the Marconi group, will be distributed over time to its creditors in accordance with its Scheme of Arrangement following which it is intended that M (2003) plc will be liquidated or dissolved.

        Further details of the Restructuring are set out in the Operating and financial review on pages 6 to 21.

Acquisitions and disposals

        The following material disposals were made during the year ended 31 March 2004:

  •
  By two share placements in July and September 2003, the Group disposed of its interests in Easynet Group plc; and

  •
  In February 2004, the Group disposed of its North American Access business.

Directors

        The directors are listed on page 27, together with their biographical details.

        Mr I M Clubb and Ms K R Flaherty were appointed to the Board on 19 May 2003 and reappointed at the 2003 annual general meeting.

        Mr D F McWilliams was appointed to the Board on 8 September 2003.

        Mr P S Binning was appointed to the Board on 20 October 2003 and Mr C C Holden resigned from the Board on that date.

        Mr I M Clubb resigned from the Board on 26 January 2004.

        Mr P C F Hickson was appointed to the Board on 6 May 2004.

        In accordance with Article 84 of the Company's Articles of Association, Mr McWilliams, Mr Binning and Mr Hickson will retire from office at the 2004 Annual General Meeting and, being eligible, offer themselves for reappointment.

        Further details of the committees of the Board are given in the Corporate governance report on pages 28 to 31 and details of the remuneration packages of the directors and their share interests in the Company are contained in the Remuneration report on pages 35 to 43.

Substantial holders of share capital

        As at 4 June 2004 (the latest practicable date prior to the approval of this report), the Company was aware of the following holdings of 3% or more of the Company's ordinary share capital:

%
FMR Corp. and Fidelity International Ltd	8.90
Aviva plc and Morley Fund Management Ltd	5.86
Barclays plc	4.05
Legal & General Group Plc companies	3.40
The Goldman Sachs Group, Inc.	3.37
HBOS plc	3.06

Payment of creditors

        It is the policy of the Marconi group that operating subsidiaries agree with suppliers the best available terms taking account of quality, delivery, price and period of settlement and abide by those terms.

        Marconi Corporation plc is a holding company and, as distinct from the Marconi group, has no revenue and no trade creditors. It is therefore not possible to provide statistics for the Company as required by the Companies Act 1985.

Employees

        A report on people in the Marconi group can be found on pages 22 and 23.

        Full and fair consideration is given to applications for employment from people with disabilities having regard to their aptitudes and abilities; special arrangements are made to support the continued employment of those who become disabled. Wherever practical, access, facilities and training programmes are made available allowing people with disabilities to participate at work to the best of their ability.

        Individual employees and their representatives are kept informed of current business issues through the group's intranet website, telephone conference calls, briefing groups, training seminars and professional networks as well as through more formal consultative procedures.

Share option plans

        In anticipation of the completion of the Restructuring, the Company conditionally adopted two new share option plans: the Marconi Corporation Senior Management Share Option Plan (the Management Plan) and the Marconi Corporation Employee Share Option Plan (the Employee Plan), which became effective on 19 May 2003. Summaries of the Plans were contained in the prospectus of 31 March 2003 and are also described in the Remuneration report on pages 35 to 43. At 31 March 2004 options over 17,580,000 shares were outstanding to directors and senior managers under the terms of the Management Plan and options over a total of 6,070,000 shares were outstanding to other employees under the terms of the Employee Plan.

Corporate social responsibility

        A report on corporate social responsibility, including social, ethical and environmental conduct, can be found on pages 44 and 45.

Charitable donations

        Charitable donations made by Marconi group companies during the year amounted to £57,000 (2003: £141,000) of which £nil (2003: £nil) was made to charities in the United Kingdom. These amounts exclude non-cash support provided by operating businesses to charitable organisations and educational establishments. Further information on charitable activities can be found in the report on Marconi people on pages 22 and 23.

Political donations

        No donations for political purposes were made during the year (2003: £nil) and the directors do not propose to make any donations to political parties in the foreseeable future.

        The Companies Act 1985 (the Act), as amended by the Political Parties, Elections and Referendums Act 2000, obliges companies to obtain prior shareholder approval before donations, above certain limits, are made to EU political organisations or EU political expenditure is incurred (as defined in the Act). The definitions of these terms are very wide and could include donations or expenditure that would not commonly be regarded as being made or incurred for political purposes. As a result of this, the Company will propose resolutions to this year's Annual General Meeting, authorising the Company (and certain of its subsidiaries) to make such donations and incur such expenditure, on a precautionary basis. The Company has set up procedures to monitor certain types of expenditure that could fall into the categories described above.

Capital reduction

        On 21 May 2003 the Court approved a reduction of capital of the Company from £300,000,000 to £156,687,463.25 and the cancellation of £4,369,742,176.73 standing to the credit of the share premium account. One of the requirements of the reduction of capital involved the Company giving an undertaking to the Court to create a special reserve comprising the excess of the cancelled share capital and share premium account over the deficit on the Company's profit and loss account as at 31 March 2003. Pursuant to the undertaking, subject to certain exceptions, no amount shall be transferred out of such reserve for so long as there remains outstanding any debt or claim against the Company as at 22 May 2003.

Share consolidation

        Following shareholder approval at the 2003 annual general meeting, the share capital of the Company was consolidated with effect from 9 September 2003, such that every five issued and unissued ordinary shares of 5p each were consolidated into one ordinary share of 25p.

Going concern

        A statement is made in the Operating and financial review, on page 20 in relation to this matter.

Annual General Meeting

        The Annual General Meeting will be held on 13 September 2004. The notice of meeting is set out in full on pages 91 to 93, and a proxy card is enclosed with this report.

        The special business to be conducted at this year's Annual General Meeting relates to:

  •
  Resolution 8: which will be proposed as an ordinary resolution, authorising the directors to allot relevant securities up to a maximum value of £16,668,000, representing just under one third of the nominal amount of the issued share capital of the Company at the date of this report. This resolution is in place of the existing authority and will be effective until next year's annual general meeting or, if earlier, 13 December 2005. It is the present intention of the directors to seek a similar authority annually. No treasury shares were held by the Company at the date of this report. The directors have no present intention of exercising this authority except in relation to the allotment of ordinary shares of 25p on the exercise of warrants.

  •
  Resolution 9: which will be proposed as a special resolution, authorising the directors to allot equity securities for cash other than on a pre-emptive basis. This authority will enable the directors to issue shares in connection with a rights issue and otherwise to issue shares for cash up to a nominal amount of £2,500,000 (representing around 5% of the issued share capital of the Company at the date of this report), which includes the sale on a non pre-emptive basis of any shares the Company holds in treasury, if required. This resolution is in place of the existing authority and will be effective until next year's annual general meeting or, if earlier, 13 December 2005. It is the present intention of the directors to seek a similar authority annually.

  •
  Resolution 10: which will be proposed as a special resolution, authorising the Company to purchase up to a maximum of 20,000,000 of its ordinary shares of 25p in the market, representing around 10% of the issued ordinary share capital of the Company at the date of this report. The price paid for any shares purchased will not be less than the nominal value of 25p per share nor more than 5% above the average of the middle market quotation of the Company's ordinary shares as derived from the London Stock Exchange Daily Official List for the five business days preceding the day on which the shares are purchased. This resolution will be effective until next year's annual general meeting or, if earlier, 13 December 2005. It is the present intention of the directors to seek a similar authority annually.

    The directors have no current intention of using this authority and recognise that it could only be used subject to the restrictions imposed under the terms of the Company's Senior Loan Notes, while they remain outstanding but feel that the granting of this authority provides for greater flexibility in the management of the Company's share capital.

    The directors will only use this authority if they are satisfied that any purchase will lead to an increase in the earnings per share of the ordinary share capital in issue after the purchase and, accordingly, that the purchase is in the best interests of shareholders. The directors will also give careful consideration to the gearing levels of the Company and its general financial position.

    If the directors use this authority, they may consider holding any shares purchased in treasury, in accordance with the provisions of the Companies Act 1985, rather than cancelling them. Shares held in treasury may subsequently be sold for cash, cancelled or used to satisfy share options or share awards under share incentive schemes. Once held in treasury, the Company is not entitled to exercise any rights, including the right to attend and vote at meetings, in respect of those shares. No dividend or other distribution of the Company's assets may be made to the Company in respect of treasury shares.

    Although none of the investor groups have yet issued guidance in relation to the purchase, holding or sale of treasury shares, the directors will have regard to such guidance when it is issued.

    The total number of options to subscribe for ordinary shares outstanding on 4 June 2004 (the latest practicable date prior to the approval of this report) was 23,180,528. The proportion of issued share capital that they represented at that time was around 11.56% and the proportion of issued share capital that they would represent if the full authority to purchase shares is used is 12.84%.

  •
  Resolutions 11-17: which are being proposed as ordinary resolutions, authorising the Company and six of its wholly owned subsidiaries to make donations to EU political organisations and incur EU political expenditure, as defined in the Companies Act 1985, and as more fully described above under Political donations.

  •
  Resolution 18: which is being proposed as an ordinary resolution, approving the introduction of a new employee sharesave plan, as described in greater detail in the circular to shareholders accompanying this report.

By Order of the Board
Marconi Corporation plc

M A Skelly
Company Secretary
New Century Park, PO Box 53
Coventry CV3 1HJ

9 June 2004

REPORT TO SHAREHOLDERS BY THE BOARD ON DIRECTORS' REMUNERATION

(a)   Introduction

        The following report outlines the Company's policy on remuneration of executive and non-executive directors of the Company and senior executives of the Group and details actual remuneration of both executive and non-executive directors of the Company for the year ended 31 March 2004. For the year ended 31 March 2004 remuneration of executive directors was considered by the Company's Remuneration Committee.

        In preparing this report consideration has been given to the requirements of the Directors' Remuneration Report Regulations 2002, the Listing Rules and accepted best practice.

        It is the intention of the Board to put this report to an advisory vote of shareholders at the forthcoming Annual General Meeting at which the financial statements will be considered. The Board unanimously recommend that shareholders vote in favour of this report.

(b)   The Remuneration Committee:

(i)    Membership

        The Board established, with effect from 19 May 2003, a Remuneration Committee. The committee currently comprises the following non-executive directors:

  P C F Hickson (Chairman)
  M K Atkinson
  K R Flaherty
  W K Koepf

        I M Clubb served as Chairman of the committee until his resignation as a director of the Company on 26 January 2004. P C F Hickson became a member and was appointed Chairman of the committee on 6 May 2004. In accordance with the best practice recommendations of the Combined Code the committee's members are all independent of management and free from any business or other relationship which could materially interfere with the exercise of their independent judgement. The Company Secretary acts as secretary to the committee.

(ii)   Terms of reference

        The committee operates in accordance with written terms of reference, which have been determined by the Board and take into account best practice and the requirements of the Combined Code. The committee meets formally at least twice a year and otherwise as required.

        The committee makes recommendations to the Board on broad policy to be adopted for executive remuneration and on the total remuneration packages of the Chairman and executive directors and certain other senior executives of the Group. This includes, where appropriate, the determination of basic salary, cash bonuses and other incentive scheme entitlements, other benefits including pensions and the terms of individual executive directors' service agreements.

        The committee has access to the advice and services of Neil Sutcliffe, Chief Human Resources Officer and Peter Harris, Head of Compensation, Pensions and Benefits neither of whom have been formally appointed by the committee. The committee also takes the advice of the Chairman and Chief Executive, as appropriate, on the performance of the executive directors but they do not participate in any discussion relating to their own remuneration. No external advisors have been consulted or formally appointed by the committee.

        The fees of non-executive directors are reviewed and determined by the Board.

(iii) Remuneration policy and practice

        The key principles as adopted by the committee are:

  •
  To ensure that executive remuneration policy and practices support business strategy and are cost-effective;

  •
  To provide remuneration packages which are competitive within the Company's operating environment, enabling the Company to attract, retain and motivate senior executives of high quality with appropriate skills;

  •
  To operate short and long-term incentive plans, as part of total remuneration, which reward the delivery of results aligned with shareholders' interests while limiting earnings where there is under-performance; and

  •
  To provide management and employees with appropriate incentives to develop the Company's position in order to exploit the opportunities which will arise in the telecommunications industry.

        The main elements of remuneration of the executive directors are:

  •
  Basic salary;

  •
  Share based incentives; and

  •
  Pension.

        The Chairman and executive directors are remunerated by a combination of fixed and performance related elements. Fixed remuneration consists of basic salary, pension and benefits in kind. Performance related remuneration consists of the award of share options. The performance related elements of remuneration are intended to provide a significant proportion of their potential total remuneration.

Basic salary

        Basic salaries for the Chairman and the executive directors are reviewed by the Remuneration Committee, usually annually. Although payment of basic salary is not linked to performance the general approach adopted by the committee, when assessing the need for any increase, is to take into account individual performance and skills and the external competitiveness (in conjunction with other elements of remuneration) of the salary. Currently the primary considerations, within the principles outlined above are:

  •
  The Management Plan was approved by the Company's creditors as part of the restructuring on the basis that it would motivate executive directors and other key executives to achieve results in line with the creditor's interests;

  •
  Prior to the vesting of the final tranche in August 2006, the Management Plan is a powerful tool in retaining the executives critical to the future development of the business and as an equity based plan aligns their interests with those of shareholders;

  •
  Post August 2006 the Company will aim to provide remuneration packages which are comparable to market norms, which will attract high quality executives and which will provide above average reward for above average performance; and

  •
  Prior to August 2006, the Company will aim to ensure that base salaries do not fall behind market medians.

        In assessing competitiveness, the committee will consider comparator groups in both Europe and the US, but weighted towards Europe. Comparator groups include companies in similar sectors and those with similar levels of turnover to the Company. Performance assessment of executive directors includes both the performance of the Company and the achievement of individual objectives.

        Under arrangements put in place as part of the Schemes of Arrangement in respect of the Company and M (2003) plc (formerly known as Marconi plc), its former parent company, which became effective on 19 May 2003 (the Restructuring), no executive director received an increase in basic salary for a period of 12 months from 19 May 2003. Having taken into account the value of both basic salary and the total levels of reward of the Chairman and the executive directors, the committee has determined that no salary increases should be awarded to them in the year to 31 March 2005.

Share based incentives

        The Company operates two share based incentive plans, the Marconi Corporation Senior Management Share Option Plan (the Management Plan) and the Marconi Corporation Employee Share Option Plan (the Employee Plan). These were effective from 19 May 2003 (the Plan start date). The Remuneration Committee will determine, if appropriate, any future grants under the Management Plan and the Employee Plan.

(1)   The Management Plan

        Options may be granted under the Management Plan for a period of up to five years from the completion of the Restructuring. Under the initial grant made on 24 June 2003, options become exercisable in five tranches between 12 and 63 months after the Plan start date subject to the achievement of the following performance conditions:

	Percentage of shares subject to option that vest (per cent)
Tranche	Participants who released Retention and Emergence plan rights*	Other participants	Condition
1.	20	10	Repayment of 30% of the Junior Notes within 24 months after the Plan start date. Options will not be exercisable before 12 months after the Plan start date.
2.	10	10	Repayment of 50% of the Junior Notes within 27 months after the Plan start date. Options will not be exercisable before 15 months after the Plan start date.
3.	20	20	Repayment of 100% of the Junior Notes within 30 months after the Plan start date. Options will not be exercisable before 18 months after the Plan start date.
4.	20	30
			The Company achieving a market capitalisation of £1 billion and repayment of 100% of the Junior Notes within 39 months after the Plan start date. Options will not be exercisable before 27 months after the Plan start date.
5.	(within 51 months of the Plan start date) 30 (between 51 months and 63 months of the Plan start date) 20	(within 51 months of the Plan start date) 30 (between 51 months and 63 months of the Plan start date) 20
			The Company achieving a market capitalisation of £1.5 billion and repayment of 100% of the Junior Notes within 63 months after the Plan start date. Options will not be exercisable before 39 months after the Plan start date.

*
Does not apply to P S Binning and J F Devaney.

        Participants in the Management Plan are not eligible to participate in any cash bonus plan or long-term incentive plan (other than persons eligible to receive sales related bonuses or commission) while they hold unvested options outstanding under the Management Plan. The Management Plan therefore represents the total variable compensation for participants during its life. These performance conditions and the numbers of options granted to each participant were determined in order to:

  •
  Provide an incentive to deliver value to the Company's shareholders through the repayment of debt and growth in market capitalisation; and

  •
  Provide a level of reward appropriate to the Company's performance.

        In order for tranches 4 and 5 to become exercisable, the rolling average market capitalisation must exceed the stated target for a 90 day period. The performance criteria in respect of tranches 1 to 4 have now been met. For any subsequent grants, for example, to new employees or as a result of promotions or expanded roles or responsibilities, the Remuneration Committee will set appropriate performance targets which are at least as challenging as those for the initial grant.

        Options have been granted to P S Binning, J F Devaney, M J Donovan and M W J Parton under the Management Plan. Details are set out on page 43 of this report. Each of them are subject to the performance conditions as explained above although the dates on which the option granted to P S Binning becomes exercisable differ. No director holds any share options or any other long-term incentive plan awards, which are not subject to performance conditions. No further grants to the Chairman or the executive directors are anticipated under the Management Plan.

(2)   The Employee Plan

        Options may be granted under the Employee Plan for a period of up to five years from the completion of the Restructuring on 19 May 2003. Options granted under the Employee Plan only become exercisable to the extent that the performance targets to which they are subject have been satisfied. The performance targets and vesting schedule for the initial grant of options are the same as those for the initial grant under the Management Plan.

        The exercise price of options under the Employee Plan will be determined by the Remuneration Committee but will not be less than the middle market price of the Company's shares as derived from the London Stock Exchange Daily Official List on a date (or dates, in the case of an average quotation) not more than 30 days prior to the date of grant of the options (or such other period as the Inland Revenue may agree in relation to Inland Revenue Approved Options). No options have been granted to directors under the Employee Plan.

(3)   New Employee Sharesave Plan

        As outlined in the Chairman's statement on pages 2 and 3, shareholder approval will be sought for a new share option plan at this years' Annual General Meeting. The Marconi Sharesave Plan will be an equity based savings plan in which all employees (including the executive directors) will be eligible to participate. More details on the Marconi Sharesave Plan can be found in the circular to shareholders accompanying this report.

Pension

        As stated above, the aim of the Remuneration Committee is that retirement benefits for executive directors should be both competitive and appropriate to the Company's circumstances. Payment of pension benefits is not linked to performance. The Chairman and the executive directors, are members of the Group's approved UK pension scheme, The G.E.C. 1972 Plan. They have a normal retirement age of 62, other than the Chairman who has a normal retirement age of 65. J F Devaney was admitted to the G.E.C. 1972 Plan under standard terms and conditions with effect from 19 May 2003 and has accrued benefits in the G.E.C. 1972 Plan since that date. P S Binning was admitted to the G.E.C. 1972 Plan under standard terms and conditions with effect from 22 October 2003 and has accrued benefits in the G.E.C. 1972 Plan since that date.

        Executive directors' basic salary is the only element of their remuneration that is pensionable. The earnings of P S Binning, J F Devaney, M J Donovan and M W J Parton are subject to the Inland Revenue earnings cap that restricts the benefits that can be accrued under a tax approved pension scheme. Each has an unapproved arrangement to provide additional pension and life assurance benefits from those accrued under the G.E.C. 1972 Plan other than J F Devaney who has such an arrangement in respect of life assurance only. Funded Unapproved Retirement Benefit Schemes (FURBS) were operated during the year for P S Binning, M J Donovan and M W J Parton. Further details about the executive directors' benefits under the G.E.C. 1972 Plan and FURBS are given in section (g) below.

Cash bonuses

        Going forward, no participant in the Management Plan may participate in a cash bonus plan or long-term incentive plan (other than persons eligible to receive sales related bonuses or commission) for the life of the Management Plan, i.e. until all options granted to them under the Management Plan have either vested or lapsed.

Other benefits

        In addition to basic salary the Chairman and executive directors receive certain other benefits including a car allowance, private medical insurance and life assurance.

(c)   Directors' service agreements

        The Remuneration Committee determines the terms and conditions of executive directors service agreements with the Company including duration, notice period and termination provisions. It is the Company's policy that:

  •
  Executive directors' service agreements should be on rolling terms (subject to individual retirement and termination provisions—see below) and have notice periods not exceeding one year; and

  •
  In determining any termination provisions or payments, the Remuneration Committee will pay due regard to both individual circumstances and the need for mitigation.

        The following is a summary of the details of the service agreements of each director who served during the year:

Name of director	Effective date of service agreement/letter of appointment	Unexpired term and notice period at 31 March 2003
Chairman and executive directors:
P S Binning	20 October 2003	See note (1)
J F Devaney	16 December 2002	See note (2)
M J Donovan	19 May 2003	See note (3)
M W J Parton	19 May 2003	See note (4)

Non-executive directors:
M K Atkinson	16 December 2002	20.5 months
K R Flaherty	19 May 2003	25.5 months
W K Koepf	16 December 2002	20.5 months
D F McWilliams	8 September 2003	29.5 months

Former directors:
I M Clubb	19 May 2003	None
C C Holden	13 December 2002	None

Notes:

(1)
During the year ended 31 March 2004, P S Binning's terms of employment were set out in a service agreement with the Company, dated 20 October 2003. His service agreement is terminable by the Company on giving 12 months' notice or by P S Binning on giving six months' notice and terminates automatically on his 62nd birthday. The agreement also permits the Company to make a payment in lieu of notice which entitles him to the following payment, pro rata to the notice period or unexpired balance of it, should the Company terminate his service agreement without giving 12 months' notice: (i) basic salary; (ii) 166% of the cash equivalent transfer value of pension contributions (net of tax) which would have accrued for him in the G.E.C. 1972 Plan; (iii) 100% of the aggregate contributions (gross) which would have been paid into his FURBS; and (iv) the cost (to the Company) of providing benefits (other than bonus, pension and incentive entitlements), which cost the Company may set at 10% of his basic salary.

This amount would also be payable to P S Binning if certain circumstances arise in the 12 months following a change of control of the Company, including (i) the Company terminating his employment, other than for cause, or (ii) P S Binning terminating his employment, in such circumstances, following a material reduction in the scope of his responsibilities or in his remuneration and benefits, or (iii) P S Binning ceasing to be a director of the Company other than by voluntary resignation.

(2)
J F Devaney's service agreement is terminable by either party giving three months' notice and terminates automatically on his 65th birthday. There are no clauses in his service agreement relating to pay in lieu of notice.

(3)
During the year ended 31 March 2004, M J Donovan's terms of employment were set out in a service agreement with M (2003) plc, dated 1 June 2002, which was novated to the Company on 17 March 2003. This was replaced by a new service agreement with the Company, which was effective on 19 May 2003. His new service agreement is terminable by the Company on giving 12 months' notice or by M J Donovan on giving six months' notice and terminates automatically on his 62nd birthday. The agreement also permits the Company to make a payment in lieu of notice which entitles him to the following payment, pro rata to the notice period or unexpired balance of it, should the Company terminate his service agreement without giving 12 months' notice: (i) basic salary; (ii) 166% of the cash equivalent transfer value of pension benefits (net of tax) which would have accrued for him in the G.E.C. 1972 Plan; (iii) 166% of the contributions (net of tax) which would have been paid into his FURBS; and (iv) the cost (to the Company) of providing benefits (other than bonus, pension and incentive entitlements), which cost the Company may set at 10% of his basic salary.

This amount would also be payable to M J Donovan if certain circumstances arise in the 12 months following a change of control of the Company, including (i) the Company terminating his employment, other than for cause, or (ii) M J Donovan terminating his employment, in such circumstances, following a material reduction in the scope of his responsibilities or in his remuneration and benefits, or (iii) M J Donovan ceasing to be a director of the Company other than by voluntary resignation.

(4)
During the year ended 31 March 2004, M W J Parton's terms of employment were set out in a service agreement with M (2003) plc dated 2 May 2002, which was novated to the Company on 10 January 2003. This was replaced by a new service agreement with the Company, which was effective on 19 May 2003. His new service agreement is terminable by the Company on giving 12 months' notice or by M W J Parton on giving six months' notice and terminates automatically on his 62nd birthday. The agreement also permits the Company to make a payment in lieu of notice. The amount of any such payment is at the reasonable discretion of the Remuneration Committee, which is to consider the relationship between the Group's and M W J Parton's performances and defines the maximum payable as being, pro rata to the notice period or unexpired balance of it: (i) basic salary; (ii) 166% of the cash equivalent transfer value of pension benefits (net of tax) which would have accrued for him in the G.E.C. 1972 Plan; (iii) 100% of the aggregate contributions (gross) which would have been paid into his FURBS; and (iv) the cost (to the Company) of providing benefits (other than bonus, pension and incentive entitlements), which cost the Company may set at 10% of his basic salary.

This amount would also be payable to M W J Parton if certain circumstances arise in the 12 months following a change of control of the Company, including (i) the Company terminating his employment, other than for cause, or (ii) M W J Parton terminating his employment, in such circumstances, following a material reduction in the scope of his responsibilities or in his remuneration and benefits, or (iii) M W J Parton ceasing to be a director of the Company other than by voluntary resignation.

(5)
Non-executive directors do not have service agreements with the Company. All non-executive directors serve for an initial period of three years, subject to the Articles of Association of the Company, after which an appointment can be renewed by agreement of the Board. No compensation is payable upon termination of appointment but if an appointment terminates in any year for which an advance fee has been paid (see section d below) the director concerned is obliged to repay a prorated amount of that year's advance fee. No compensation on loss of office was paid to I M Clubb.

External appointments

        With the Company's approval the Chairman and executive directors are permitted to hold appointments outside the Company. Any such appointments must be in line with the Company's internal procedures and any fees payable in connection with these appointments may be retained by directors unless otherwise agreed.

(d)   Non-executive directors

        The policy on remuneration of non-executive directors is determined by the Board, by reference to practice in companies similar in size to the Company. The current basic fee for all non-executive directors is £30,000 per annum which reflects the importance and increasing complexity of the role.

        This basic fee is based on two days' service to the Company per month. The non-executive directors may also be paid a fee of £1,500 per day for each additional day devoted to the Company's business over and above the threshold of 24 days per annum in respect of Board service plus an additional four days per annum in respect of chairmanship of board committees where applicable. The Chairman of the Audit Committee receives an additional fee of £15,000 per annum and the Chairman of the Remuneration Committee an additional fee of £10,000 per annum.

        The non-executive directors are also paid advance fees which, by agreement with the non-executive directors, are specifically used to purchase shares in the Company. These fees are paid in advance for each of the corresponding years of their appointment as follows:

Name of director	Year one	Year two	Year three
M K Atkinson	£100,000	£30,000	£30,000
K R Flaherty	£30,000	£30,000	£30,000
P C F Hickson	£30,000	£30,000	Nil
W K Koepf	£100,000	£30,000	£30,000
D F McWilliams	£30,000	£30,000	£30,000

        The non-executive directors must hold the shares purchased in year one (included in section h(i)) for three years from the date of their appointment and those purchased in years two and three for one year from the respective purchase dates. If an appointment is terminated for any reason during any year, for which an advance fee has been paid, the director concerned is obliged to repay the advance fee for that year, less an amount pro rata to the time served during the year. This arrangement was applied to I M Clubb upon his resignation as a director of the Company. The Chairman has discretion to waive the holding periods if he considers there to be a valid reason to justify this.

        Non-executive directors do not participate in any other incentive scheme or the Group's pension arrangements and receive no further benefits or entitlements.

(e)   Performance graph

        The Directors Remuneration Report Regulations 2002 require the Company to provide, in this Report, a line graph illustrating the Company's performance, measured by Total Shareholder Return (TSR), as compared with an appropriate and broad equity market index. TSR is defined as the return shareholders would receive if they held a notional number of shares in the Company. It measures the percentage growth in the Company's share price together with the value of any dividends paid, assuming that the dividends are reinvested in the Company's shares.

        The following graph shows, since 19 May 2003, being the date on which the Company's shares commenced trading on the London Stock Exchange, the TSR on a holding of shares in the Company as against that of a hypothetical holding of shares made up of shares of the same kinds and number as those by reference to which the FTSE 250 Index is calculated. The FTSE 250 Index was selected for this purpose as it is a widely recognised performance comparison for UK companies of a similar size to the Company.

(f)    Directors' remuneration for the year ended 31 March 2004

	Salary and fees	Advance fees	Other benefits	Bonus	Expenses chargeable to tax	Severance payments	2004 Total	2003 Total
	(in £ thousands)
Current directors:
M K Atkinson	45	80	—	—	2	—	127	21
P S Binning	137	—	20	—	—	—	157	—
J F Devaney	250	—	17	—	4	—	271	80
M J Donovan	378	—	112	—	—	—	490	1,323
K R Flaherty	26	26	—	—	3	—	55	—
W K Koepf	76	80	—	—	4	—	160	29
M W J Parton	525	—	335	—	—	—	860	1,316
D F McWilliams	17	17	—	—	—	—	34	—

	1,454	203	484	—	13	—	2,154	2,769

Former directors:
I M Clubb	28	20	—	—	—	—	48	—
C C Holden	165	—	—	50	—	—	215	114

	1,647	223	484	50	13	—	2,417	2,883

Notes:

(1)
Other benefits include:

  (1.1) for P S Binning, M J Donovan and M W J Parton, the payment of a non-pensionable earnings supplement in relation to Funded Unapproved Retirement Benefit Schemes (FURBS);

  (1.2) for P S Binning, J F Devaney, M J Donovan and M W J Parton, a car allowance or cash equivalent of a car under the Group's car scheme; and

  (1.3) for J F Devaney, M J Donovan and M W J Parton, life assurance cover and medical health insurance. Similar cover is to be arranged for P S Binning in the year to 31 March 2005.

(2)
All directors are reimbursed all necessary and reasonable expenses incurred in the performance of their duties.

(3)
Remuneration detailed above in respect of I M Clubb relates to the period from 19 May 2003, being the date on which he was appointed as a director of the Company until 26 January 2004 being the date on which he resigned as a director of the Company. Remuneration detailed above in respect of K R Flaherty relates to the period from 19 May 2003, being the date on which she was appointed as a director of the Company. Remuneration detailed above in respect of D F McWilliams relates to the period from 8 September 2003, being the date on which he was appointed as a director of the Company. Remuneration detailed above in respect of P S Binning relates to the period from 20 October 2003, being the date on which he was appointed as a director of the Company. Remuneration detailed above in respect of C C Holden relates to the period until 20 October 2003 being the date on which he resigned as a director of the Company.

(4)
Fees for non-executive directors also include any additional fees where appropriate. Advance fees shown above are those applicable, on a pro rata basis, to the year ending 31 March 2004. Fuller details are set out in section d above. M K Atkinson and W K Koepf were paid advance fees relating to years one and two of their appointments during the year. W K Koepf's remuneration also includes additional sums paid to him in respect of his non-executive chairmanship of two German subsidiary companies of the Company.

(g)   Retirement benefits

        The Chairman and the executive directors are members of the Group's principal pension scheme, the G.E.C. 1972 Plan, which is a defined benefit scheme. Members contribute at the rate of 3% of pensionable earnings, subject to limits imposed by the Inland Revenue. Company contributions made during the year ended 31 March 2004 amounted to 8.2% of pensionable earnings. Such Company contributions were restricted in a similar manner to the members' own contributions.

        Details of the Funded Unapproved Retirement Benefit Schemes (FURBS) operated during the year for P S Binning, M J Donovan and M W J Parton are set out below. With effect from 1 April 2002, the unapproved pension arrangement for M W J Parton was amended to remove his defined benefit promise, which was substituted by a defined contribution promise. A gross contribution of 35% of basic salary is paid as a pension allowance, 60% of which is payable to the FURBS established for him and the balance of 40% is paid direct to M W J Parton. In recognition of the change made to M W J Parton's pension arrangement, the Company paid additional gross contributions of £588,333 during the year ended 31 March 2004 which were split 60/40 as described above.

        The Company made contributions to the FURBS established for M J Donovan to provide benefits at his normal retirement age of 62 equivalent to a pension of two-thirds of average final pensionable salary. The targeted benefit takes into account the capital value of benefits arising from membership of the G.E.C. 1972 Plan and any relevant benefit in payment or otherwise arising from previous employment. The current contribution rate is 39% of his base salary, although while he is posted to the United States the rate is 46% owing to local tax legislation. Contributions are paid in the ratio of 60% directly to the FURBS established for him and 40% to M J Donovan, or as may be required under United States tax law.

        The Company made contributions to the FURBS established for P S Binning during the year ended 31 March 2004. A gross contribution of 25% of basic salary is paid as a pension allowance, 60% of which is payable to the FURBS established for him and the balance of 40% is paid direct to P S Binning.

        In the event of death in service, a lump sum of four times basic salary, plus additional benefits for a surviving spouse and/or children, inclusive of any death benefits arising from the G.E.C. 1972 Plan and from previous employment where specified, will be held in trust for the benefit of dependants of P S Binning, M J Donovan and M W J Parton. In the case of J F Devaney a lump sum of four times basic salary, inclusive of any death benefits arising from the G.E.C. 1972 Plan, will be held in trust for the benefit of his dependants.

        In accordance with the requirements of the Listing Rules and the Directors Remuneration Report Regulations 2002, the disclosures required for the year ended 31 March 2004 are set out below.

Listing Rules—tax unapproved benefits

        The pension benefits earned by the directors of Marconi Corporation plc under the FURBS arrangements are:

Name of director	Length of pensionable service Years	Increase in accrued pension over the period to 31 March 2004 (net of inflation)	Cost of pension benefits accrued during the period net of member's contributions	Accumulated total accrued pension at 31 March 2004
		(in £ thousands)
M J Donovan	5	11	66	85

        M J Donovan's defined benefit FURBS arrangement exists to provide a pension equivalent to two thirds of average final pensionable earnings, inclusive of benefits provided by the G.E.C. 1972 Plan and from other employment (retained benefits). Retained benefits have reduced in value during the year resulting in a larger cost to fund the FURBS promise. The pension entitlement shown above is that which would be paid annually at normal retirement based on service to 31 March 2004. The increase in accrued pension during the year excludes any increase for inflation. Periodically an actuary reviews the contribution rate. Contributions paid to M J Donovan's FURBS during the year were £87,648 (2003: £334,778). P S Binning and M W J Parton have defined contribution FURBS arrangements. During the year the Company paid £463,250 (2003: £110,250) to M W J Parton's FURBS and £20,481 to P S Binning's FURBS. The amount paid in respect of M W J Parton included the special payments related to the conversion of his FURBS from a defined benefit to a defined contribution arrangement referred to above.

Listing Rules—tax approved benefits

        The pension benefits earned by the directors of Marconi Corporation plc under the G.E.C. 1972 Plan are:

Name of director	Length of pensionable service Years	Increase in accrued pension over the period to 31 March 2004 (net of inflation)	Cost of pension benefits accrued during the period net of member's contributions	Accumulated total accrued pension at 31 March 2004
		(in £ thousands)
P S Binning*	0.5	1	1	1
J F Devaney**	0.9	2	18	2
M J Donovan	5	2	5	9
M W J Parton	13	2	4	29

*
For P S Binning the amounts shown relate to service from 22 October 2003 being the date on which he joined the G.E.C. 1972 Plan.

**
For J F Devaney the amounts shown relate to service from 19 May 2003 being the date on which he joined the G.E.C. 1972 Plan.

        The pension entitlement shown above is that which would be paid annually at their expected retirement age based on service to 31 March 2004. The increase in accrued pension excludes any increase for inflation. The cost of pension benefits accrued during the year net of members' contributions has been calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11. The cost of pension benefits accrued during the year net of members' contributions is a measure of the capital cost of providing future pension payments and accordingly is a liability of the Group's pension arrangements and not a sum paid or due to the directors of the Company.

Directors Remuneration Report Regulations 2002—tax approved benefits

Name of director	Increase in accrued pension over the period to 31 March 2004	Accumulated total accrued pension at 31 March 2004	Transfer value of accrued pension as at 31 March 2003	Transfer value of accrued pension as at 31 March 2004	Increase in transfer value over the period net of member's contributions
	(in £ thousands)
P S Binning*	1	1	—	5	1
J F Devaney**	2	2	—	24	18
M J Donovan	2	9	57	90	22
M W J Parton	3	29	189	266	63

*
For P S Binning the amounts shown relate to service from 22 October 2003 being the date on which he joined the G.E.C. 1972 Plan.

**
For J F Devaney the amounts shown relate to service from 19 May 2003 being the date on which he joined the G.E.C. 1972 Plan.

Notes:

(1)
Pensions accrued for the period to 31 March 2004 represent the increase in accrued pension which occurred during the entire year.

(2)
The transfer values have been calculated in a manner consistent with Retirement Benefit Schemes—Transfer Values (GN11) published by the Institute of Actuaries and the Faculty of Actuaries.

Directors' Remuneration Report Regulations 2002—tax unapproved benefits

Name of director	Increase in accrued pension over the period to 31 March 2004	Accumulated total accrued pension at 31 March 2004	Transfer value of accrued pension as at 31 March 2003	Transfer value of accrued pension as at 31 March 2004	Increase in transfer value over the period net of member's contributions
	(in £ thousands)
M J Donovan	13	85	336	512	176

Notes:

(1)
Pensions accrued for the period to 31 March 2004 represent the increase in accrued pension which occurred during the entire year.

(2)
The transfer values have been calculated in a manner consistent with Retirement Benefit Schemes—Transfer Values (GN11) published by the Institute of Actuaries and the Faculty of Actuaries.

(h)   Directors' interests

        The directors' interests as defined by the Companies Act 1985 (which include trustee holdings and family interests incorporating holdings of minor children) in shares of the Company and its subsidiaries are as follows:

(i)    Ordinary shares

        The directors interests in Marconi Corporation plc ordinary shares of 25p each and warrants over such shares are shown below. The figures stated reflect the Company's one for five share consolidation which took effect on 9 September 2003.

Name of director	As at 31 March 2004 Beneficial	As at 19 May 2003 (or on later appointment) Beneficial
M K Atkinson	20,138	—
P S Binning	10,000	—
J F Devaney	—	—
M J Donovan	59	59
K R Flaherty	5,390	—
W K Koepf	20,480	—
M W J Parton	45	45
D F McWilliams	2,469	—

Warrants:

Name of director	As at 31 March 2004 Beneficial	As at 19 May 2003 Beneficial
M J Donovan	2,992	2,992
M W J Parton	2,287	2,287

        None of the directors held any non-beneficial interests in the shares of the Company or its subsidiaries during the year.

        There have been no other changes in the directors interests in Marconi Corporation plc shares and warrants between 31 March 2004 and 9 June 2004.

(ii)   Options

        The following options over ordinary shares of 25p each in Marconi Corporation plc have been granted, under the Management Plan (as detailed in section b), to executive directors since 1 April 2003:

Name of director	Number of shares under option*	Date of grant	Total exercise price Pence (per exercise)	Exercise period
P S Binning	1,000,000	13 February 2004	100	Oct 2004 to Oct 2013
M J Donovan	2,000,000	24 June 2003	Nil	May 2004 to May 2013
J F Devaney	600,000	24 June 2003	100	May 2004 to May 2013
M W J Parton	3,500,000	24 June 2003	100	May 2004 to May 2013

Notes:

(1)
Executive directors have been granted options over the number of shares detailed above, which become exerciseable in five tranches subject to the conditions detailed in section b. With the exception of M J Donovan, holders are required to pay £1.00 per exercise of an option or part thereof.

(2)
The options numbers stated above reflect the Company's one for five share consolidation which became effective on 9 September 2003.

(3)
No directors' options have lapsed, or been exercised, during the year.

(4)
No variations have been made to the terms and conditions or performance criteria attaching to these options during the year.

(5)
No amendments are currently proposed to the terms and conditions of any entitlement of the executive directors to share options.

(6)
The mid-market price of a Marconi Corporation plc share as at 31 March 2004 was 650p with a range during the year (with effect from listing on 19 May 2003) of 270p to 732p (figures adjusted to reflect the one for five share consolidation effective on 9 September 2003).

(7)
No other director, who served during the period from 1 April 2003 until 31 March 2004, held options over the Company's shares.

        The interests of directors in options over ordinary shares of 5p each in M (2003) plc are not disclosed in this report as it is no longer the parent company of the Company. It should be noted that, as a result of the Restructuring, M (2003) plc shares were delisted from the London Stock Exchange and are now of negligible value. It is highly unlikely, therefore, that the directors will be able to realise any value in relation to any options held.

        The Company does not currently operate any long-term incentive schemes other than the share option schemes described in section b.

        The information provided above is a summary and full details of directors' shareholdings and options are contained in the Company's register of directors' interests.

        Sections f, g and h (other than directors' interests as disclosed in section h(i)) of this report were subject to audit by Deloitte & Touche LLP. The performance criteria for share schemes given in section b(iii) (1) and (2) also forms part of the audited information.

        This report was approved by the Board of Marconi Corporation plc and signed on its behalf by:

P C F Hickson
Chairman of the Remuneration Committee
9 June 2004

CORPORATE SOCIAL RESPONSIBILITY

        During the year work has continued on developing policies and procedures in the areas of social, ethical, and environmental conduct that can affect the Group's businesses. The Board of Marconi Corporation plc remains committed to achieving high standards of corporate social responsibility, commensurate with the Group's other objectives. We regard social, ethical and environmental issues as important to our business and it is essential that we manage the risks and opportunities associated with these issues effectively.

Business integrity

        Marconi is committed to operate in an ethical manner and comply with all laws, regulations and guidelines of best practice. The Company recently published a Human Rights Code, which applies to the Company and its suppliers; has communicated its Corporate Ethics Policy, regarding improper or questionable payments; has issued a Financial Code of Ethics, associated with financial reporting, to all employees and introduced a Whistle Blowing policy to assist employees who may be concerned about malpractice. The Company has received assistance from the Whistle Blowing charity, Public Concern at Work, in establishing its Whistle Blowing policy and has made available a 24-hour confidential telephone service for employees to raise issues of concern.

Policies

        New policies have been introduced which set best in class practices that will be benchmarked against key performance indicators. Policies are in place covering the following:

  •
  Human Rights;

  •
  Environment;

  •
  Health and Safety;

  •
  Product Safety;

  •
  Business Ethics;

  •
  Improper Payments;

  •
  Financial Ethics; and

  •
  Whistle Blowing.

        These policies have been published in local languages, where appropriate.

Environment, health and safety (EHS)

        The main focus of the year has been the implementation of the EHS framework model across the Marconi regions. During the year, regional EHS review bodies have been set up in the UK, Italy, Germany, the Americas, the Middle East and Asia Pacific. Each review body meets quarterly to review regional EHS performance and escalate issues to the Central EHS review body, as appropriate. In addition, a formal EHS report has been introduced and submitted quarterly to the Company Secretary and Chief Human Resources Officer. Each Marconi region is responsible for providing the corporate EHS function with a quarterly EHS report. Significant issues are escalated to the Central EHS Review Body and/or the Executive Committee, as appropriate.

        The Central EHS review body continues to meet quarterly to review performance and escalate issues to the Executive Committee, as appropriate. This approach enables senior management to monitor the effectiveness of the Group's EHS programmes. In addition, specialist working groups have been formed to deal with security and travel risks.

        A number of working groups have been formed to ensure that specific environmental issues are managed effectively. For example, within Europe, a project team has been established to monitor compliance with the requirements of the European Waste Electrical and Electronic Equipment (WEEE) and the Restrictions on Hazardous Substances (RoHS) directives.

        An important aspect of our Environmental Management System is our commitment to work with external stakeholders on environmental issues and to become actively involved in community initiatives. Marconi actively participates in many external committees—government, business and non-governmental. Internal programmes are also an important part of our culture. The "Green Team" at one of our North American business units has a mandate to create employee incentive programmes, which promote environmental awareness. The Group is responsible for managing the recycling programme but is also involved with other initiatives. This year, some of their activities included Earth Day celebrations focusing on organic awareness and the "Going Green" campaign, which rewarded individuals for innovative ideas in bringing about positive environmental actions. In May 2003, the supply chain operations in the UK began working on a project with suppliers to reduce the amount of packaging and eliminate non value added handling and potential damage to products by designing packaging suitable to onward ship to our customers.

        Our certification of major sites to the International Standard for Environmental Management Systems (ISO 14001) has been maintained. Certification and surveillance audits in Mexico and Canada have been successful with zero non-conformances identified for three successive years. The Genoa site in Italy received re-accreditation of its Environmental Management System in 2003, with specific reference being made by the assessor to the way that the engineering design process had been changed, so that the business systematically reduces the impact it has on the surrounding environment. The UK Cable Services and Transportation business is seeking accreditation under ISO 14001 during the first quarter of 2004–05.

        The Group continues to strive to improve occupational health and safety performance. Accident incidence rates remain below the sector average. In North America, days lost as a result of injuries have been reduced by 25% and restricted days have been reduced by 42%, in two of our core businesses.

        Occupation health is very important to Marconi and to assess the views of internal customers, the occupational health team conducted a survey to understand employees' perception of, and the effectiveness of occupational health service provision, worldwide. The introduction of health and fitness programmes at the Warrendale facility in Pittsburgh has led to over $300,000 in health costs savings over the last year as well as increasing employee productivity and retention.

        The 2003–04 EHS programme also focused on the introduction of systems aimed at improving EHS communication and data capture. Computer-based training modules and on-line course bookings have been integrated into the "MyLearning" intranet portal and the EHS training catalogue enhanced. The global EHS intranet site has undergone a major upgrade to improve navigation and the quality of EHS information available to employees.

EHS objectives

        The Company achieved its EHS objectives for 2003–04.

        Successes included:

  •
  Publishing a Group-wide occupational health and safety policy;

  •
  Launching a corporate travel policy and associated guidance;

  •
  Setting and publishing EHS objectives at a regional level;

  •
  Assigning a business project team to steer compliance with the WEEE and RoHS directives;

  •
  Reducing UK fleet carbon dioxide emissions by 5%; and

  •
  Developing and launching an on-line accident/incident reporting database to improve data capture.

        Marconi recognises that further work is required in 2004–05 to deliver accurate work related ill-health statistics. This will include the introduction of a Group sickness absence policy.

        Objectives and targets for 2004–05 include:

  •
  Establishing a business project team and formulating an action plan to ensure compliance with the European Eco-design for Energy Using Products (EuP) Directive;

  •
  Reviewing Group-wide practices and procedures for working at heights;

  •
  Improving the quality and consistency of internal and external communications on EHS matters;

  •
  Improving the quality, quantity and accessibility of EHS training; and

  •
  Expanding the corporate EHS auditing process to cover the Middle East and Asia Pacific.

        This objective-driven approach will ensure that the Group continues to improve EHS performance across its regions. Our integrated EHS audit programme will continue to ensure EHS practices are well managed and our policies are cohesively adhered to.

        Other people related policies and programmes, including charitable and community initiatives, supported by Marconi are described in the Marconi people report on pages 22 and 23.

Summary

        Through the development of its policies, the implementation of programmes supporting these policies and the monitoring of results, Marconi aims to achieve improvements in its contribution to social, ethical and environmental matters. It believes that this approach, in turn, will have a positive impact on the Group's business.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

        The directors are required by the Companies Act 1985 to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and of the Group and of the profit or loss of the Group for the financial year.

        The directors consider that the financial statements have been prepared using appropriate accounting policies that have been applied consistently, that reasonable and prudent judgements and estimates have been made and that applicable accounting standards have been followed.

        The directors are responsible for ensuring that the Company keeps accounting records which disclose with reasonable accuracy the financial position of the Company and which enable them to ensure that the financial statements comply with the Companies Act 1985.

        The directors have a general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Company and the Group and to prevent and detect fraud and other irregularities.

INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF MARCONI CORPORATION PLC

        We have audited the financial statements of Marconi Corporation plc for the year ended 31 March 2004 which comprise the profit and loss account, the balance sheets, the cash flow statement, the statement of total recognised gains and losses, the reconciliation of movements in shareholders' interests, the statement of accounting policies, the reconciliation of net cash flow movements in net monetary funds and the related notes 1 to 29. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the part of the directors' remuneration report that is described as having been audited.

        This report is made solely to the Company's members, as a body, in accordance with Section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the Company's members those matters we are required to state to them in an auditors' report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company's members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

        As described in the statement of directors' responsibilities, the Company's directors are responsible for the preparation of the financial statements in accordance with applicable United Kingdom law and accounting standards. They are also responsible for the preparation of the other information contained in the annual report including the directors' remuneration report. Our responsibility is to audit the financial statements and the part of the directors' remuneration report described as having been audited in accordance with relevant United Kingdom legal and regulatory requirements and auditing standards.

        We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements and the part of the directors' remuneration report described as having been audited have been properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions with the Company and other members of the Group is not disclosed.

        We review whether the corporate governance statement reflects the Company's compliance with the seven provisions of the Combined Code specified for our review by the Listing Rules of the Financial Services Authority, and we report if it does not. We are not required to consider whether the Board's statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group's corporate governance procedures or its risk and control procedures.

        We read the directors' report and the other information contained in the annual report for the above year as described in the contents section including the unaudited part of the directors' remuneration report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

Basis of audit opinion

        We conducted our audit in accordance with United Kingdom auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the directors' remuneration report described as having been audited. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of the Company and the Group, consistently applied and adequately disclosed.

        We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the directors' remuneration report described as having been audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the directors' remuneration report described as having been audited.

Opinion

        In our opinion:

  •
  the financial statements give a true and fair view of the state of affairs of the Company and the Group as at 31 March 2004 and of the loss of the Group for the year then ended; and

  •
  the financial statements and part of the directors' remuneration report described as having been audited have been properly prepared in accordance with the Companies Act 1985.

Deloitte & Touche LLP
Chartered Accountants and Registered Auditors
Birmingham

9 June 2004

CONSOLIDATED PROFIT AND LOSS ACCOUNT
For the year ended 31 March

	Note	2004	2003
		(in £ millions)
Turnover
Continuing operations	4	1,453	1,819
Discontinued operations	4	105	183

Group	3	1,558	2,002

Operating loss
Group operating loss
Excluding goodwill amortisation and exceptional items		(62)	(308)
Goodwill amortisation		(98)	(104)
Operating exceptional items	5a	(81)	(317)
	4	(241)	(729)
Continuing operations		(246)	(678)
Discontinued operations		5	(51)
	4	(241)	(729)
Share of operating loss of joint ventures
Excluding goodwill amortisation and exceptional items		(2)	(8)
Operating exceptional items	5a	—	(32)
		(2)	(40)
Share of operating loss of associates
Excluding goodwill amortisation and exceptional items		(6)	(27)
Goodwill amortisation		(5)	(10)
Goodwill impairment		—	(27)
Operating exceptional items	5b	—	(25)
		(11)	(89)

Total operating loss	3	(254)	(858)

Non-operating exceptional items
Gain/(loss) on disposal of discontinued operations	5c	75	(5)
Gain on disposal of joint ventures and associates	5c	77	—
Gain on disposal of fixed assets and investments in continuing operations	5c	25	26
Merger/demerger items	5c	—	123
Group share of associates' non-operating exceptional items		—	(3)
		177	141
Amounts written off investments	5d	(2)	(40)
Gain/(loss) on waiver of balance payable to M (2003) plc group	5e	25	(315)
Net interest payable	6	(35)	(242)
Net finance expenditure	7	(82)	(14)
Profit/(loss) on ordinary activities before taxation
Excluding goodwill amortisation and exceptional items		(187)	(599)
Goodwill amortisation and exceptional items		16	(729)
	3	(171)	(1,328)
Tax credit on loss on ordinary activities
Excluding tax on goodwill amortisation and exceptional items		5	107
Exceptional tax credit		12	78
Share of joint ventures		2	—
	8a	19	185
Loss on ordinary activities after taxation		(152)	(1,143)
Equity minority interests	9	(1)	(1)
Loss on ordinary activities attributable to the equity shareholders and retained loss for the financial year		(153)	(1,144)
Basic and diluted loss per share	11	(61.4)	(199.6)
Loss per share excluding goodwill amortisation and exceptional items	11	(54.2)	(86.0)

BALANCE SHEETS
As at 31 March

		Group		Company
	Note	2004	2003	2004	2003
		(in £ millions)
Fixed assets
Goodwill	13	436	597	—	—
Tangible assets	14	148	243	—	—
Investments:	15
Joint ventures
Share of gross assets		10	17
Share of gross liabilities		(10)	(14)

		—	3
Associates		6	44
Other investments		3	16	2	6
Investments in Group companies				2,449	3,239
		9	63	2,451	3,245

		593	903	2,451	3,245
Current assets
Stocks and contracts in progress	16	174	234	—	—
Debtors: amounts falling due within one year	17	388	581	102	402
Debtors: amounts falling due after more than one year	17	5	32	—	—
Cash at bank and in hand	18	519	1,158	205	58

		1,086	2,005	307	460
Creditors: amounts falling due within one year	19	(577)	(5,541)	(2,143)	(6,948)

Net current assets/(liabilities)		509	(3,536)	(1,836)	(6,488)
Total assets less current liabilities		1,102	(2,633)	615	(3,243)
Creditors: amounts falling due after more than one year	19	(285)	(46)	(257)	—
Provisions for liabilities and charges	21	(219)	(300)	(34)	(75)

Net assets/(liabilities) before retirement benefit surpluses and deficits		598	(2,979)	324	(3,318)
Retirement benefit scheme deficits	26	(246)	(353)	—	—
Net assets/(liabilities) after retirement benefit surpluses and deficits		352	(3,332)	324	(3,318)

Capital and reserves
Called-up share capital	22	50	143	50	143
Shares to be issued	22	25	—	25	—
Share premium account	22	—	700	—	700
Capital reserve	22	9	9	9	9
Capital reduction reserve	22	283	—	283	—
Profit and loss account	22	(17)	(4,187)	(43)	(4,170)

Equity shareholders' interests		350	(3,335)	324	(3,318)
Equity minority interests		2	3	—	—

		352	(3,332)	324	(3,318)

        These financial statements were approved by the Board of directors on 9 June 2004.

Signed on behalf of the Board of directors

J F Devaney	M W J Parton
Director	Director

CONSOLIDATED CASH FLOW STATEMENT
For the year ended 31 March

	Note	2004	2003
		(in £ millions)
Net cash inflow from operating activities before exceptional items	23a	151	8
Exceptional cash outflows from operating activities	5f	(166)	(329)
Net cash inflow/(outflow) from operating activities after exceptional items:
Continuing operations		(27)	(246)
Discontinued operations		12	(75)

		(15)	(321)

Returns on investments and servicing of finance	23b	(72)	(164)
Tax (paid)/repaid	23c	(4)	31
Capital expenditure and financial investment	23d	36	(30)
Acquisitions and disposals	23e	222	433

Cash inflow/(outflow) before use of liquid resources and financing		167	(51)
Net cash inflow/(outflow) from management of liquid resources	23f	103	(159)
Cash element of scheme consideration	23g	(340)	—
Net cash outflow from financing	23g	(416)	(40)
Decrease in cash and net bank balances repayable on demand		(486)	(250)

RECONCILIATION OF NET CASH FLOW MOVEMENTS IN NET MONETARY FUNDS/(DEBT)
For the year ended 31 March

	Note	2004	2003
		(in £ millions)
Decrease in cash and net bank balances repayable on demand		(486)	(250)
Net cash (inflow)/outflow from management of liquid resources		(103)	159
Net cash outflow from decrease in debt and lease financing		416	40

Change in net monetary funds/(debt) resulting from cash flows		(173)	(51)
Net debt disposed with subsidiaries		—	24
Other non-cash changes		3,956	(364)
Effect of foreign exchange rate changes		48	109

Movement in net monetary funds/(debt) in the year		3,831	(282)
Net monetary debt at 1 April	24	(3,617)	(3,335)

Net monetary funds/(debt) at the end of the year	24	214	(3,617)

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
For the year ended 31 March

	2004	2003
	(in £ milions)
Loss on ordinary activities attributable to the shareholders
Group	(142)	(1,015)
Share of joint ventures	—	(40)
Share of associates	(11)	(89)

	(153)	(1,144)
Exchange differences on translation: Group	(3)	103
Actuarial gain/(loss) recognised on retirement benefit schemes
Differences between the expected and actual return on scheme assets	130	(178)
Experience gains on scheme liabilities	10	7
Changes in assumptions underlying the present value of scheme liabilities—losses	(44)	(98)

	96	(269)

Total recognised gains and losses	(60)	(1,310)

RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' INTERESTS
For the year ended 31 March

	2004	2003
	(in £ milions)
Total recognised gains and losses	(60)	(1,310)
Shares to be issued	25	—
New share capital and share premium	3,720	—
Group share of associates' shares to be issued	—	3

Total movement in the year	3,685	(1,307)
Equity shareholders' interests at 1 April	(3,335)	(2,028)

Equity shareholders' interests at the end of the year	350	(3,335)

NOTES TO THE ACCOUNTS

1      FINANCIAL RESTRUCTURING

        On 19 May 2003, the financial restructuring of the Group was completed and the Schemes of Arrangement for Marconi Corporation plc (the Company) and M (2003) plc became effective.

        As a result of the Company's Scheme of Arrangement specific borrowings and creditors amounting to £4,816 million were cancelled, comprising bank loans (£2.1 billion), bonds and balances with Ancrane Ltd, a subsidiary of M (2003) plc (£2.5 billion), accrued interest (£113 million) and other creditors (£13 million). In consideration for the cancelled claims, we paid £340 million of cash, issued new Notes of £756 million and issued 1 billion of new shares with a nominal value of 5p per share or £50 million in total. Share premium of £3,670 million arose on the issue of the new shares representing the difference between the balances schemed and the consideration.

        In addition to the cancellation of these balances, a surplus of £2 million was recorded in the profit and loss account, comprising capitalised net losses on interest rate swaps hedging the debt previously unwound in prior years and now written off (£46 million) (see note 7), a balance waived by a subsidiary of M (2003) plc in favour of Marconi Corporation plc (£25 million) (see note 5e), the release of certain tax provisions no longer required (£20 million) (see note 8) and accrued interest no longer payable (£3 million) (see note 6).

        In addition, a foreign exchange gain of £8 million arose between 31 March 2003 and the date on which the balances were schemed.

        On 19 May 2003, the ESOP derivative banks settlement became effective and £35 million was paid to the ESOP derivative banks (see note 5f).

        On 21 May 2003, a capital reduction occurred which reduced share premium to £nil and credited other reserves (see note 22).

2      ACCOUNTING POLICIES

        The financial statements have been prepared in accordance with accounting standards in the UK.

        The more important Marconi Corporation Group accounting policies are summarised below to facilitate the interpretation of the financial statements. Further details on the application of critical accounting policies are set out in the Operating and financial review on pages 6 to 21.

Accounting convention

        The financial statements are prepared under the historical cost convention, as modified by the valuation of listed current and fixed asset investments.

Basis of consolidation

        The financial statements consolidate the accounts of Marconi Corporation plc and all of its subsidiary undertakings (Group companies or subsidiaries). All inter-company balances and transactions have been eliminated upon consolidation. All Group companies' accounts have been prepared for the year ended 31 March 2004.

Turnover

        Turnover excludes VAT and comprises sales to outside customers. Revenue from product sales of hardware and software is recognised when: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, customer acceptance has occurred, Marconi's price to the buyer is fixed or determinable, and collectability is reasonably assured. Revenue from services is recognised at the time of performance and acceptance by the customer.

        Revenue from multiple element contracts is allocated based on the fair value of each individual element.

        Revenue on long-term contracts is recognised under the percentage-of-completion method of accounting and is calculated based on the ratio of costs incurred to date compared with the total expected costs for that contract.

Currency translation

        Transactions denominated in foreign currencies are translated into the functional currency at the rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rates ruling at that date. These translation differences are dealt with in the profit and loss account with the exception of certain gains and losses arising under hedging transactions as described below.

        Profits and losses of overseas subsidiaries, joint ventures, and associates and cash flows of overseas subsidiaries are translated at the average rates of exchange during the year. Non-sterling net assets are translated at year end rates of exchange. Key rates used are as follows:

	Average rates		Year end rates
	2004	2003	2004	2003
US Dollar	1.7023	1.5538	1.8379	1.5807
Euro	1.4435	1.5499	1.4956	1.4486

        The differences arising from the restatement of profits and losses and the retranslation of the opening net liabilities to year-end rates are taken to reserves.

Acquisitions and disposals

        On the acquisition of a business, including an interest in an associated undertaking, fair values are attributed to the Group's share of separate net assets. Where the cost of acquisition exceeds the fair values attributable to such net assets, the difference is treated as purchased goodwill capitalised in the balance sheet in the year of acquisition.

        The profit or loss on the disposal or closure of a previously acquired business includes the attributable amount of any purchased goodwill relating to that business not previously charged to the profit and loss account.

        The results and cash flows relating to a business are included in the consolidated profit and loss account and the consolidated cash flow statement from the date of acquisition or up to the date of disposal.

Financial instruments

        Prior to the financial restructuring, the Group has used financial instruments, including interest rate swaps, currency swaps and other derivatives, solely for the purposes of raising finance for its operations and managing interest and currency risk associated with the Group's underlying business activities. There is no trading activity in financial instruments.

Hedges of the net investment in overseas subsidiaries

        The Group's policy is to finance where possible its activities in the same currencies as those used for its foreign investments in order to hedge foreign currency exposure of net investments in foreign operations. This policy is implemented by financing in the related currency.

        Exchange gains or losses arising in the hedging borrowings are dealt with as a movement in reserves, to the extent they offset losses or gains on the hedged investment.

Interest rate risk exposure

        Prior to the financial restructuring, it has been Group policy to hedge its exposure to movements in interest rates associated with its borrowing primarily by means of interest rate swaps. Payments and receipts under interest rate swap agreements specifically designated for hedging purposes are recorded in the profit and loss account on an accruals basis. Gains and losses arising on termination of hedging instruments where the underlying exposure remains are recognised in the profit and loss account over the remaining life of the hedging instrument.

Tangible fixed assets

        Property, plant, machinery, fixtures, fittings, tools and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives from the time they are brought in to use. Freehold land does not bear depreciation where the original cost of purchase was separately identified. Provision is made for any impairment. Tangible fixed assets are depreciated using the following rates:

Freehold buildings	— 2% to 4% per annum
Leasehold property	— over the period of the lease or 50 years for long leases
Plant and machinery	— 10% per annum on average
Fixtures, fittings, tools and equipment	— 10% per annum

Leased assets

        Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of the capital repayments outstanding. Hire purchase transactions are dealt with similarly except that assets are depreciated over their useful lives.

        Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

Goodwill

        Purchased goodwill is capitalised and amortised on a straight-line basis over its estimated useful economic life. Each acquisition is separately evaluated for the purposes of determining the useful economic life, up to a maximum of 20 years. The useful economic lives are reviewed annually and revised if necessary. Provision is made for any impairment.

Research and development

        Expenditure incurred in the year is charged against profit unless specifically chargeable to and receivable from customers under agreed contract terms.

Stock

        Stock is stated at the lower of cost and net realisable value. Provision is made for obsolete, slow moving or defective items where appropriate.

Contracts in progress

        Profit on long term contracts in progress is taken when a sale is recorded on part delivery of products or part performance of services, provided that the outcome of the contract can be assessed with reasonable certainty. Amounts recoverable on long term contracts, which are included in debtors, are stated at the net sales value of the work done less amounts received as progress payments on account. Excess progress payments are included in creditors as payments received in advance. Cumulative costs incurred net of amounts transferred to cost of sales, less provision for contingencies and anticipated future losses on contracts, are included as long term contract balances in stock.

Warranties

        Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency, and average cost of warranty claims.

Taxation

        Taxation on profit on ordinary activities is that which has been paid or becomes payable in respect of the profits for the year, after taking account of adjustments in respect of prior period liabilities. Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income or expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

Investments

        Joint ventures comprise long-term investments where control is shared under a contractual arrangement. The sector analysis of turnover, profit and net assets excludes the Group's share of the results and net assets of joint ventures. Associates consists of long-term investments in which the Group holds a participating interest and over which it exercises significant influence. Investments in joint ventures and associates are stated at the amount of the Group's share of net assets including goodwill derived from audited or management accounts made up to the date. Loss before taxation includes the Group's share of joint ventures and associates.

        Other unlisted fixed asset investments are stated at cost less provision for impairment in value. Listed fixed asset investments are stated at market value. Current asset investments are stated at the lower of cost and net realisable value except dated listed securities which are stated at market value.

Pensions and other post retirement benefits

        The operating cost for providing pensions and other post retirement benefits, as calculated periodically by independent actuaries, is charged to the Group's operating profit or loss in the year that those benefits are earned by employees. The financial return expected on the pension schemes' assets is recognised in the year in which they arise as part of finance income and the effect of the unwinding of the discounted value of the pension schemes' liabilities is treated as part of finance costs. The changes in value of the pension schemes' assets and liabilities are reported as actuarial gains or losses as they arise in the consolidated statement of total recognised gains and losses. The pension schemes' surpluses, to the extent they are considered recoverable, or deficits are recognised in full and presented in the balance sheet net of any related deferred tax.

Share options

        The costs of awarding shares under employee share plans are generally charged to the profit and loss account over the period to which the performance criteria relate.

Finance costs

        Finance costs of debt are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

Debt

        Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the year.

Liquid resources

        Liquid resources compromise term deposits with an original maturity of generally less than one year and other readily disposable current asset investments.

3      SEGMENTAL ANALYSIS

        Analysis of results and net assets/(liabilities) by class of business

	(Loss)/profit before tax		Turnover		Net assets/(liabilities)
	2004	2003	2004	2003	2004	2003
	(in £ millions)
Network equipment	(55)	(244)	897	1,036)
Network services	54	52	556	743)	17	196
Central costs	(66)	(56)	—	—)
Other	(5)	(43)	—	40	—	(30)

Continuing operations	(72)	(291)	1,453	1,819	17	166
Discontinued operations	10	(17)	105	183	—	9

	(62)	(308)	1,558	2,002	17	175

Goodwill amortisation	(98)	(104)			436	597
Operating exceptional items (note 5a)	(81)	(317)

Group operating loss	(241)	(729)
Joint ventures	(2)	(40)			—	3
Associates	(11)	(89)			6	44

Total operating loss	(254)	(858)
Non-operating exceptional items (note 5c)	177	141
Amounts written off investments (note 5d)	(2)	(40)
Gain of waiver of balance payable to M (2003) plc group (note 5e)	25	(315)
Net interest payable and interest bearing assets and liabilities (note 6)	(35)	(242)			217	(3,198)
Net finance expenditure (note 7)	(82)	(14)
Unallocated net liabilities					(324)	(550)
Non-interest bearing amounts owing to M (2003) plc companies not in Marconi Corporation plc Group					—	(403)

	(171)	(1,328)			352	(3,332)

        Goodwill arising on acquisitions is amortised over a period not exceeding 20 years. Separate components of goodwill are identified and amortised over the appropriate useful economic life. The remaining goodwill on the balance sheet will be amortised over an average period of approximately five years. It is not practical to disclose goodwill amortisation on a segmental basis as any allocation would be arbitrary.

        The net assets of Network Equipment and Network Services cannot be separately identified as the same assets are, generally used to generate sales in each of these segments. The results of these segments are separately reportable. Central costs include £31 million of share option and related payroll costs (2003: £nil). Other consists of previous non-core businesses sold in the year ended 31 March 2004. Certain assets and liabilities cannot be allocated. These principally consist of taxation, retirement benefits and central provisions.

        Sales by Group companies to joint ventures and associates amounted to £21 million (2003: £30 million). Purchases from joint ventures and associates amounted to £1 million (2003: £nil).

Analysis of operating loss, turnover and net assets/(liabilities) by territory of origin

        The Group has historically divided its business into three segments: Network Equipment, Network Services and Other but from 1 April 2003 is adopting a new reporting structure along geographic lines.

        A ring-fence around the US parent (Marconi Communications, Inc.) and its subsidiaries was created in connection with the Scheme of Arrangement for Marconi Corporation plc effective on the 19 May 2003, we call this segment the North American Ring Fence (NARF). NARF is comprised of the US operating businesses the equipment and service activities of the Broadband Routing and Switching (BBRS) and Outside Plant & Power (OPP) (irrespective of the country of destination of these sales). In addition certain sales for products from Marconi Corporation plc and Non-NARF businesses are transacted through NARF regions where economies of scale permit the NARF to conduct the business more efficiently.

        Non-NARF mainly comprises Marconi Corporation plc and our European and the Rest of the World businesses: Optical Networks, Access Networks, Other Network Equipment and Network Services and includes central costs. Non-NARF holds the investment in Marconi Communications, Inc which eliminates on consolidation and gives rise to goodwill.

        The operating profit/(loss), turnover and net assets for the NARF and Non-NARF segments are disclosed below with comparatives where applicable.

			Net assets/(liabilities)
	Operating (loss)/profit 2004	Turnover 2004
			2004	2003
	(in £ millions)
NARF	42	399	94	(505)
Non-NARF	(282)	1,054	212	(2,954)
Consolidation adjustment for goodwill	(6)	—	46	59

Continuing operations	(246)	1,453	352	(3,400)
Discontinued operations	5	105	—	68

	(241)	1,558	352	(3,332)

	Operating (loss)/profit		Turnover		Net assets/(liabilities)
	2004	2003	2004	2003	2004	2003
	(in £ millions)
UK (including central costs)	(41)	(105)	467	703	16	233
Other EMEA	(60)	(133)	490	577	(39)	(130)
North America	48	(44)	486	552	50	83
CALA	(1)	3	42	57	(5)	8
APAC	(8)	(29)	73	113	(5)	(19)

	(62)	(308)	1,558	2,002	17	175

        North America includes some smaller operations, which are excluded from the NARF, in particular the Group's wireless software and service activities.

Analysis of turnover by product area

        For the year ended 31 March 2004, Marconi has analysed revenues in three business groupings:

        Europe and the Rest of the World (Europe/RoW) businesses comprises Optical Networks, Access Networks (formerly European Access), Other Network Equipment and Network Services (irrespective of the country of destination of these revenues).

        US businesses comprises the equipment and services activities of the Group's US-based Broadband Routing and Switching (BBRS) and Outside Plant & Power (OPP) (irrespective of the country of destination of these revenues).

        Other comprises the remaining assets managed within the Group's former Capital division (mainly the Group's Mobile Tetra and Applied Technologies businesses).

	2004	2003
	(in £ millions)
Optical Networks	330	439
Access Networks	227	258
Other Network Equipment	55	57

Europe/RoW Network Equipment	612	754
IC&M	182	210
VAS	265	375

Europe/RoW Network Services	447	585

Total—Europe/RoW businesses	1,059	1,339

BBRS Equipment	130	142
OPP Equipment	155	140

US Network Equipment	285	282
BBRS Services	55	77
OPP Services	54	81

US Network Services	109	158

Total—US businesses	394	440

Network Equipment	897	1,036
Network Services	556	743

	1,453	1,779
Other	—	40

Continuing operations	1,453	1,819
Discontinued operations	105	183

Group	1,558	2,002

Analysis of turnover by class of business

	To customers in the United Kingdom		To customers overseas
	2004	2003	2004	2003
	(in £ millions)
Network Equipment	158	228	739	808
Network Services	258	265	298	478
Other	—	8	—	32

Continuing Operations	416	501	1,037	1,318
Discontinued Operations	—	11	105	172

	416	512	1,142	1,490

Analysis of turnover by territory of destination

	2004	2003
	(in £ millions)
United Kingdom	416	512
Other EMEA	521	708
North America	470	548
CALA	44	72
APAC	107	162

	1,558	2,002

4      GROUP OPERATING (LOSS)/PROFIT (EXCLUDING JOINT VENTURES)

	Year to 31 March 2004
	Continuing	Discontinued	Exceptional items	Total
	(in £ millions)
Turnover	1,453	105	—	1,558
Cost of sales	(1,058)	(77)	9	(1,126)

Gross profit	395	28	9	432
Selling and distribution expenses	(187)	(6)	—	(193)
Administrative expenses—other	(98)	(2)	(90)	(190)
Research and development	(187)	(10)	—	(197)
Goodwill amortisation	(93)	(5)	—	(98)

Administrative expenses—total	(378)	(17)	(90)	(485)
Other operating income	5	—	—	5

Operating (loss)/profit	(165)	5	(81)	(241)

	Year to 31 March 2003
	Continuing	Discontinued	Exceptional items	Total
	(in £ millions)
Turnover	1,819	183	—	2,002
Cost of sales	(1,445)	(149)	(21)	(1,615)

Gross profit	374	34	(21)	387
Selling and distribution expenses	(258)	(19)	—	(277)
Administrative expenses—other	(106)	(7)	(296)	(409)
Research and development	(300)	(27)	—	(327)
Goodwill amortisation	(96)	(8)	—	(104)

Administrative expenses—total	(502)	(42)	(296)	(840)
Other operating (expense)/income	(1)	2	—	1

Operating loss	(387)	(25)	(317)	(729)

        In the year ended 31 March 2004, share option and related payroll costs of £31 million (2003: £nil) are included within selling and distribution expenses, administrative expenses and research and development costs.

        After exceptional items, cost of sales for continuing operations are £1,049 million (2003: £1,466 million), and for discontinued operations are £77 million (2003: £149 million), and operating expenses for continuing operations are £655 million (2003: £ 1,030 million) and for discontinued operations £23 million (2003: £87 million). Exceptional items are shown in further detail in note 5.

        The Group disposed of its Strategic Communications business during the year ended 31 March 2003 and its North American Access business during the year ended 31 March 2004. It is these activities which are shown as discontinued operations in the note above. Further information on disposals is provided in note 25(b).

5      EXCEPTIONAL ITEMS

        These items have been analysed as follows:

(a)
Operating exceptional items

		2004	2003
		(in £ millons)
Restructuring credits/(costs)—included in cost of sales	(i)	9	(21)

Impairment of tangible fixed assets	(ii)	—	(36)
Restructuring and reorganisation costs	(iii)	(89)	(277)
Systems implementation costs	(iv)	—	7
Increase in provision for litigation settlement	(v)	(5)	—
Releases in respect of doubtful debts	(vi)	4	10

Included in administrative expenses		(90)	(296)

Group operating exceptional items		(81)	(317)
Share of joint ventures' operating exceptional items	(vii)	—	(32)

Total operating exceptional items (excluding associates)		(81)	(349)

(i)
In the year to 31 March 2004, £9 million was credited to restructuring costs within cost of sales. £6 million of this relates to the release of liability provisions held against the outsourcing of certain manufacturing operations to Jabil Circuit Inc due to a revision in our outsourcing plans. £3 million was received for stock, previously fully provided for through an exceptional charge, and subsequently utilised by Jabil. In the year to 31 March 2003, £21 million was the net amount charged in relation to the Jabil outsourcing arrangement.

(ii)
In the year to 31 March 2003, in light of declining industry and economic trends on its current and expected future operations, the Group reassessed the carrying values of goodwill and tangible fixed assets. As a consequence tangible fixed assets were impaired by £36 million.

(iii)
As part of the Group's cost reduction actions, a charge of £89 million (2003: £277 million) was recorded during the year to 31 March 2004. This includes £13 million for the costs of the financial restructuring, £64 million for employee severance and the balance for site rationalisation and other restructuring costs. The site rationalisation costs reflect charges associated with the closure and consolidation of various sites around the world as part of the business restructuring.

(iv)
During the year to 31 March 2002, the Group planned to implement a new global IT system. In light of the then subsequent revised trading outlook and the continued focus on cost reduction, the implementation was terminated. During the year ended 31 March 2003, the Group was able to revise its previous estimate of the overall costs leading to the release of £7 million from the amounts accrued in the year ended 31 March 2003.

(v)
In Part X, section 15.4 of our listing particulars we made disclosure of the lawsuit file by Bell Communications Research. Inc, now known as Telcordia Technologies Inc., or Telcordia. On 12 January 2004, we entered into a binding memorandum of understanding with Telcordia wherein we agreed to pay Telcordia $23.5 million (approximately £13 million) in exchange for a license to Telcordia's ATM patent portfolio and as full and final settlement of all outstanding claims. We are in the process of negotiating formal definitive agreements. As consequence of this claim, we have reassessed our provisioning level and made an exceptional charge of £5 million to our operating results in the year ended 31 March 2004.

(vi)
In light of the declining market and economic trends the Group experienced during the year to 31 March 2002, an exceptional provision against bad and doubtful debts was charged. Of this amount, £4 million was reassessed and released to the profit and loss account in the year to 31 March 2004. In the year to 31 March 2003, £10 million previously provided for, was paid by the Group's debtors.

(vii)
During the year ended 31 March 2003, the Group recorded its £32 million share of the operating exceptional charges of its joint ventures. Of this, £31 million related to the impairment of intangible fixed assets in Ultramast Ltd.

Analysis by segment

	2004	2003
	(in £ millons)
Network Equipment and Services	(81)	(304)
Other	—	13

Continuing Operations	(81)	(291)
Discontinued Operations	—	(26)

	(81)	(317)

United Kingdom	(22)	21
Other EMEA	(25)	(235)
US	(25)	(82)
CALA	(5)	(13)
APAC	(4)	(8)

	(81)	(317)

(b)
Associates' operating exceptional items

        The Group has recorded £nil (2003: £25 million) of the operating exceptional charges of its associates, being in respect of Easynet Group Plc. These charges related to impairment of goodwill and tangible fixed assets, and restructuring and reorganisation costs.

(c)
Non-operating exceptional items

	2004	2003
	(in £ millons)
Gain/(loss) on disposal of discontinued operations	75	(5)
Gain on disposal of joint ventures and associates	77	—
Gain on disposal of fixed assets and investments in continuing operations	25	26
Merger/demerger receipts	—	123
Group share of associates' non-operating exceptional items	—	(3)

Included in non-operating exceptional items	177	141

        In the year ended 31 March 2004, the gain on disposal of discontinued operations of £75 million related to the disposal of our North American Access business of £66 million and recognition of deferred consideration of £9 million on the disposal of Strategic Communications sold in the year ended 31 March 2003. The £77 million gain on disposal of joint ventures and associates related to the gain on disposal of Easynet (£76 million) and Confirmant (£1 million). The £25 million gain on disposal of fixed assets and investments in continuing operations comprised a gain on disposal of Marconi Mobile Access S.p.A. of £9 million, and other fixed asset investments of £22 million, is partially offset by a pension settlement loss of £6 million on the disposal of GDA.

        In the year ended 31 March 2003, the loss on disposal of discontinued operations resulted from the sale of Strategic Communications (£41 million) offset by the release of provisions relating to the disposal of the Group's Systems businesses (Medical, Commerce and Data Systems). A curtailment gain of £28 million in respect of pension liabilities was recognised principally following the sale of the Group's 50% share of GDA in March 2002. The balance mainly relates to gains on property disposals. Merger/demerger receipts of £123 million related to the release of a provision due to the settlement of the ESOP derivative.

(d)
Amounts written off investments

        The change in value of the Group's investments is accounted for in line with the group accounting policy whereby listed investments are marked to their market value at the end of each reporting year and unlisted investments are held at the lower of cost and recoverable value.

(e)
Gain/(loss) on waiver of balance payable to M (2003) plc group

        As part of the restructuring, Marconi Corporation plc and its subsidiaries entered into an agreement with M (2003) plc and its direct subsidiaries to reassign and waive balances between the M (2003) plc group and the Marconi Corporation plc group.

(f)
Exceptional cash flows

	2004	2003
	(in £ millons)
Operating
ESOP settlement	(35)	—
Restructuring and related costs	(126)	(297)
Systems implementation costs	—	(17)

Continuing Operations	(161)	(314)
Discontinued—restructuring and related costs	(5)	(15)

	(166)	(329)

Non-operating
Scheme consideration	(340)	—
Disposal of tangible fixed assets	26	28
Net sale of interests in subsidiary companies, joint ventures and associates	222	433

	(92)	461

        Non-operating exceptional cash flows from the disposals of tangible fixed assets are included in note 23(d). Non-operating exceptional cash flows from the sales of interests in subsidiary companies and associates are included in note 23(e).

6      NET INTEREST PAYABLE

	2004	2003
	(in £ millons)
Interest receivable
Loans and deposits	17	28
Other	—	17

Interest receivable—total	17	45
Income from listed fixed asset investments	—	1

Interest payable
Bank loans, loan notes and overdrafts (2004: less interest accrual release of £3 million)	(52)	(288)

Net interest payable	(35)	(242)

7      NET FINANCE EXPENDITURE

	2004	2003
	(in £ millons)
Financing costs
Exceptional write off of capitalised losses on swaps	(46)	—
Interest on pension scheme liabilities (note 26)	(145)	(163)
Loss on unhedged foreign exchange borrowings	—	(11)
Premium on redemption of Junior and Senior Notes	(41)	—
Other	—	(2)

Finance costs total	(232)	(176)
Finance income
Expected return on pension scheme assets (note 26)	138	157
Swap and bond amortisation	—	5
Net gain on cash and unhedged foreign exchange borrowings	12	—

Finance income total	150	162

Net finance expenditure	(82)	(14)

8      TAX

(a)   Tax credit on loss on ordinary activities

	2004	2003
	(in £ millions)
Current taxation
Corporation tax 30% (2003: 30%)	—	—
UK overprovision in respect of prior years	(20)	(155)
Overseas tax (including tax on disposal of businesses)	12	—
Overseas tax overprovision in respect of prior years	(3)	(30)
Joint ventures and associates	(2)	—

	(13)	(185)
Deferred taxation—timing differences	(6)	—

Total	(19)	(185)

        A non-operating exceptional net tax credit of £12 million (2003: £78 million) arose due to the release of tax provisions of £20 million in respect of prior years following the Marconi Corporation plc Scheme of Arrangement offset by a tax charge of £8 million on the disposal of the North American Access business.

(b)   Deferred taxation liabilities

Group
(in £ millions)
At 1 April 2003	(6)
Released	6

At 31 March 2004	—

	2004	2003
	(in £ millions)
Tax effect on timing differences on:
Provisions and accruals for liabilities and charges	—	(6)

        No provision is made for any taxation that may arise if reserves of overseas subsidiaries were distributed as such distributions are not expected to occur in the foreseeable future.

(c)   Reconciliation of current taxation credit for the year

	2004	2003
	(in £ millions)
Loss on ordinary activities before taxation	(171)	(1,328)

Tax credit on loss at a standard rate of 34% (2003: 34%)	(58)	(452)
Non deductible goodwill impairment, amortisation and other similar items	52	51
Non taxable operating and non-operating exceptional items	(56)	158
Tax losses and other deferred tax items not recognised in current tax	70	243
Net over provision in respect of prior years	(21)	(185)

Current tax credit for the year	(13)	(185)

        The standard rate is calculated based on the locally enacted statutory rates in the jurisdictions in which the Group operates.

(d)   Factors that may affect future tax charges

        Deferred tax assets totalling £659 million (2003: £594 million) have not been recognised in respect of operating losses, pension scheme deficits, and exceptional expenditure as the Group is not sufficiently certain that it will be able to recover those assets within a relatively short period of time.

        The Group will incur ongoing tax cash costs where losses are unavailable to cover any historic tax audit adjustments and/or future taxable profits.

9      EQUITY MINORITY INTERESTS

        Equity minority interests represent the share of profits less losses on ordinary activities attributable to the interests of equity shareholders in subsidiaries which are not wholly owned by the Group.

10    EQUITY DIVIDENDS

        The directors do not propose any dividends for the year ended 31 March 2004. No dividends were declared during the year to 31 March 2003.

11    LOSS PER SHARE

        Basic and diluted loss per share is calculated by reference to a weighted average of 249.0 million ordinary shares (2003: 573.3 million ordinary shares) in issue during the year.

        The effect of share options is anti-dilutive for each year presented and has therefore been excluded from the calculation of diluted weighted average number of shares.

        An adjusted basic loss per share has been presented in order to highlight the underlying performance of the Group, and is calculated as set out in the table below.

	Year to 31 March 2004		Year to 31 March 2003
	Loss	Loss per share	Loss	Loss per share
	(in £ millions)	Pence	(in £ millions)	Pence
Loss and basic loss per share	(153)	(61.4)	(1,144)	(199.6)
Exceptional items
Operating exceptional items (note 5a)	81	32.5	317	55.3
Joint ventures' operating exceptional items (note 5a)	—	—	32	5.6
Associates' operating exceptional items (note 5b)	—	—	25	4.4
Non-operating exceptional items (note 5c)	(177)	(71.1)	(141)	(24.6)
Amounts written off investments (note 5d)	2	0.8	40	7.0
Gain on waiver of balance payable to M (2003) plc group (note 5e)	(25)	(10.0)	315	54.9
Goodwill amortisation and impairment	103	41.4	141	24.6
Write off of capitalised losses on swaps	46	18.4	—	—
Exceptional tax credit	(12)	(4.8)	(78)	(13.6)

	(135)	(54.2)	(493)	(86.0)

        Using the number of shares in issue of 31 March 2004 (200 million), the pro forma basic and diluted loss per share was 76.5p and the adjusted basic loss per share was 67.5p.

12    EMPLOYEES

(a)   Directors' remuneration

        Details of the directors' remuneration specified for audit by the UK Listing Authority are given in the Report to shareholders by the Board on directors' remuneration.

(b)   Average monthly number of employees by sector

	Number ('000)
	2004	2003
Network Equipment	11	13
Network Services	4	6

	15	19
Other	—	1

Continuing Operations	15	20
Discontinued Operations	—	1

Group employees	15	21

(c)   Staff costs

	2004	2003
	(in £ millions)
Wages and salaries	483	717
Social security costs	55	87
Other pension costs	22	43

	560	847

United Kingdom	228	372
Other EMEA	180	272
US	130	180
CALA	8	7
APAC	14	16

	560	847

        Included within the staff costs for the year ended 31 March 2004 were £31 million (2003: £nil) of costs related to ongoing remuneration costs for employees of the Marconi Corporation plc group that participate in Marconi Corporation plc share option schemes.

        Other pension costs includes only items charged to operating expenses, it excludes amounts charged to non-operating exceptional items, net finance expenditure and in the statement of total recognised gains and losses.

(d)   Share options

        As previously announced at the time of the financial restructuring, the Company has granted nil cost share options to its executive directors and senior managers. In total, using numbers and prices following the 1 for 5 share consolidation, which took effect on 9 September 2003, options over 15.2 million ordinary shares were granted on 24 June 2003, with options over a further 1 million shares granted on 1 September 2003 and 1.5 million shares on 12 February 2004. The adjusted mid market closing price of a Marconi Corporation plc share on the dates of grant were 293.75p on 24 June 2003, 455p on 1 September 2003 and 717p on 12 February 2004.

        The cost of these options will be spread over the five performance periods defined in the nil cost share option plan set out in the Group's prospectus dated 31 March 2003. The plan has five performance targets, each having a period in which the options over shares will vest. The first four performance targets have now been met. The overall impact on the Group's profit and loss account over the life of the Plan through to the financial year-ending 31 March 2007, assuming the final performance target is also met, will be approximately £60 million before payroll tax. The £60 million charge is a non-cash item. The operating loss for the year to 31 March 2004 has been charged with £25 million (2003: £nil) and shares to be issued in the balance sheet have been credited with £25 million. We expect the charge to be £23 million in the year ended 31 March 2005, £9 million in the year to 31 March 2006 and £3 million in the year to 31 March 2007.

        On 30 June 2003, the Company granted market value share options to employees. In total, options over 6.3 million ordinary shares have been granted. Under UK GAAP, the only cost of these options will be employer payroll taxes incurred when the share options vest. The performance conditions are the same as the nil cost share option plan.

        At 31 March 2003 there were no options outstanding over the Company's shares.

13    GOODWILL

(in £ millions)
Cost at 1 April 2003	5,987
Disposals (note 25b)	(506)
Exchange rate adjustment	(563)

Cost at 31 March 2004	4,918

Amortisation at 1 April 2003	(5,390)
Disposals (note 25b)	460
Charged to profit and loss account	(98)
Exchange rate adjustment	546

Amortisation at 31 March 2004	(4,482)

Net book value at 31 March 2004	436
Net book value at 31 March 2003	597

14    Tangible Fixed Assets

		Leasehold property
					Fixtures, fittings, tools and equipment
Group	Freehold property			Plant and machinery
		Long	Short			Total
	(in £ millions)
Cost at 1 April 2003	126	7	2	300	488	923
Additions	2	—	6	13	12	33
Disposal	(15)	(3)	(1)	(68)	(118)	(205)
Businesses disposed (note 25b)	(1)	—	—	(18)	(7)	(26)
Exchange rate adjustment	(11)	(2)	—	(23)	(15)	(51)

Cost at 31 March 2004	101	2	7	204	360	674

Depreciation at 1 April 2003	38	—	1	226	415	680
Charged to profit and loss account	5	—	1	33	34	73
Disposals	(10)	—	(1)	(60)	(101)	(172)
Business disposed (note 25b)	(1)	—	—	(11)	(7)	(19)
Exchange rate adjustment	(3)	—	—	(21)	(12)	(36)

Depreciation at 31 March 2004	29	—	1	167	329	526

Net book value at 31 March 2004	72	2	6	37	31	148

Net book value at 31 March 2003	88	7	1	74	73	243

        The net book value of tangible fixed assets of the Group included an amount of £3 million (2003: £nil) in respect of assets held under finance leases, on which the depreciation charge for the year was £1 million (2003: £nil).

15    FIXED ASSET INVESTMENTS

Joint ventures and associates	Shares of net assets	Goodwill cost	Goodwill amortisation	Total
	(in £ millions)
At 1 April 2003	18	95	(66)	47
Profit less losses retained	(6)	—	—	(6)
Goodwill amortisation	—	—	(5)	(5)
Disposals	(6)	(95)	71	(30)

At 31 March 2004	6	—	—	6

        Disposals primarily relate to the sale of our investment in Easynet Group plc, see note 25c for further details. The Group retains an investment in a joint venture, Plessey Holdings Limited. This entity no longer trades but contains a number of environmental exposures in North America. Plessey Holdings is taking remedial action against these exposures, which are funded from its own cash balances. We consolidate our share of its assets and liabilities, being £10 million each.

Other investments	Cost or valuation	Provisions	Total
	(in £ millions)
At 1 April 2003	301	(285)	16
Disposals	(185)	174	(11)
Impairments and revaluations	—	(2)	(2)

At 31 March 2004	116	(113)	3

Joint ventures, associates and other investments at 31 March 2004			9
Joint ventures, associates and other investments at 31 March 2003			63

Market value

        Listed fixed asset investments are stated at market value, as follows:

	2004	2003
	(in £ millions)
Other investments—listed in the United Kingdom	—	10

        The aggregate historic cost of the listed fixed asset investments was £nil at 31 March 2004 (2003: £49 million).

Principal subsidiaries	Voting rights	Country of incorporation
Marconi Communications Ltd	100%	Great Britain
Marconi Communications S.p.A.	100%	Italy
Marconi Communications, Inc	100%	USA
Marconi Communications GmbH	100%	Germany

	Loans to Group undertakings		Shares in Group undertakings		Shares in joint ventures and associates
							Other investments
Company
	Gross	Provisions	Costs	Provisions	Costs	Provisions	Costs	Provisions	Total
	(in £ millions)
At 1 April 2003	4,617	(2,634)	5,496	(4,344)	191	(87)	229	(223)	3,245

Recapitalisation of loans to shares	(2,827)	2,164	1,270	(607)	—	—	—	—	—
Additions	—	—	154	—	—	—	9	—	163
Disposals	—	—	(2)	2	(159)	38	(144)	131	(134)
Movements in group loans	(807)	—	—	—	—	—	—	—	(807)
Revaluation of listed investments	—	—	—	—	—	48	1	—	49
Provisions	—	337	—	(300)	—	(31)	—	(1)	5
Exchange rate adjustment	(113)	43	—	—	—	—	—	—	(70)

At 31 March 2004	870	(90)	6,918	(5,249)	32	(32)	95	(93)	2,451

Market value

        Listed fixed asset investments are stated at market value, as follows:

	2004	2003
	(in £ millions)
Other investments—listed in the United Kingdom	—	60

16    STOCKS AND CONTRACTS IN PROGRESS

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Raw materials and bought in components	59	89	—	—
Work in progress	41	60	—	—
Long-term contract work in progress	6	11	—	—
Finished goods	69	76	—	—
Payments on account	(1)	(2)	—	—

	174	234	—	—

17    DEBTORS

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Amounts falling due within one year
Trade debtors	309	464	—	2
Amounts owed by joint ventures and associates	17	30	1	—
Amounts owed by group companies	—	—	97	399
Other debtors	36	57	4	1
Prepayments and accrued income	26	30	—	—

	388	581	102	402

Amounts falling due after more than one year
Trade debtors	4	2	—	—
Other debtors	—	29	—	—
Prepayments and accrued income	1	1	—	—

	5	32	—	—

	393	613	102	402

        Amounts owed by joint ventures and associates relate to trading balances.

18    CASH AT BANK AND IN HAND

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Cash and bank deposits repayable on demand (note 28b)	406	934	195	58
Other cash deposits (note 28b)	113	224	10	—

Cash at bank and in hand	519	1,158	205	58

        Included in the amounts above are restricted cash balances of:

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Secured	11	812	—	26
Collateral against bonding facilities	85	135	—	—
Held by captive insurance company	18	17	—	—
Mandatory redemption escrow accounts	10	—	10	—

Restricted cash	124	964	10	26
Other	395	194	195	32

Cash at bank and in hand	519	1,158	205	58

        Of the secured cash, £nil (2003: £771 million) relates to amounts held under an interim security arrangement by the Group's syndicate banks and bondholders which has been released as a result of the financial restructuring. A further £nil relates to cash deposited against employee share option plan derivative providers for the Strategic Communications business (2003: £27 million) and £11million (2003: £14 million) relates to cash deposited against secured loans in Italy.

19    CREDITORS

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Amounts falling due within one year
Bonds (note 20)	—	2,147	—	2,147
Loan notes (note 20)	8	—	8	—
Bank loans and overdrafts (note 20)
Repayable on demand	14	2,194	—	2,173
Other	4	1	—	—

	26	4,342	8	4,320
Payments received in advance	56	76	—	—
Trade creditors	155	174	—	—
Amounts owed to fellow subsidiaries of M (2003) plc (note 20)	—	403	—	378
Amounts owed to joint ventures and associates	—	9	—	9
Amounts owed to Group companies	—	—	2,081	2,080
Current taxation	104	137	44	73
Other taxation and social security	25	22	—	—
Other creditors	77	193	6	88
Accruals and deferred income	134	185	4	—

	577	5,541	2,143	6,948

Amounts falling due after more than one year
Loan notes (note 20)	257	—	257	—
Bank loans and overdrafts (note 20)	20	30	—	—
Obligations under finance leases	2	—	—	—

	279	30	257	—
Accruals and deferred income	6	16	—	—

	285	46	257	—

20    BORROWINGS

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Bonds	—	2,147	—	2,147
Loan notes	265	—	265	—
Bank loans and overdrafts
Repayable on demand	14	2,194	—	—
Other	24	31	—	2,173
Obligations under finance leases	2	—	—	—
Amounts owed to fellow subsidiaries of M (2003) plc	—	403	—	378

	305	4,775	265	4,698
Less amounts falling due within one year	(26)	(4,745)	(8)	(4,698)

	279	30	257	—

Analysis of repayments of long-term borrowings
Loan notes
Between two and five years	257	—	257	—
Bank loans
Between one and two years	4	9	—	—
Between two and five years	9	11	—	—
After more than five years	7	10	—	—
Obligations under finance leases
Between one and two years	1	—	—	—
Between two and five years	1	—	—	—

	279	30	257	—

Loan notes—repayable at par wholly between two and five years (average rate 8%)	257	—	257	—

Maturity

        More analysis of the maturity of the Group's debt is given in note 28b. Borrowings amounting to £4,311 million have been subject to the Scheme of Arrangement which was effective on 19 May 2003, as described in note 1.

21    PROVISIONS FOR LIABILITIES AND CHARGES

Group	Restructuring	Share options	Deferred tax	Warranties and contracts	Other	Total
	(in £ millions)
At 1 April 2003	64	35	6	89	106	300
Disposals	—	—	—	(5)	(3)	(8)
Reclassification from creditors	8	—	—	—	9	17
Charged	45	—	—	51	16	112
Released	(7)	—	(6)	(5)	(7)	(25)
Utilised	(66)	(35)	—	(42)	(22)	(165)
Exchange rate adjustment	(3)	—	—	(4)	(5)	(12)

At 31 March 2004	41	—	—	84	94	219

        Restructuring provisions mainly comprise expected costs for termination of employee contracts (£14 million), and costs for properties no longer occupied, onerous lease contracts and future scheme administration costs (in total £27 million). The associated outflows are generally expected to occur over the next year with vacant property costs being incurred over the next five years.

        Share option provisions related to amounts paid to the ESOP derivative banks on 19 May 2003 in settlement of the potential ESOP derivative dispute.

        Warranties and contracts mainly comprise expected costs of maintenance under guarantees, other work in respect of products delivered and losses on contract work in progress in excess of related accumulated cost. The associated outflows are generally expected to occur over the lives of the products and contracts which are long term in nature.

        Other provisions mainly comprise expected employee related claims, environmental liabilities mainly in North America, Telcordia and other litigation, captive insurance balances, payroll taxes on share options, other post retirement agreements and merger and acquisition balances held against warranties provided on the disposal of businesses.

        Employee related claims relate to industrial injuries for which the historical data is currently being reviewed and assessed by actuaries.

Company	Restructuring	Share options	Other	Total
	(in £ millions)
At 1 April 2003	4	35	36	75
Reclassification from creditors	8	—	—	8
Utilised	(4)	(35)	(10)	(49)

At 31 March 2004	8	—	26	34

22    EQUITY SHAREHOLDERS' INTERESTS

(a)    Share capital

	Number of shares	£
Fully paid ordinary shares of 5p each
Shares allotted at 1 April 2003	2,866,250,735	143,312,537
Converted to non-voting deferred shares and cancelled	(2,866,250,735)	(143,312,537)
New ordinary shares issued	1,000,000,000	50,000,000
Shares issued before share consolidation	9,840	492
Share consolidation (1 for 5)	(800,007,872)	—
Shares issued after share consolidation	20,343	5,086

Allotted ordinary shares at 31 March 2004 (25p each)	200,022,311	50,005,578

Unissued ordinary shares at 1 April 2003	3,133,749,265	156,687,463
Converted to non-voting deferred shares and cancelled	(3,133,749,265)	(156,687,463)
New ordinary shares issued	2,133,749,265	106,687,463
Shares issued before share consolidation	(9,840)	(492)
Share consolidation (1 for 5)	(1,706,991,540)	—
Shares issued after share consolidation	(20,343)	(5,086)

Unissued ordinary shares at 31 March 2004 (25p each)	426,727,542	106,681,885

Authorised ordinary shares at 31 March 2004 (25p each)	626,749,853	156,687,463

        As a consequence of the share consolidation, which took effect on 9 September 2003 following shareholder approval, the number of Marconi Corporation plc shares outstanding was reduced from around 1 billion shares with nominal value of 5p each to approximately 200 million shares with nominal value of 25p each. Every five shares of 5p each were consolidated into one new share of 25p with entitlements to fractions of new shares aggregated and sold in the market for the benefit of the related shareholders.

(b)    Group reserves

	Shares to be issued	Share premium account	Capital reserve	Capital reduction reserve	Profit and loss account	Total
	(in £ millions)
At 1 April 2003	—	700	9	—	(4,187)	(3,478)
Cancellation of old share capital	—	—	—	—	143	143
Arising on new shares issued	—	3,670	—	—	—	3,670
Loss retained for the year	—	—	—	—	(153)	(153)
Exchange differences	—	—	—	—	(3)	(3)
Added in the year	25	—	—	—	—	25
Actuarial gain on retirement benefit schemes	—	—	—	—	96	96
Transfer on capital reduction	—	(4,370)	—	343	4,027	—
Losses transferred	—	—	—	(60)	60	—

At 31 March 2004	25	—	9	283	(17)	300

        On 21 May 2003, the High Court approved a reduction of share capital of £143 million and reduction of share premium of £4,370 million. The balances have been credited to the Company profit and loss reserve which stood at £4,170 million deficit at 31 March 2003. The High Court determined that any surplus over the deficit at 31 March 2003 was to be held as a non-distributable reserve which would be transferred to the profit and loss reserve as losses are incurred or when all creditors as at 21 May 2003 have been satisfied. Company losses of £60 million have been transferred in the year.

        The amount in the profit and loss reserve relating to the defined benefit liability is £246 million (2003: £353 million liability).

        Included in exchange losses of £3 million are £12 million losses (2003: £169 million gain) on borrowings hedged against investments denominated in foreign currencies.

(c)    Company reserves

	Shares to be issued	Share premium account	Capital reserve	Capital reduction reserve	Profit and loss account	Total
	(in £ millions)
At 1 April 2003	—	700	9	—	(4,170)	(3,461)
Cancellation of old share capital	—	—	—	—	143	143
Arising on new shares issued	—	3,670	—	—	—	3,670
Loss retained for the year	—	—	—	—	(103)	(103)
Added in the year	25	—	—	—	—	25
Transfer on capital reduction	—	(4,370)	—	343	4,027	—
Losses transferred	—	—	—	(60)	60	—

At 31 March 2004	25	—	9	283	(43)	274

        Pursuant to Section 230 of the Companies Act 1985 the Company is not presenting its own profit and loss account in addition to the consolidated profit and loss account. The loss of the Company for the financial year amounted to £103 million (2003: £1,962 million).

23    CASH FLOW

(a)   Net cash inflow/(outflow) from operating activities

	Year to 31 March 2004
	Continuing	Discontinued	Total
	(in £ millions)
Group operating loss after exceptional items	(246)	5	(241)
Operating exceptional items (note 5a)	81	—	81

Group operating loss before exceptional items	(165)	5	(160)
Depreciation charge	70	3	73
Goodwill amortisation	93	5	98
Shares to be issued related to share options	25	—	25
Decrease in stock	49	—	49
Decrease/(increase) in debtors	152	(4)	148
(Decrease)/increase in creditors	(81)	7	(74)
(Decrease)/increase in provisions	(9)	1	(8)

	134	17	151

	Year to 31 March 2003
	Continuing	Discontinued	Total
	(in £ millions)
Group operating loss after exceptional items	(678)	(51)	(729)
Operating exceptional items (note 5a)	291	26	317

Group operating loss before exceptional items	(387)	(25)	(412)
Depreciation charge	126	9	135
Goodwill amortisation	96	8	104
Decrease/(increase) in stock	246	(13)	233
Decrease in debtors	98	81	179
Decrease in creditors	(117)	(114)	(231)
(Decrease)/increase in provisions	6	(6)	—

	68	(60)	8

(b)   Returns on investments and servicing of finance

	2004	2003
	(in £ millions)
Income from loans, deposits and investments	17	45
Interest paid	(48)	(209)
Premium on redemption of Junior and Senior Notes	(41)	—

	(72)	(164)

        Of the above amount, Continuing Operations account for an outflow of £72 million (2003: £162 million) and Discontinued Operations an outflow of £nil (2003: £2 million).

(c)   Tax (paid)/repaid

	2004	2003
	(in £ millions)
UK corporation tax repaid	—	52
Overseas tax paid	(4)	(21)

	(4)	31

        All the above amounts relate to Continuing Operations.

(d)   Capital expenditure and financial investments

	2004	2003
	(in £ millions)
Purchases of tangible fixed assets	(29)	(43)
Purchases of fixed asset investments	—	(20)
Sales of tangible fixed assets	41	30
Sales of fixed asset investments	24	3

	36	(30)

        Sales of tangible fixed assets shown above include an amount of £26 million relating to information technology assets (2003: £26 million of property disposals and £2 million of car fleet disposals).

        Of the above amount, Continuing Operations account for an inflow of £35 million (2003: £24 million outflow) and Discontinued Operations an inflow of £1 million (2003: £6 million outflow).

(e)   Acquisitions and disposals

	2004	2003
	(in £ millions)
Investments in subsidiary companies	(6)	(3)
Sales of interests in subsidiary companies	136	377
Sales of interests in joint ventures and associates	98	46
Net (cash)/overdraft disposed with subsidiary companies	(6)	13

	222	433

(f)    Net cash inflow/(outflow) from management of liquid resources

        Comprising term deposits generally of less than one year and other readily disposable current asset investments.

	2004	2003
	(in £ millions)
Deposits made with banks and similar financial institutions	(410)	(167)
Deposits withdrawn from banks and similar financial institutions	513	8

	103	(159)

(g)   Net cash outflow from financing

	2004	2003
	(in £ millions)
Decrease in bank loans	(5)	(63)
Decrease in loan notes	(410)	—
Capital element of finance lease payments	(1)	(1)
Increase in loans to M (2003) plc and subsidiaries of M (2003) plc	—	24
Scheme consideration	(340)	—

	(756)	(40)

24    ANALYSIS OF NET MONETARY FUNDS/(DEBT)

	At 1 April 2003	Cash flow	Non-cash changes on restructuring	Other non-cash changes	Exchange rate adjustment	At 31 March 2004
	(in £ millions)
Cash at bank and in hand	934	(492)	—	—	(36)	406
Overdrafts	(22)	6	—	—	2	(14)

		(486)
Liquid resources	224	(103)	—	—	(8)	113
Amounts falling due within one year
Bank loans	(2,173)	5	2,147	(9)	26	(4)
Bonds	(2,147)	—	2,165	—	(18)	—
Loan notes	—	—	—	(8)	—	(8)
Finance leases	—	1	—	(1)	—	—
Loans from M (2003) plc and fellow subsidiaries of M (2003) plc	(403)	—	403	—	—	—
Amounts falling due after more than one year
Bank loans	(30)	—	—	9	1	(20)
Loan notes	—	410	(756)	8	81	(257)
Finance leases	—	—	—	(2)	—	(2)

		416

	(3,617)	(173)	3,959	(3)	48	214

        Of the cash flow, £340 million relates to amounts paid out as scheme consideration and £35 million in respect of the ESOP derivative banks. Non-cash adjustments relate mainly to the Group's restructuring of bond and bank debt which was schemed on 19 May 2003 when new debt was issued.

25    ACQUISITIONS AND DISPOSALS

(a)   Investments in subsidiary companies

        No subsidiaries were acquired in the year ended 31 March 2004. Deferred consideration of £6 million was paid in the year ended 31 March 2004 (2003: £nil) mainly relating to the acquisition of Northwood Technologies in May 2001.

(b)   Sales of interests in subsidiaries

	North American Access	Marconi Mobile Access S.p.A.	Other	2004 Total	2003 Total
	(in £ millions)
Net assets sold
Tangible fixed assets	7	—	—	7	75
Inventory	6	—	—	6	249
Debtors	9	1	2	12	318
Net cash/overdrafts	—	6	—	6	(13)
Borrowings (excluding overdrafts)	—	—	—	—	(22)
Taxation	—	—	—	—	(4)
Creditors and provisions	(13)	(7)	(1)	(21)	(246)
Finance lease creditors	—	—	—	—	(2)
Goodwill	46	—	—	46	122
Minority interests	—	—	(1)	(1)	(11)
Retirement benefit deficit	—	—	—	—	(38)

	55	—	—	55	428

Cash consideration received	129	9	1	139	394
Deferred consideration and transaction costs	(8)	—	—	(8)	(1)

Profit/(loss) on disposal	66	9	1	76	(35)

        North American Access (NAA) was disposed of on 20 February 2004 and Marconi Mobile Access S.p.A. (also known as UMTS) was disposed of on 17 July 2003. The Group incurred additional tax costs of £8 million upon the disposal of NAA.

(c)   Sales of interests in joint ventures and associates

        The Group's investment in Easynet Group plc, an associated undertaking, was sold in two tranches on 4 July 2003 and 11 September 2003, for a combined total of £94 million cash consideration giving rise to a profit of £76 million.

        The Group's investment in Confirmant Limited, a joint venture, was sold on 12 November 2003, £4 million cash consideration was received and a profit of £1 million was recognised.

26    POST RETIREMENT BENEFITS

        Marconi operates defined benefit pension plans in the UK, US and Europe, and post retirement medical plans in the US. The most significant plan is The GEC 1972 Plan (the UK Plan) in the UK. A full actuarial funding valuation for the UK Plan was carried out as at 5 April 2002 and a valuation for accounting purposes was carried out as at 31 March 2004 by independent qualified actuaries.

        For the US Plans, funding valuations were carried out at 1 January 2004 and independent qualified actuaries carried out a valuation for accounting purposes as at 31 March 2004.

        The European plans are unfunded and valuations were carried out for accounting purposes at 31 March 2004.

        The contributions made to the plans in the accounting year totalled £21 million (2003: £20 million). For the unfunded pension plans and the post retirement medical plans, payments totalling £17 million (2003: £17 million) were made when the benefits were provided.

        Company contributions to the UK Plan are 8.2% of pensionable pay. In the US, on 26 March 2003, the Group signed a funding agreement with the Pension Benefit Guaranty Corporation (PBGC) for the US defined benefit schemes. Under this agreement, Marconi is required to contribute US$2.25 million at the end of each calendar quarter to two of its US defined benefit plans, in addition to the annual normal cost associated with the continuation of benefits. Additionally, proceeds from any disposal of US business shall be used to fund scheme deficits. On 20 February 2004, we disposed of our North American Access (NAA) business. As a result of the disposal we contributed US$5.4 million to its US defined benefit plan.

        The Group operates defined contribution schemes in addition to the defined benefit schemes listed. Contributions to these schemes amounted to £5 million (2003: £7 million).

        The major assumptions used by the actuaries to determine the liabilities on a FRS 17 basis for the significant defined benefit plans are set out below:

	At 31 March 2004		At 31 March 2003		At 31 March 2002
Average assumptions used	UK (% pa)	Rest of the world (% pa)	UK (% pa)	Rest of the world (% pa)	UK (% pa)	Rest of the world (% pa)
Rate of general increase in salaries	4.75	4.17	4.50	4.17	4.75	4.23
Rate of increase in pensions in payment	2.75	1.50	2.50	1.50	2.75	1.50
Rate of increase for deferred pensioners	2.75	N/A	2.50	N/A	2.75	N/A
Rate of credited interest	3.00	N/A	4.00	N/A	5.50	N/A
Discount rate applied to liabilities	5.50	5.63	5.25	6.00	6.00	6.85
Inflation assumption	2.75	2.25	2.50	2.22	2.75	2.25

Expected healthcare trend rates	N/A	11.5% pre and post 65, reducing to 6.0% after 2012	N/A	12.0% pre and post 65, reducing to 6.0% after 2012	N/A	6.0% pre 65, 7.5% post 65, reducing to 5.0% after 2005

Expected prescription drug trend rates	N/A	14.0% reducing to 6.0% after 2012	N/A	15.0% reducing to 6.0% after 2012	N/A	N/A

        The UK Plan provides benefits to members on the best of three bases. One of the bases is a money purchase underpin in which credited interest is applied to a percentage of members' contributions. The practice has been revised further between 31 March 2003 and 31 March 2004. The discretionary level of credited interest has been treated as a constructive obligation.

Pension plans

        The assets in the UK Plan and the expected rates of return were:

	Long-term expected rate of return	Value at 31 March 2004	Long-term expected rate of return	Value at 31 March 2003	Long-term expected rate of return	Value at 31 March 2002
	%	(in £ millions)%		(in £ millions)%		(in £ millions)
Equities	8.25	638	8.25	497	8.25	685
Bonds	4.84	1,536	4.84	1,702	5.25	1,322
Property	6.70	101	6.75	111	6.75	108
Cash	3.75	43	4.00	30	4.00	384

Total market value of assets		2,318		2,340		2,499
Present value of plan liabilities		(2,436)		(2,535)		(2,506)

Net pension liability before deferred tax		(118)		(195)		(7)
Deferred tax asset		—		—		—

Net pension liability before and after deferred tax		(118)		(195)		(7)

        The assets in the overseas plans and the expected rate of return were:

	Long-term expected rate of return	Value at 31 March 2004	Long-term expected rate of return	Value at 31 March 2003	Long-term expected rate of return	Value at 31 March 2002
	%	(in £ millions)%		(in £ millions)%		(in £ millions)
Equities	8.75	68	10.00	65	10.00	89
Bonds	5.00	57	6.00	59	6.00	71
Other	6.50	7	9.00	10	9.00	18

Total market value of assets		132		134		178
Present value of plan liabilities		(238)		(263)		(259)

Net pension liability before deferred tax		(106)		(129)		(81)
Deferred tax liability		—		—		(9)

Net pension liability after deferred tax		(106)		(129)		(90)

	Value at 31 March 2004	Value at 31 March 2003	Value at 31 March 2002
	(in £ millions)
Other post retirement medical plans
Present value of plan liabilities and net pension liability before deferred tax	(22)	(29)	(38)
Deferred tax asset	—	—	9

Net pension liability after deferred tax	(22)	(29)	(29)

Analysis of the amount charged to operating loss

	2004				2003
	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total
	(in £ millions)
Current service cost	16	6	—	22	24	10	—	34
Past service cost	—	—	—	—	—	—	(1)	(1)

Total service cost	16	6	—	22	24	10	(1)	33

Analysis of other amounts charged to the profit and loss account

	2004				2003
	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total
	(in £ millions)
Loss/(gain) on settlements	7	1	—	8	—	(33)	—	(33)
Loss/(gain) on curtailments	—	—	—	—	(19)	3	(5)	(21)

Net loss/(gain) charged to profit and loss account	7	1	—	8	(19)	(30)	(5)	(54)

        Of the amount above £8 million was credited to non-operating exceptional items and £nil was charged to operating loss (2003: £57 million and £3 million respectively).

Analysis of the amount credited to other finance expenditure/(income)

	2004				2003
	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total
	(in £ millions)
Expected return on pension scheme assets	(128)	(10)	—	(138)	(144)	(13)	—	(157)
Interest on pension scheme liabilities	129	14	2	145	144	17	2	163

Total finance expenditure/(income)	1	4	2	7	—	4	2	6

Net expenditure/(income)	24	11	2	37	5	(16)	(4)	(15)

        The net expenditure/(income) represents the operating charge plus curtailment and settlement gains and losses plus finance costs.

Analysis of the amount recognised in the statement of total recognised gains and losses (STRGL)

	2004				2003
	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total
	(in £ millions)
Expected return less actual return on pension scheme assets losses	(115)	(15)	—	(130)	147	31	—	178
Experience (gains) and losses arising on the scheme liabilities	(9)	2	(3)	(10)	(4)	3	(6)	(7)
Changes in assumptions underlying the present value of the scheme liabilities losses	33	10	1	44	66	24	8	98

Actuarial (gain)/loss recognised in STRGL	(91)	(3)	(2)	(96)	209	58	2	269

        The main element of the amount recognised in the STRGL in both years has resulted from the difference between the actual rate of return and expected rate of return on the plans' assets. In the year ended 31 March 2004, as actual investment returns in the UK and US plans exceeded expected investment returns following the recovery of the equity markets, resulting in substantial asset gains.

        The second largest impact on the STRGL in both years has been the losses resulting from changes in assumptions underlying the present value of the plans' liabilities. At 31 March 2004, due to movements in AA corporate bond rates in the UK and US, the UK discount rate was increased from 5.25% to 5.50% leading to a gain, and the US discount rate was decreased from 6.25% to 5.75% leading to a loss. In the UK Plan, the trustees have discretion to credit interest (bonuses) to pension awards. This has been reduced from 4% to 3% to align with actual expected awards providing a further gain.

        Offsetting these gains in the UK, is a loss resulting from revised mortality assumptions. An increase in life expectancy has been observed since the last funding valuation and consequently the expected terms over which the UK Plan is expected to pay pensions has been increased, resulting in a loss.

Movement in deficit during the year

	2004				2003
	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total	UK Plan	Rest of the world —pension plans	Post retirement medical plans	Total
	(in £ millions)
Deficit at 1 April	(195)	(129)	(29)	(353)	(7)	(81)	(38)	(126)
Movement in year:
Current service cost	(16)	(6)	—	(22)	(24)	(10)	—	(34)
Past service cost	—	—	—	—	—	—	1	1
Contributions and benefit payments	10	25	3	38	26	7	4	37
Settlement (loss)/gain	(7)	(1)	—	(8)	—	33	—	33
Curtailment gain/(loss)	—	—	—	—	19	(3)	5	21
Other finance (charge)	(1)	(4)	(2)	(7)	—	(4)	(2)	(6)
Actuarial gain/(loss)	91	3	2	96	(209)	(58)	(2)	(269)
Foreign exchange	—	6	4	10	—	(13)	3	(10)

Deficit at 31 March	(118)	(106)	(22)	(246)	(195)	(129)	(29)	(353)

        There were no surpluses on any of the pensions plans as at 31 March 2003 or 2004.

History of experience gains and losses

	2004	2003	2002	2001
	(in £ millions)
Difference between the expected and actual return on scheme assets (gains)/losses:
Amount (£ million)
UK Plan	(115)	147	218	139
Rest of the world—pension plans	(15)	31	59	47

	(130)	178	277	186

Percentage of scheme assets
UK Plan	(5.0)%	6.3%	8.7%	5.2%
Rest of the world—pension plans	(11.4)%	23.1%	33.1%	8.7%

	(5.3)%	7.2%	10.3%	5.8%

Experience (gains) and losses on scheme liabilities:
Amount (£ million)
UK Plan	(9)	(4)	(20)	41
Rest of the world—pension plans	2	3	10	9
Post retirement medical plans	(3)	(6)	1	1

	(10)	(7)	(9)	51

Percentage of the present value of the scheme liabilities
UK Plan	(0.4)%	(0.2)%	(0.8)%	1.7%
Rest of the world—pension plans	0.8%	1.1%	3.9%	1.7%
Post retirement medical plans	(13.6)%	(20.7)%	2.6%	2.0%

	(0.4)%	(0.3)%	(0.3)%	1.7%

Total amount recognised in the STRGL:
Amount (£ million)
UK Plan	(91)	209	250	14
Rest of the world—pension plans	(3)	58	98	57
Post retirement medical plans	(2)	2	3	2

	(96)	269	351	73

Percentage of the present value of the scheme liabilities
UK Plan	(3.7)%	8.2%	10.0%	0.6%
Rest of the world—pension plans	(1.3)%	22.1%	37.8%	10.9%
Post retirement medical plans	(9.1)%	6.9%	7.9%	4.0%

	(3.6)%	9.5%	12.5%	2.4%

27    OTHER INFORMATION

(a)
Contingent liabilities

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Contingent liabilities at year-end	20	20	—	2

Litigation

        Contingent liabilities relate mainly to the cost of legal proceedings, which in the opinion of the directors, are not expected to have a materially adverse effect on the Group and industrial injury claims currently being reassessed.

        The Group is engaged in a number of legal proceedings relating to shareholder class actions, patent and other claims under contracts. The Group is vigorously defending these cases, the estimated cost of which is disclosed above, and the directors currently believe that the claims are unlikely to be settled for amounts resulting in material cash or other asset outflows.

Guarantees

        At 31 March 2004, the Group has provided third parties with guarantees, performance bonds and indemnities, the exercise of which is considered to be remote.

(b)
Capital expenditure

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Commitments contracted at year-end	4	4	—	—

(c)
Operating leases

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Charges in the year:
Land and buildings	31	21	—	2
Other items	9	14	—	—

	40	35	—	2

        Amounts payable under operating leases which fall due in the next financial year

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Land and buildings, leases expiring:
Within one year	5	4	—	2
Between two and five years	8	23	—	—
After five years	15	9	—	—
Other items, leases expiring:
Within one year	—	3	—	—
Between two and five years	4	9	—	—

	32	48	—	2

(d)
Fees paid to auditors

	Group		Company
	2004	2003	2004	2003
	(in £ millions)
Audit services	2	1	1	—
Audit-related services	—	13	—	6
Tax services and other compliance work	2	2	—	—
Business support and other services	1	1	—	—

	5	17	1	6

        Audit fees have increased to £2.3 million (2003: £1.6 million) due to reporting quarterly in both UK and US Generally Accepted Accounting Principles which is borne by the Company.

        Tax services and other compliance work include fees of £1.6 million (2003: £1.3 million) dealing with tax computations, submissions, appeals, restructuring and £0.6 million (2003: £0.5 million) for expatriate services. Expatriate services are being transferred to another professional services firm.

        Business support and other services include fees for operational internal audit £0.6 million (2003: £0.5 million) and £0.2 million (2003: £0.5 million) for project work and technical advice.

        Audit related services include costs incurred during the financial restructuring process including an audit of Group as at 30 September 2002.

        All non-audit services performed by the auditors are pre-approved by the Audit Committee, following a competitive tender where appropriate, in accordance with our auditors' independence policy.

        Of the Group amounts shown above, £5.3 million (2003: £13.3 million) was charged to administrative expenses and £nil (2003: £4.1 million) against our disposal programme as a non-operating exceptional item. £nil (2003: £7.9 million) of the amounts charged to administrative expenses have been classified as exceptional items associated with the financial restructuring of the Group's activities of which £nil (2003: £7.9 million) related to the costs of the financial restructuring.

28    FINANCIAL INSTRUMENTS

(a)   Treasury policies and organisation

        The Group's treasury activities are coordinated by its treasury function which operates in accordance with policies and procedures approved by the Board. It does not operate as a profit centre. Treasury advises operational management on treasury matters and undertakes all derivative transactions. All treasury related transactions undertaken by our operating businesses are required to be in accordance with guidelines laid down by our central treasury function and comply with the Group risk management policies.

        Short-term debtors and creditors have been excluded from all disclosures within note 28 except the currency profile.

Financial instruments

        Prior to the financial restructuring, the Group used financial instruments, including derivatives (principally interest rate swaps, cancellable interest rate swaps, currency swaps and forward foreign currency contracts) to manage interest rate and currency risk exposures. There were no such transactions outstanding during the year to 31 March 2004.

        It is the Group's policy that there is no trading in financial instruments, and all financial instruments are used for the purpose of financing or hedging identified exposures of the Group.

        The main risks faced by the Group in the financial markets in the years ending 31 March 2004 and 2003 were liquidity risk, interest rate risk, foreign currency risk and counterparty risk. The Board reviews and agrees policies for managing each of these, which are summarised below.

Liquidity risk

        The Group has funded its activities through cash generated from its operational activities, the proceeds of disposals, and the Junior and Senior Notes effective 19 May 2003.

        The Group's gross borrowings as at 31 March 2004 were £305 million (2003: £4,775 million) and cash and liquid resources were £519 million (2003: £1,158 million). These balances declined as a result of our financial restructuring and through a series of mandatory redemptions and market repurchases described on page 19 of the Operating and financial review.

        At 31 March 2004, the Group had no material bank facilities (2003: €2.9 billion). At 31 March 2004 and 31 March 2003 all facilities were payable on demand and there were no undrawn committed borrowing facilities.

        The following table sets out the breakdown of restricted and free cash balances at 31 March 2004 and 31 March 2003:

	31 March 2004	31 March 2003
	(in £ millions)
Performance bonds:
Cash collateral on new performance bonding facility	35	—
Cash collateral on performance bonds and guarantees	50	135

Total cash collateralised against performance bonds	85	135
Captive insurance company	18	17
Collateral on secured loans	11	812
Mandatory Redemption Escrow Account (MREA)	10	—

Total restricted cash	124	964
Cash held at subsidiary level and cash in transit	74	89
Available Treasury deposits	321	105

Total cash at bank and in hand (including liquid resources)	519	1,158

        At 31 March 2003, the majority of the Group's cash resources were held in secured accounts which were subject to interim security arrangements in favour of the Group's syndicate banks, bondholders and also to one of the ESOP Derivative Banks. At 19 May, the date of restructuring, all restrictions upon these accounts were lifted.

        The Group continues to be required to place collateral, in whole or in part, against any provision of performance bonding facilities or letters of credit. As at 31 March 2004, £85 million of collateral was outstanding (2003: £135 million). On release of this collateral, if the Senior Notes are still outstanding, all released amounts are paid into a Mandatory Redemption Escrow Account and used in due course to redeem the Group's Senior Notes.

Interest rate risk

        As part of the financial restructuring, the Group covenanted not to enter any interest rate hedging transactions. As a result, 95% of the Group's borrowings are at fixed rates of interest (2003: 50%).

        Due to the proportion of fixed rate debt, the Group's interest charge has limited exposure to interest rate movements. Consequently an increase in market interest rates of one percentage point would have reduced loss before taxation in the year ended 31 March 2004 by approximately £7 million (2003 increased loss by £14 million).

        In the year ended 31 March 2004, the average interest rate received on cash and liquid investments was approximately 2.0% per annum (2003: 2.2%). The largest proportion of investments was in US$ deposits. The Group held an average of $454 million in US$ deposits (2003: $788 million), earning an average interest rate of 1.0% per annum (2003: 1.6%).

Foreign exchange risk

        The Group is exposed to movements in foreign exchange rates against sterling for both trading transactions and the translation of net assets and the profit and loss accounts of overseas subsidiaries. The main trading currencies of the Group are the US dollar, sterling and the euro.

        Following our financial restructuring, the majority of our debt (£265 million or 87% as at 31 March 2004) is denominated in US dollars. It is our policy to take this US dollar exposure into account when determining the appropriate currency mix of the Group's cash balances.

        Our cash and liquid resources were £519 million (2003: £1,158 million) of which £111 million (2003: £515 million) was denominated in sterling, £262 million (2003: £282 million) in US dollars, £110 million (2003: £308 million) in euro and the balance of £36 million (2003: £53 million) in other currencies.

        As at 31 March 2004, we held approximately €74 million (£50 million) of cash denominated in euro within the UK, as collateral against bonding facilities and to meet potential cash requirements in the euro zone. Since this cash is designated for euro-denominated cash flow requirements, this cash is not treated as a hedge for accounting purposes, and gains and losses on retranslation of the cash into sterling are taken to net finance income/(expenditure).

        The Group has overseas subsidiaries that earn profits or incur losses in their local currencies. It is not the Group's policy to hedge the exposures arising from the translation of these overseas results into sterling. Our sales and profitability are sensitive to exchange rate fluctuations, as discussed on page 8 of the Operating and financial review.

Counterparty risk

        All deposits are made with creditworthy and authorised counterparties.

        We have not issued any new customer finance commitments during the year ended 31 March 2004, and will not require cash resources to fund these activities in the foreseeable future. At 31 March 2004, in respect of the commitments outstanding prior to the financial year, we had customer finance commitments of approximately £26 million (2003: £42 million) of which approximately £26 million (2003: £38 million) had been drawn. The reduction in the year to 31 March 2004 resulted from the repayment of an obligation to Marconi from Grande Communications Holdings, Inc.

        In addition, the Group uses export credit agencies to assist in managing political and credit risks on major contracts and makes extensive use of export credit insurance in respect of small to medium-sized contracts.

Contract bonding facilities

        Some customers in the telecommunications market require that bank bonds or surety bonds (issued by insurance companies) are provided to guarantee performance of the equipment supplier. We had a total of £141 million of bonds outstanding at 31 March 2004 with both banks and insurance companies worldwide as compared with £163 million at 31 March 2003. Following our financial restructuring, we have a committed super-priority bonding facility for a total of £50 million of bonding, of which £18 million had been drawn and was outstanding at 31 March 2004. The new bonding facility allows Marconi Bonding Limited, a group subsidiary, to procure a total of £50 million of performance bonding. These bonds will be fully collateralised, with 50% of the collateral being placed at the time of issuance of the bond (£10 million at 31 March 2004) and 50% being rolled over from releases of collateral on existing bonds (maximum £25 million as at 31 March 2004). All collateral relating to bonds issued on behalf of companies previously disposed by the Group has now been released.

        A maturity profile of all bonds and guarantees outstanding at 31 March 2004 is set out below:

	Bonds outstanding at 31 March 2004	Bonds outstanding at 31 March 2003
	(in £ millions)
Expiring 31 March
2004 or earlier	8	62
2005	43	24
2006	8	16
2007	58	35
Thereafter	17	12
No expiry date	7	14

Total	141	163

        A number of our performance bond arrangements carry rights for the issuer to call for cash collateral, either unconditionally or upon the occurrence of certain events. We estimate that as at 31 March 2004, performance bond providers had varying conditional or unconditional rights to call for cash collateral of up to £62 million in respect of wholly or partially uncollateralised bonds.

Insurance risk management

        The Group manages centrally the purchase of global insurance policies in respect of major insurable risks, including property (material damage/business interruption), directors' and officers and public liability. The Group has maintained the types of property and liabilities insurance which the directors regard as appropriate given the nature of the risks run in the course of its business, and for amounts which they consider adequate. When considering the appropriateness of insurance cover, the directors have made detailed assessments of insurable risks using both in-house professionals and the advice of insurance brokers. The directors have determined what they believe to be the appropriate level of cover having regard, among other things, to the Group's loss record, the industry in which it operates, its risk tolerance level, the cost of cover relative to the risk, customer and legal requirements and any relevant and available information on the levels of cover typically purchased by other comparable companies which operate in the Group's industry.

        The use of global policies and centrally appointed brokers allows the Group to improve internal control and optimise the overall level of retained risk. Risk management and insurance spend are concentrated on those insurable risks which are considered potentially catastrophic to the Group as a whole. The Group continues to work with its insurers and advisers to improve its loss prevention and mitigation process.

(b)   Currency and interest rate risk profile of financial assets and liabilities

Financial assets

        The interest rate profile of the Group's financial assets at 31 March 2004 and 31 March 2003 were:

	31 March 2004
	Total	Floating rate	Non-interest bearing	Non-interest bearing weighted average period
	(in £ millions)			Years
Sterling	111	111	—	—
US dollars	265	262	3	1.4
Euro	111	110	1	2.9
Other	36	36	—	—

Total	523	519	4	1.6

Analysed between
Cash at bank and in hand (note 18)	406	406	—
Liquid resources (note 18)	113	113	—
Long-term debtors and amounts recoverable on contracts	4	—	4

	523	519	4

	31 March 2003
	Total	Floating rate	Non-interest bearing	Non-interest bearing weighted average period
	(in £ millions)			Years
Sterling	515	515	—	—
US dollars	282	282	—	—
Euro	310	308	2	1.8
Other	53	53	—	—

Total	1,160	1,158	2	1.8

Analysed between
Cash at bank and in hand (note 18)	934	934	—
Liquid resources (note 18)	224	224	—
Long-term debtors and amounts recoverable on contracts	2	—	2

	1,160	1,158	2

Financial liabilities

        The interest rate profile of the Group's financial liabilities at 31 March 2004 and 31 March 2003 were:

	31 March 2004
	Total	Floating rate	Fixed rate	Non-interest bearing	Fixed rate average interest rate	Weighted period	Non-interest bearing weighted average period
	(in £ millions)%					Years
Sterling	—	—	—	—	—	—	—
US dollars	265	—	265	—	8.0	4.0	—
Euro	26	3	23	—	4.6	4.6	—
Other	14	14	—	—	—	—	—

Total	305	17	288	—	7.7	4.0	—

Analysed as
Borrowings (note 20)	305	17	288	—

Maturity profile of financial liabilities
In one year or less, or on demand	26
In more than one year, but no more than two years	5
In more than two years, but no more than five years	267
In more than five years	7

	305

	31 March 2003
	Total	Floating rate	Fixed rate	Non-interest bearing	Fixed rate average interest rate	Weighted period	Non-interest bearing weighted average period
	(in £ millions)%					Years
Sterling	1,072	693	—	379	—	—	—
US dollars	2,613	1,480	1,123	10	8.1	17.4	—
Euro	1,067	—	1,053	14	6.1	5.3	—
Other	23	23	—	—	—	—	—

Total	4,775	2,196	2,176	403	7.1	11.5	—

Analysed as
Borrowings (note 20)	4,775	2,196	2,176	403

Maturity profile of financial liabilities
In one year or less, or on demand	4,745
In more than one year, but no more than two years	9
In more than two years, but no more than five years	11
In more than five years	10

	4,775

        Floating rate borrowings and assets bear interest based on relevant national LIBOR equivalents.

(c)   Currency profile

        At 31 March 2004 and 31 March 2003 (after taking into account the effects of currency swaps and forward foreign exchange contracts held at 31 March 2003) the Group's currency exposures, excluding borrowings treated as hedges, were:

Functional currency of Group operation

	Net foreign currency monetary assets/(liabilities)
	31 March 2004
	Sterling	US dollars	Euro	Other	Total
	(in £ millions)
Sterling	—	(87)	53	1	(33)
US dollars	—	—	(1)	21	20
Euro	2	(6)	—	—	(4)
Other	5	1	1	—	7

Total	7	(92)	53	22	(10)

	Net foreign currency monetary assets/(liabilities)
	31 March 2003
	Sterling	US dollars	Euro	Other	Total
	(in £ millions)
Sterling	—	(440)	(372)	12	(800)
US dollars	—	—	—	9	9
Euro	17	24	—	4	45
Other	8	13	2	—	23

Total	25	(403)	(370)	25	(723)

        The Group's net monetary funds/(debt) and net assets by currency at 31 March 2004 and 31 March 2003 were:

Functional currency of Group operation

	31 March 2004
	Net assets before net monetary debt	Net monetary funds	Net assets
	(in £ millions)
Sterling	53	86	139
US dollars	7	77	84
Euro	76	34	110
Other	2	17	19

Total	138	214	352

	31 March 2003
	Net (liabilities)/ assets before net monetary debt	Net monetary funds/(debts)	Net (liabilities)/ assets
	(in £ millions)
Sterling	(1,211)	(3,728)	(4,939)
US dollars	1,257	17	1,274
Euro	66	70	136
Other	173	24	197

Total	285	(3,617)	(3,332)

(d)   Fair values of finance assets and liabilities

        The book values and fair values of the Group's financial assets and liabilities at 31 March 2004 and 31 March 2003 were:

	Book value		Fair value
	2004	2003	2004	2003
	(in £ millions)
Short-term financial liabilities and current portion of long-term borrowings	(26)	(4,745)	(27)	(1,068)
Long-term borrowings and long-term financial liabilities	(279)	(30)	(305)	(30)
Financial assets	523	1,160	523	1,160

Equity swaps	—	(35)	—	(35)

        The fair values of the traded outstanding long-term borrowings have been determined by references available from the markets on which the instruments are traded.

        The book value of the equity swap at March 2003 reflected the existing provisions in respect of the share option scheme exposures to which the swap related. The fair value included accrued interest of £44 million which was fully provided for in the book value. The book and fair values are net of collateral paid of £214 million.

(e)   Gain and losses on hedges

        During the year to 31 March 2004, no forward foreign exchange or interest rate swap contracts were outstanding. Therefore, there were no unrecognised gains or losses on hedges during the year.

        The Group has overseas subsidiaries that earn profits or incur losses in their local currencies. It is not the Group's policy to hedge the exposures arising from the translation of these overseas results into sterling.

29    POST BALANCE SHEET EVENTS

        Following the 31 March 2004 a number of events have taken place to further reduce the amount of Senior Notes outstanding. On 2 April 2004, we completed the repurchase of $15 million (£8 million) of our Senior Notes, which were transacted prior to the end of the year. In addition on 22 April 2004, we completed the fourth partial redemption of $27 million (£16 million) of our Senior Notes. Further, on 12 May 2004 we announced the cancellation of the Senior Notes previously repurchased by Marconi Corporation plc.

        As a result, this further reduced the total principal amount outstanding to approximately $445 million (£242 million).

        On 25 March 2004, M K Atkinson was designated as the Company's Senior Independent Director. On 6 May 2004, P C F Hickson was appointed as a non-executive director of the Company.

STATISTICAL INFORMATION 2000 TO 2004
Year ended 31 March

	2004	2003	2002	2001	2000
	(in £ millions)
Turnover
Continuing operations	1,453	1,819	2,789	4,403	3,314
Discontinued operations	105	183	1,521	2,250	2,123

Total	1,558	2,002	4,310	6,653	5,437

Group operating (loss)/profit
Excluding goodwill amortisation and exceptional items(1)	(62)	(308)	(474)	732	704
Total	(241)	(729)	(6,115)	29	(165)

(Loss)/profit on ordinary activities before taxation
Excluding goodwill amortisation and exceptional items(1)	(187)	(599)	(674)	653	669
Total	(171)	(1,328)	(5,865)	(56)	538

(Loss)/earnings per share
Basic adjusted, excluding goodwill amortisation and exceptional items(1)	(54.2p )	(86.0p )	(114.0p )	79.5p	87.0p
Basic	(61.4p )	(199.6p )	(1,060.0p )	(48.0p )	99.0p

Equity dividends	—	—	—	—	349
Per share	Nil	Nil	Nil	Nil	12.36p

Retained (loss)/profit	(153)	(1,144)	(6,076)	(273)	188

Goodwill	436	597	877	5,395	4,397
Fixed assets	148	243	522	1,142	758
Investments	9	63	250	591	1,626
Stocks and contracts in progress	174	234	720	1,721	946
Debtors	393	613	1,504	2,735	2,248
Net monetary funds/(debt)(2)	214	(3,617)	(3,335)	(3,782)	(2,693)

	1,374	(1,867)	538	7,802	7,282
Liabilities(3)	(1,022)	(1,465)	(2,554)	(3,368)	(2,744)

	352	(3,332)	(2,016)	4,434	4,538

Financed by
Equity shareholders' interests	350	(3,335)	(2,028)	4,419	4,522
Minority interests	2	3	12	15	16

	352	(3,332)	(2,016)	4,434	4,538

Notes

(1)
Continuing operations, as used in the table above, reflects the historical track record of these businesses, excluding share of joint ventures.

(2)
Net monetary funds/(debt) are as described in note 24 to the accounts.

(3)
Liabilities include Retirement benefit scheme surpluses and deficits.

INFORMATION FOR SHAREHOLDERS

Financial calendar

18 May 2004	Preliminary Statement published for the year ended 31 March 2004.
30 June 2004*	Annual Report and Accounts and Notice of Annual General Meeting posted to shareholders.
15 July 2004*	Trading Update.
9 August 2004*	Quarterly Report.
13 September 2004	Annual General Meeting.
14 October 2004*	Trading Update.
9 November 2004*	Interim Statement published for the six months ending 30 September 2004.

*
provisional dates

UK taxation

        Tax consequences of the reconstruction of The General Electric Company plc and the merger of the MES business with British Aerospace in November 1999.

        For the purposes of UK taxation of chargeable gains, as a result of the reconstruction in November 1999, GEC shareholders received, in exchange for each GEC ordinary share:

•	1 Marconi plc (now known as M (2003) plc) ordinary share
•	0.428792819 new British Aerospace plc ordinary share
•	13.542904p in nominal value of 7.45% unsecured capital amortising loan stock 2000/2003 of British Aerospace ("CALS")
The calculation of the percentage of the base cost in GEC shares to be allocated to each element above is as follows:
•	Marconi plc (now known as M (2003) plc) share	82.7690871%
•	British Aerospace plc share	15.8827107%
•	CALS	1.3482022%

        Tax consequences of receiving new shares and warrants as a result of the Restructuring of the Marconi Group in May 2003.

        The receipt of new ordinary shares of 5p each and warrants in Marconi Corporation plc will be treated as a part disposal of Marconi plc (now known as M (2003) plc) shares on 19 May 2003, which may, depending on individual circumstances and the availability of applicable exemptions or reliefs, result in an allowable loss or a chargeable gain for the purposes of UK tax on capital gains.

        The disposal will be treated as being for the market value of the shares and warrants received and the proportion of the base cost in the M (2003) plc shares which is allowed as a deduction from the disposal proceeds will be:

A/(A + B), where:

A = the market value of new shares and warrants; and

B = the market value of M (2003) plc shares immediately following the issue of the new shares and warrants.

        The UK Inland Revenue has confirmed that the M (2003) plc shares were of negligible value immediately following the Restructuring and that, in the above calculation, B can be taken to be zero. Accordingly, shareholders will be able to deduct the full base cost of their M (2003) plc shares from the market value of the shares and warrants received. Based upon published Revenue guidance on valuation, the market value of the shares and warrants received (i.e. A in the above calculation) should be calculated as follows:

•	The market value of new shares
= 58.875p × the number of new shares received
plus
•	The market value of warrants
= 25.5p × the number of warrants received.

        It is expected that in the majority of cases, the part disposal will result in an allowable loss.

        Shareholders who received new shares and warrants with a value of less than £3,000 should note that, under UK Inland Revenue practice, they can choose not to treat the receipt of the new shares and warrants as a part disposal of their M (2003) plc shares, but to deduct the value of the new shares and warrants from the base cost of their M (2003) plc shares. Any subsequent disposal of their M (2003) plc shares may result in a gain or loss depending on each shareholder's individual circumstances.

        The UK Inland Revenue has confirmed that there will be no charge to income tax on the receipt of new shares and warrants.

        Notwithstanding that shareholders will be treated as making a part disposal of M (2003) plc shares for market value of the shares and, if applicable, warrants received, they will have no base cost in the new shares received. Shareholders may realise a chargeable gain on a sale of new shares for market value immediately following receipt. It is, however, anticipated that in the majority of cases the allowable loss arising on the part disposal would be sufficient to shelter this chargeable gain, although this is dependent on the particular circumstances of each shareholder.

        The UK Inland Revenue has confirmed that the base cost of any warrants received will be their market value on issue.

Negligible value claims in relation to M (2003) plc shares

        Such claims should not now be necessary, as the UK Inland Revenue has confirmed that B in the calculation described above equals zero. However, if a shareholder has elected to deduct the value of the new shares and warrants from his/her base cost in his/her M (2003) plc shares, rather than treating the receipt of new shares and warrants as a part disposal, a negligible value claim would constitute a disposal of the M (2003) plc shares.

Use of allowable losses

        Any allowable loss realised by making a part disposal and validly notified to the UK Inland Revenue will be set off against any chargeable gains realised in the year in which the disposal is made and to the extent that this is not possible, the capital loss can be carried forward and set against chargeable gains arising in subsequent years. Notification of any capital loss to the UK Inland Revenue must be given within five years of 31 January following the shareholder's year of assessment in which the effective date of the Restructuring of the Group (19 May 2003) falls.

        It should be noted that in the case of an individual, the amount of the allowable loss will be set against any chargeable gains made in the relevant year of assessment before any annual exemption from capital gains tax (which is £8,200 for the 2004–05 tax year and was £7,900 for the 2003–04 tax year) for that year is taken into account. Accordingly the benefit of the annual exemption would be lost save to the extent that the chargeable gains exceed the allowable losses.

Tax consequences of the one for five share consolidation of Marconi Corporation plc in September 2003

        On 9 September 2003 the share capital of Marconi Corporation plc was consolidated, such that every five ordinary shares of 5p each were consolidated into one new ordinary share of 25p. Shareholders with a fractional entitlement as a result of either holding less than five shares of 5p each, or from a holding not divisible by five, were paid the cash proceeds of the sale of their fractional entitlement.

Tax consequences of receiving new shares

        For the purposes of UK taxation of chargeable gains, to the extent that new shares of 25p each were received as a result of the share consolidation, this should not be treated as a disposal of any existing shares in Marconi Corporation plc. The new shares are treated as the same asset as, and as having been acquired at the same time and at the same aggregate cost as, the holding of the existing shares from which they derived.

Tax consequences of receiving cash in respect of fractional entitlements

        If only cash was received under the share consolidation, this is treated as a disposal of existing shares in Marconi Corporation plc. As a result, depending on individual circumstances, a chargeable gain or an allowable loss may be realised for tax purposes.

        If cash and new shares of 25p each were received as a result of the share consolidation, under current UK Inland Revenue practice, the cash received can be treated as a deduction from any base cost in existing shares (but see below) rather than as consideration for a disposal of the existing shares representing such fractional entitlement.

        If the existing Marconi Corporation plc shares held prior to the share consolidation were received on the Restructuring of the Marconi Group in May 2003 (see above), they will have no base cost and the practice referred to in the preceding paragraph will not apply. Any cash received will be treated as consideration for the disposal of existing shares representing such fractional entitlement and will give rise to a chargeable gain. However, in such circumstances any allowable loss realised on the Restructuring of the Marconi Group in respect of the M (2003) plc shares and other reliefs may be available to offset the gain.

SHAREHOLDER SERVICES

The Marconi registrar

        Enquiries concerning share and warrant holdings in Marconi Corporation plc such as a change of address and replacement share certificates should be addressed to:

The Marconi Registrar
Computershare Investor Services PLC
PO Box 82
The Pavilions
Bridgwater Road
Bristol
BS99 7NH

Telephone: +44 (0) 870 702 0118
Facsimile: +44 (0) 870 703 6116
Website: www.computershare.com

Share dealing service

        A share dealing service has been established in the UK with the Company's registrar, Computershare Investor Services PLC.

        A telephone dealing service is available from 8.00am to 4.30pm Monday to Friday, excluding bank holidays, on telephone number +44 (0) 870 703 0084. Please ensure you have your Shareholder Reference Number (SRN) ready when making the call. The SRN appears on your share certificate/statement and details of the terms and conditions are available on request by phoning +44 (0) 870 702 0000.

        A postal share dealing service is also available. To request a dealing form (which includes details of the Terms and Conditions) contact Computershare Investor Services PLC on +44 (0) 870 702 0000.

        Shares held in the nominee service provided by Computershare, on behalf of certain UK resident shareholders, can only be traded using the above services.

        The commission is 1%, subject to a minimum charge of £15. In addition stamp duty, currently at the rate of 0.5% of the deal price is payable on all purchases.

        Please note, this is not a recommendation to buy, sell or hold shares in Marconi Corporation plc. If you are unsure of what action to take you should contact a financial advisor authorised under the Financial Services and Markets Act 2000. Please note that share values may go down as well as up, which may result in you receiving less than you originally invested.

        In so far as this statement constitutes a financial promotion for the share dealing service provided by Computershare Investor Services PLC it has been approved by Computershare Investor Services PLC for the purpose of Section 21(2)(b) of the Financial Services and Markets Act 2000 only. Computershare Investor Services PLC is authorised and regulated by the Financial Services Authority.

        Where this document has been received in a country where the provision of such a dealing service would be contrary to local laws or regulations, it should be treated as being for information purposes only.

American depository receipts (ADRs)

        The Company has appointed The Bank of New York as its Depositary in respect of its ADR programme. The contact details for The Bank of New York in the USA are as follows:

The Bank of New York
Investor Relations
PO Box 11258
Church Street Station
New York
NY 10286-1258
USA

Telephone:
+1 888 BNY ADRS
(US callers—toll free)
+1 (610) 382 7836
Email: shareowners@bankofny.com
Website: www.adrbny.com

        Existing ADR holders should contact their broker, in the first instance, for information concerning their holdings.

Share and warrant price information

        Marconi Corporation plc share, warrant and ADR prices are available on the Company's website (www.marconi.com), such share, warrant and ADR prices are quoted subject to a 20 minute delay. The share and warrant prices can also be obtained in the UK on Ceefax and Teletext, and the share price only on the FT Cityline service, telephone number +44 (0) 906 843 3141 (calls charged at 60p per minute within the UK).

General enquiries

        For enquiries relating to matters not mentioned above, please write to:

The Company Secretary
Marconi Corporation plc
New Century Park
PO Box 53
Coventry
CV3 1HJ

or e-mail: shareholder.enquiries@marconi.com or telephone during normal office hours on +44 (0) 24 7656 5606

Website

        Further information about Marconi Corporation plc can be found at www.marconi.com

Unsolicited mail

        Marconi Corporation plc, like other companies, is obliged by law to make its share register available upon request to other organisations provided that the organisations concerned pay the appropriate statutory fee. If shareholders wish to restrict the receipt of unsolicited mail they may like to contact The Mailing Preference Service by writing to Freepost 22, London W1E 7EZ or through their website: www.mpsonline.org.uk, who can help shareholders have their names removed from certain kinds of lists.

ShareGift

        In the UK, the Orr Mackintosh Foundation operates a charity share donation scheme for shareholders with small holdings of shares, the value of which makes them uneconomic to sell. Details can be obtained from the ShareGift website at www.sharegift.org or by telephoning 020 7337 0501.

NOTICE OF MEETING

        NOTICE IS HEREBY GIVEN that the ANNUAL GENERAL MEETING of Marconi Corporation plc will be held at Merchant Taylors' Hall, 30 Threadneedle Street, London EC2R 8AY on Monday, 13 September 2004 at 11.00am for the following purposes:

Ordinary business

1.
To receive the accounts and the reports of the directors and the auditors thereon, for the year ended 31 March 2004. (Resolution 1)

2.
To approve the directors' remuneration report for the year ended 31 March 2004. (Resolution 2)

3.
To reappoint Mr D F McWilliams as a director of the Company. (Resolution 3)

4.
To reappoint Mr P S Binning as a director of the Company. (Resolution 4)

5.
To reappoint Mr P C F Hickson as a director of the Company. (Resolution 5)

6.
To reappoint Deloitte & Touche LLP as auditors of the Company. (Resolution 6)

7.
To authorise the directors to determine the auditors' remuneration. (Resolution 7)

Special business

8.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That:

  (a)
  in accordance with Article 7.1 of the Company's Articles of Association, the directors be authorised to allot relevant securities up to a maximum nominal amount of £16,668,000;

  (b)
  this authority shall expire at the conclusion of the next annual general meeting of the Company after the passing of this resolution or, if earlier, on 13 December 2005; and

  (c)
  all previous unutilised authorities under Section 80 of the Companies Act 1985 shall cease to have effect (save to the extent that the same are exercisable pursuant to Section 80(7) of the Companies Act 1985 by reason of any offer or agreement made prior to the date of this resolution which would or might require relevant securities to be allotted on or after that date). (Resolution 8)

9.
To consider and, if thought fit, pass the following resolution as a special resolution:

        That:

  (a)
  in accordance with Article 7.2 of the Company's Articles of Association, the directors be given power to allot equity securities for cash;

  (b)
  the directors be given power to allot equity securities for cash within Section 94(3A) of the Companies Act 1985 as if Section 89(1) of that Act did not apply;

  (c)
  the powers under paragraph (a) above (other than in connection with a rights issue) and paragraph (b) above shall be limited to the allotment of equity securities having a nominal amount not exceeding in aggregate £2,500,000;

  (d)
  these authorities shall expire at the conclusion of the next annual general meeting of the Company after the passing of this resolution or, if earlier, on 13 December 2005; and

  (e)
  all previous authorities under Section 95 of the Companies Act 1985 shall cease to have effect. (Resolution 9)

10.
To consider and, if thought fit, pass the following resolution as a special resolution:

        That the Company is generally and unconditionally authorised to make market purchases (within the meaning of Section 163 of the Companies Act 1985) of ordinary shares of 25p each in the capital of the Company (ordinary shares) on such terms and in such manner as the directors of the Company may from time to time determine, provided that:

  (a)
  the maximum number of ordinary shares that may be purchased under this authority is 20,000,000 (representing 10% of the Company's issued ordinary share capital);

  (b)
  the maximum price which may be paid for an ordinary share purchased under this authority is an amount equal to 105% of the average of the middle market prices shown in quotations for ordinary shares in the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which that ordinary share is purchased and the minimum price which may be paid is 25p per ordinary share (in each case exclusive of expenses and advance corporation tax (if any) payable by the Company);

  (c)
  unless previously renewed, varied or revoked this authority will expire at the conclusion of the next annual general meeting of the Company or, if earlier, 13 December 2005;

  (d)
  the Company may make a contract or contracts to purchase ordinary shares under this authority before its expiry which will or may be executed in whole or partly after expiry of this authority. (Resolution 10)

11.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That in accordance with Section 347 of the Companies Act 1985 (the Act), the Company is authorised:

  (a)
  to make donations to EU political organisations, as defined in the Act, not exceeding £50,000 per annum in total; and

  (b)
  to incur EU political expenditure, as defined in the Act, not exceeding £50,000 per annum in total,

        during the period of four years beginning with the date of this resolution. (Resolution 11)

12.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That in accordance with Section 347 of the Companies Act 1985 (the Act), Marconi Communications Limited, being a wholly owned subsidiary of the Company, is authorised:

  (a)
  to make donations to EU political organisations, as defined in the Act, not exceeding £50,000 per annum in total; and

  (b)
  to incur EU political expenditure, as defined in the Act, not exceeding £50,000 per annum in total,

        during the period of four years beginning with the date of this resolution. (Resolution 12)

13.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That in accordance with Section 347 of the Companies Act 1985 (the Act), Albany Partnership Limited, being a wholly owned subsidiary of the Company, is authorised:

  (a)
  to make donations to EU political organisations, as defined in the Act, not exceeding £50,000 per annum in total; and

  (b)
  to incur EU political expenditure, as defined in the Act, not exceeding £50,000 per annum in total,

        during the period of four years beginning with the date of this resolution. (Resolution 13)

14.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That in accordance with Section 347 of the Companies Act 1985 (the Act), Marconi Communications GmbH, being a wholly owned subsidiary of the Company, is authorised:

  (a)
  to make donations to EU political organisations, as defined in the Act, not exceeding £50,000 per annum in total; and

  (b)
  to incur EU political expenditure, as defined in the Act, not exceeding £50,000 per annum in total,

        during the period of four years beginning with the date of this resolution. (Resolution 14)

15.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That in accordance with Section 347 of the Companies Act 1985 (the Act), Marconi Montage & Inbetriebnahme GmbH, being a wholly owned subsidiary of the Company, is authorised:

  (a)
  to make donations to EU political organisations, as defined in the Act, not exceeding £50,000 per annum in total; and

  (b)
  to incur EU political expenditure, as defined in the Act, not exceeding £50,000 per annum in total,

        during the period of four years beginning with the date of this resolution. (Resolution 15)

16.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That in accordance with Section 347 of the Companies Act 1985 (the Act), Marconi Communications SpA, being a wholly owned subsidiary of the Company, is authorised:

  (a)
  to make donations to EU political organisations, as defined in the Act, not exceeding £50,000 per annum in total; and

  (b)
  to incur EU political expenditure, as defined in the Act, not exceeding £50,000 per annum in total,

        during the period of four years beginning with the date of this resolution. (Resolution 16)

17.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That in accordance with Section 347 of the Companies Act 1985 (the Act), Marconi Sud SpA, being a wholly owned subsidiary of the Company, is authorised:

  (a)
  to make donations to EU political organisations, as defined in the Act, not exceeding £50,000 per annum in total; and

  (b)
  to incur EU political expenditure, as defined in the Act, not exceeding £50,000 per annum in total,

        during the period of four years beginning with the date of this resolution. (Resolution 17)

18.
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

        That:

  (a)
  the Marconi Sharesave Plan ("the Sharesave Plan"), a summary of which is contained in the Appendix to the Chairman's letter dated 9 June 2004 and the draft rules of which are produced to the meeting and initialled by the Chairman of the meeting for the purposes of identification, be and is hereby approved and adopted (subject to any amendments required by the Inland Revenue in order to obtain approval to the Sharesave Plan under the Income Tax (Earnings and Pensions) Act 2003);

  (b)
  the directors of the Company be and are hereby authorised to do all acts and things which they may consider necessary or expedient for the purposes of implementing and giving effect to the Sharesave Plan; and

  (c)
  the directors of the Company be and are hereby authorised to establish further share plans based on the Sharesave Plan for the benefit of employees of the Company or its subsidiaries (as defined in the Companies Act 1985) resident outside the United Kingdom modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any ordinary shares made available under such further plans must be treated as counting against any individual or overall limits contained in the Sharesave Plan.

By Order of the Board
Marconi Corporation plc

M A Skelly
Company Secretary
New Century Park, PO Box 53
Coventry CV3 1HJ

9 June 2004

Notes

1.
For the purposes of regulation 41 of the Uncertificated Securities Regulations 2001 the Members entitled to attend and vote at the Meeting shall be those entered in the Company's Register of Members at 11.00am on 11 September 2004. Any subsequent changes to the Register shall be disregarded in determining the rights of any person to attend and/or vote at the Meeting.

2.
A Member entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and, on a poll, to vote instead of him. A proxy need not be a Member. The enclosed form of proxy should be lodged with the Registrars not less than 48 hours before the time of the Meeting. The lodging of a proxy form will not preclude a member from subsequently attending and voting at the Meeting in person, in which case any votes of the proxy will be superseded. The form of proxy includes boxes for completion by shareholders who wish to withhold their votes.

3.
The vote on resolution 2 is an advisory vote and arises from the Directors' Remuneration Report Regulations 2002.

4.
Mr McWilliams, Mr Binning and Mr Hickson were appointed to the Board since the date of the last annual general meeting and are required by the articles of association of the Company to be subject to reappointment at the general meeting next following. Their biographies are to be found on page 27.

5.
Copies of the directors' service contracts, the register of directors' share interests and the rules of the Sharesave Plan will be available for inspection at the Registered Office of the Company during normal business hours on any weekday (except Saturday and public holidays) and at Merchant Taylors' Hall, 30 Threadneedle Street, London from one hour prior to and during the Meeting. Copies of the rules of the Sharesave Plan will also be available at the offices of Allen & Overy LLP, One New Change, London EC4M 9QQ during normal business hours on any weekday (except Saturday and any public holidays).

6.
Coffee and tea will be served from 10.00am to 10.55am and after the conclusion of the Meeting.

GLOSSARY OF TERMS

3G (Third Generation)	third-generation protocols in mobile telephony that support the much higher data rates needed for broadband and bandwidth-hungry applications such as full-motion video, videoconferencing and full internet access.
Access Networks	our Fixed Wireless Access, Access Hub and narrowband access product activities.
APAC	Asia Pacific.
ASTN (Automatic Switched Transport Network)	a technology that uses the GMPLS signalling protocol to set-up and monitor edge-to-edge transport connections and restore faults automatically.
ATM (Asynchronous Transfer Mode)	a transfer mode in which the information is organised into fixed-length cells instead of variably length packets.
AXH (Access Hub)	our Access Hub platform.
AXR (Access Radio)	our Access Radio platform.
BBRS	our Broadband Routing and Switching business.
BXR-48000 (Broadband Switch Router)	our high-end switch-router platform.
CALA	Central and Latin America.
CDMA (Code Division Multiple Access)	a form of wireless multiplexing, in which data can be sent over multiple frequencies simultaneously, optimizing the use of available bandwidth.
Combined Code	the Combined Code on Corporate Governance appended to the Listing Rules.
(the) Company	Marconi Corporation plc.
Core	the designation given to the central portion of a network where all types of traffic come together in order to be transmitted to their intended destinations.
CWDM (Coarse Wave Division Multiplexing)	a type of multiplexing that uses lasers to overlay optical light channels in a pipe.
DSL (Digital Subscriber Line)	a high speed method to move data over a phone line.
DWDM (Dense Wave Division Multiplexing)	a type of multiplexing that uses up to 160 different colours (also known as lambdas or channels) to provide high-capacity bandwidth across an optical fibre network.
Easynet	Easynet Group plc.
Edge	the designation given to the outer limits of a network where end users typically enter the network in order to gain access to services and information.
EMEA	Europe, the Middle East and Africa.
Ethernet line cards	a type of line card used in optical switches that allows traffic and services to be passed to end users via an Ethernet connection.
ETSI (European Telecommunications Standard Institute)	an independent, non-profit organisation, whose mission is to produce telecommunications standards for today and for the future.
FTTC (Fibre to the Curb) or FTTH (Fibre to the Home)	the installation and use of optical fibre cable directly to the curbs near homes or any business environment as a replacement for "plain old telephone service" (POTS).
GMPLS (Generalised Multiprotocol Label Switching)	a proposed industry standard to simplify the creation and management of IP services over optical networks.
(the) Group	the Company together with its subsidiary undertakings.
GSM (Global System for Mobile communications)
the de facto 2G wireless telephone standard in Europe. It was designed to support voice, data, text messaging and cross-border roaming. GSM is a time division multiplex (TDM) system, implemented on 900, 1800 and 1900 MHz frequency bands.
Hiper Access	an ETSI wireless standard for broadband wireless access.
IC&M	our Installation, Commissioning and Maintenance business.

IP (Internet Protocol)	a connectionless, best-effort packet switching protocol that offers a common layer over dissimilar networks.
Junior Notes	the guaranteed junior secured notes due 2008 issued by the Company as a part of the Restructuring.
LAN (Local Area Network)	a data network intended to serve an area of only a few square kilometres or less.
LIBOR	the London Inter-bank Offered Rate.
Listing Rules	the Listing Rules issued in the UK by the Financial Services Authority.
M (2003) plc	the company formerly known as Marconi plc, that was the ultimate parent company of the Marconi Group until the effective date of the Restructuring.
MAN (Metropolitan Area Network)	a network designed to carry data over an area larger than a campus, such as an entire city and its outlying area.
MDMS (Marconi Digital Multipoint System)	our broadband radio access platform delivering toll-quality voice, leased lines and Ethernet-based data traffic to multi-dwelling, small and medium enterprises.
MDRS (Marconi Digital Radio System)	our point-to-point wireless system for short-haul or long-haul access, feeder and backhaul applications operating over a frequency range of 4 to 38 GHz.
Metro	a network designed to carry data over an area larger than a campus, such as an entire city and its outlying area.
MPLS (Multiple Protocol Label Switching)	a way of making the best of IP and ATM technologies into one to create multiservice networks that carry any type of traffic.
NA	North America.
NAA	our North American Access business, which was sold in February 2004.
NARF	our North American Ring Fence businesses, mainly comprising the equipment and services activities of our three US-based businesses; BBRS, OPP and NAA.
Network Equipment	our network equipment businesses, mainly comprising Optical Networks, BBRS, Access Networks, OPP and Other Network Equipment.
Network Services	our network services businesses, mainly comprising our IC&M and VAS businesses.
Non-NARF	our non-North American Ring Fenced businesses, mainly comprising our European and Rest of the World based businesses; Optical Networks, Access Networks, Other Network Equipment and Network Services.
Notes	the Junior Notes and the Senior Notes together, unless the context dictates otherwise.
OCS (Optical Core Switch)	the generic industry designation that we use to describe our family of Core optical switches.
OPP	our Outside Plant and Power business.
Optical Networks	our SDH and DWDM transmission equipment, and our network management systems business.
OTN (Optical Transport Network)	a series of proposed industry standards to boost network bandwidth by building more network functionality into Optical Networks.
PBX (Private Branch Exchange)	a private telephone exchange that transmits calls internally and to and from the public telephone network.
PSTN (Public Switched Telephone Network)	the international telephone system based on copper wires carrying analog voice data.
Restructuring, financial restructuring	the financial restructuring of the Group that took effect on 19 May 2003 pursuant to Schemes of Arrangement of the Company and M (2003) plc.

SDH (Synchronous Digital Hierarchy)	a transport technology using optical signals. Using a mesh/ring network topology, SDH transmits data using a point-to-point method that ensures reliability if a link is broken.
Senior Notes	the guaranteed senior secured notes due 2008 issued by the Company as a part of the Restructuring.
ServiceOn	our portfolio of carrier-class, open-standard network management products.
SIP (Session Initiation Protocol)	an open standard for establishing and managing multiparty, mixed-media communications sessions over converged networks.
Softswitch	software-based, carrier-class servers that control voice phone calls across circuit- and packet-switched networks. The attraction softswitches hold is that they cost about a tenth of regular local phone switches, take up much less space, and have open interfaces that enable third-party vendors to write complex services to the switches' control. They also enable completion of calls between circuit-switched and packet networks, enabling carriers to use a single network for voice and data traffic.
SoftSwitch	our softswitch product.
Strategic Communications	our Strategic Communications business, which was sold in August 2002.
STRGL	our consolidated statement of total recognised gains and losses.
TDM (Time Division Multiplexing)	a method of traditional digital multiplexing in which a signal occupies a fixed, repetitive time slot within a higher-rate signal.
UK GAAP	generally accepted accounting principles applicable in the UK, including Financial Reporting Standards and Statements of Standard Accounting Practice issued by the Accounting Standards Board, consistently applied and as in effect from time to time.
US GAAP	generally accepted accounting principles applicable in the US.
VAS	our Value Added Services business.
VDSL (Very high bit rate Digital Subscriber Line)	a DSL-based transmission method that sends data in the 13 Mbps—55 Mbps range over short distances, usually between 1,000 and 4,500 feet (300—1,500 metres), of twisted pair copper wire. The shorter the distance, the faster the connection rate.
ViPr (Virtual Presence)	our desktop video telephony platform that offers multi-party videoconferencing over IP networks.
VoIP (Voice over Internet Protocol)	a means to transport voice, video and data over a packet wide-area IP network. This does not mean using the public internet.
Data is broken into packets and may be transported using different routes to be assembled into their correct order at the receiving end.
VPN (Virtual Private Network)	a private voice communications network built on public switching and transport facilities rather than dedicated leased facilities such as T1.
VTOA (Voice & Telephony Over ATM)	a single, integrated infrastructure that can manage and deliver all types of subscriber signals (audio, data, voice, and video) as well as switched and dedicated services reliably and efficiently.
WiMAX (Worldwide Interoperability for Microwave Access)	the industry standard that defines point-to-point broadband wireless access.
xDSL (x Digital Subscriber Line)	a generic way to refer to all the different variations of DSL which can include symmetrical, asymmetrical, DSL Lite, etc.

        THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you should consult a person authorised under the Financial Services and Markets Act 2000 specialising in advising on transactions of this kind.

        If you have sold or otherwise transferred all of your shares in Marconi Corporation plc, please send this letter at once to the purchaser or transferee or to the stockbroker, bank or other agent, through whom the sale was effected, for onward transmission to the purchaser or transferee.

Marconi Corporation plc
New Century Park
Coventry
CV3 1HJ
United Kingdom

9 June 2004

To the holders of ordinary shares in Marconi Corporation plc

Dear Shareholder

Adoption of the Marconi Employee Sharesave Plan

        At the Annual General Meeting, the notice for which is set out on pages 91 to 93 of the 2003-04 Annual Report and Accounts (the "Notice"), shareholders' approval is being sought for the introduction of a new employee sharesave plan, the Marconi Sharesave Plan (the "Sharesave Plan"). The Board wishes to introduce the Sharesave Plan to allow employees to share in any future growth and success of the Company.

        The Board is very keen to motivate all employees to increase shareholder value and is aware of the benefits that a plan such as the Sharesave Plan can bring to a company in this respect. The Board wishes to harness this potential, to increase shareholder value, to the benefit of all. At the time of the financial restructuring the Company made clear its intention to introduce an employee sharesave plan as soon as it felt that it was appropriate to do so.

        The Sharesave Plan is an all-employee plan that will take, in the UK, the form of an Inland Revenue approved sharesave plan, under which all qualifying employees will be eligible to participate. Under the rules of the Sharesave Plan participants can be granted options to acquire shares in the Company in the future, usually three or five years after the date of grant. The exercise price of the options can be discounted by up to 20% of the market value of the shares at the date of grant. Options are exercised using the proceeds of a related savings contract, which includes a bonus paid by the savings provider at the end of the savings period.

        If the Sharesave Plan is approved, the Board will also be authorised to establish further plans based on it for the benefit of employees resident outside the UK with appropriate modifications to take account of local tax, exchange control or securities laws.

        Further details on the Sharesave Plan are set out in the Appendix to this letter.

Dilution Limits

        At the time of the financial restructuring the number of unissued shares that could be committed under the Company's share plans, adopted at that time, in the 5 years following their first operation was 9% of the Company's issued share capital under the Marconi Corporation plc Senior Management Share Option Plan and 5% under the Marconi Corporation plc Employee Share Option Plan (the "Employee Plan"). 2% of the issued share capital remains available under the Employee Plan.

        In order to allow the operation of the Sharesave Plan in a meaningful way it is proposed that the number of unissued shares available to be allocated under the Sharesave Plan (and any overseas plans established which are based on the Sharesave Plan) should be a further 5% of the Company's issued share capital, over the ten-year life of the plan. Under the rules of the Sharesave Plan, shares will be treated as allocated when options to acquire them are granted. Any options which lapse, by reason of non-exercise or otherwise, will cease to count toward this limit.

Recommendation

        Your directors believe that the proposal to introduce the Sharesave Plan is in the best interests of the Company and its shareholders and unanimously recommend that you vote in favour of the resolution to approve it (Resolution 18) at this year's Annual General Meeting, further details of which are set out in the Notice.

Documents available for inspection

        A copy of the rules of the Sharesave Plan will be available for inspection at the Company's registered office and at the offices of Allen & Overy LLP, One New Change, London, EC4M 9QQ on weekdays (Saturdays and public holidays excepted) from the date of this letter until the date of the Annual General Meeting, and at the venue for the Annual General Meeting from one hour prior to, and until the conclusion of, the Meeting.

Yours sincerely

John Devaney
Chairman

Registered in England No. 67307
Registered Office: New Century Park, PO Box 53,
Coventry, CV3 1HJ

Appendix

The Marconi Sharesave Plan (the "Sharesave Plan")

General

        Under the rules of the Sharesave Plan, employees can be granted an option to acquire ordinary shares in the Company at a price per share determined shortly before invitations to apply for the options are issued and over the number of shares that can be acquired using the proceeds of a related savings contract. The option price may be set at a discount of up to 20% of the market value of the ordinary shares at the time of grant. Employees are required to save monthly through a contractual savings arrangement over a period of either three or five years. A tax-free bonus is payable on completion of the relevant savings contract. At the end of the savings period the employee may either exercise the option using the savings contributions and bonus for a period of six months or have the savings and bonus repaid. Employees who save for a period of five years may leave their savings with the savings carrier for a further two years, at which point an enhanced bonus is payable.

Eligibility

        All eligible employees of the Company and participating subsidiaries (the "Group") who have been employed for a minimum period (not exceeding five years) are entitled to participate in the Sharesave Plan. All employees eligible to participate must do so on similar terms, although that entitlement may vary by reference to levels of remuneration, length of service or any similar factors.

Employee contributions

        The maximum amount an employee may save monthly over the three-year or five-year period is £250 per month. The Board can impose a lower savings limit.

Shares available

        No options may be granted under the Sharesave Plan if, as a result, the aggregate number of ordinary shares issued and issuable pursuant to options granted under the Sharesave Plan, would in any ten year period, exceed 5% of the Company's issued share capital from time to time.

Leavers

        If an employee ceases to be an employee of the Group the option will lapse unless certain circumstances apply, for example, if employment ceases due to death, injury, disability, redundancy, retirement or following a change in control of the employing company or transfer of the employing business or a takeover or winding up of the Company, he/she may exercise his/her option within six months.

Exchange of options

        If there is a change of control of the Company following a general offer to acquire the whole of the issued share capital of the Company or following a compromise or arrangement, optionholders may, with the agreement of the acquiring company, be given the opportunity to exchange their option for an option over shares in that acquiring company or another company connected with the acquiring company whose shares satisfy the provisions of the legislation regulating the Sharesave Plan.

Adjustments of options

        Subject to the approval of the Inland Revenue, if there is a capitalisation, a rights issue, a consolidation, a subdivision, a reduction or any other variation in the share capital of the Company, the Board may make the adjustments it considers appropriate to the number of ordinary shares under option, and the option price, to maintain optionholders' entitlements.

General provisions

        Options are personal to optionholders and, except on the death of an optionholder, cannot be assigned or transferred.

        The rules of the Sharesave Plan can be amended at any time by the Board. However, no amendment to the advantage of optionholders can be made without the prior approval of the Company's shareholders in general meeting if the amendment relates to the provisions in the rules relating to:

  •
  who can participate;

  •
  the limits on the number of ordinary shares that can be acquired under the Sharesave Plan in total and/or by each optionholder;

  •
  the basis for determining an optionholder's entitlement to ordinary shares and the terms on which ordinary shares can be acquired under the Sharesave Plan; and

  •
  any adjustment in the event of a variation in the share capital of the Company,

        unless the amendment is necessary or desirable in order to obtain or maintain Inland Revenue approval of the Sharesave Plan, or is minor to benefit the administration of the Sharesave Plan, or in certain other similar circumstances.

        Additional schedules to the rules of the Sharesave Plan can be adopted by the Board to operate the Sharesave Plan efficiently in overseas countries. Any unissued shares allocated under such schedules will count towards the overall limit on ordinary shares available under the Sharesave Plan as set out above.

        While the Sharesave Plan is intended to remain approved by the Inland Revenue, no amendment to a key feature of the Sharesave Plan may be made without the Inland Revenue's prior approval.

        No options can be granted more than ten years after the date on which shareholders authorise the adoption of the Sharesave Plan.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCONI CORPORATION PLC
By:	M SKELLY
Name:	M Skelly
Title:	Company Secretary

Date: June18 2004

QuickLinks

  KEY FINANCIALS
CHAIRMAN'S STATEMENT The first year since the completion of the Group's financial restructuring has been a year of progress.
CHIEF EXECUTIVE'S REVIEW In the last 12 months, we have made significant progress across all aspects of our operational performance and have taken some significant steps towards stability and future growth.
  OPERATING AND FINANCIAL REVIEW
  OPERATING REVIEW
  REVIEW OF CONTINUING OPERATIONS
  OTHER FINANCIAL ITEMS—GROUP BASIS ONLY
  RETURNS TO SHAREHOLDERS
  FINANCIAL REVIEW
  LIQUIDITY AND CAPITAL RESOURCES
  APPLICATION OF CRITICAL ACCOUNTING POLICIES
  GROUP FINANCIAL MANAGEMENT
  STATEMENT OF COMPLIANCE
MARCONI PEOPLE
  TECHNOLOGY OVERVIEW
  DIRECTORS
  CORPORATE GOVERNANCE
  DIRECTORS' REPORT
  REPORT TO SHAREHOLDERS BY THE BOARD ON DIRECTORS' REMUNERATION
  CORPORATE SOCIAL RESPONSIBILITY
  STATEMENT OF DIRECTORS' RESPONSIBILITIES
  INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF MARCONI CORPORATION PLC
CONSOLIDATED PROFIT AND LOSS ACCOUNT For the year ended 31 March
BALANCE SHEETS As at 31 March
CONSOLIDATED CASH FLOW STATEMENT For the year ended 31 March
RECONCILIATION OF NET CASH FLOW MOVEMENTS IN NET MONETARY FUNDS/(DEBT) For the year ended 31 March
CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES For the year ended 31 March
RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' INTERESTS For the year ended 31 March
NOTES TO THE ACCOUNTS
STATISTICAL INFORMATION 2000 TO 2004 Year ended 31 March
  INFORMATION FOR SHAREHOLDERS
  SHAREHOLDER SERVICES
  NOTICE OF MEETING
  GLOSSARY OF TERMS
SIGNATURE